LEASE AGREEMENT BETWEEN

UNION MESA 1, LLC,

AS LANDLORD, AND

WAGEWORKS, INC.,

AS TENANT

DATED JUNE 11, 2019

NE CORNER OF N. RIVERVIEW & CUBS WAY
MESA, ARIZONA 85201

BASIC LEASE INFORMATION

Lease Date:	June 11, 2019
Landlord:	**UNION MESA 1, LLC**, a Delaware limited liability company
Tenant:	**WAGEWORKS, INC.**, a Delaware corporation
Premises:	The entire 3rd and 4th floors and a portion of the 1st floor, containing in the aggregate not less than 150,000 rentable square feet, in the building to be constructed and to be commonly known as Union – Building A (the "**Building**"), and located on the northeast corner of North Riverview and Cubs Way. The land on which the Project is located (the "**Land**") is described on Exhibit A. The term "**Project**" shall collectively refer to the Building, the Land and the driveways, parking facilities, and similar improvements and easements associated with the foregoing or the operations thereof.
Term:	131 full calendar months, plus any partial month from the Commencement Date to the end of the month in which the Commencement Date falls, starting on the Commencement Date and ending at 5:00 p.m. local time on the last day of the 131st full calendar month following the Commencement Date, subject to adjustment and earlier termination as provided in the Lease.
Commencement Date:	The earlier of (a) the date on which Tenant occupies any portion of the Premises and begins conducting business therein, or (b) 150 days after the Access Delivery Date (as defined in Exhibit C-2) to Tenant; provided that the time period in clause (b) of the foregoing is subject to extension as more particularly described in Exhibit C-2 of this Lease and by any Landlord Delay Days.
Basic Rent:	Subject to the abatement of Basic Rent provided below, Basic Rent shall be an annual rate of $38.00 per rentable square foot in the Premises and, beginning on the first anniversary of the Commencement Date, shall increase by $0.75 per rentable square foot on each anniversary of the Commencement Date. Together with each monthly installment of Rent, Tenant shall also pay to Landlord all sales or use taxes, transaction privilege taxes or excise taxes imposed or levied against the Rent or any other payment required to be made by Tenant by any governmental authority having jurisdiction thereof. Basic Rent and Additional Rent shall be abated during the first eleven months of the Term, e.g., if the Commencement Date is July 15, 2020, Basic Rent and Additional Rent shall be abated until June 14, 2021. Commencing with the first day after the end of the abatement period referred to above, Tenant shall make Basic Rent and Additional Rent payments for any remaining partial calendar month and on the first day of the first full calendar month thereafter shall make Basic Rent and Additional Rent payments as otherwise provided in this Lease. Notwithstanding such abatement of Basic Rent and Additional Rent (a) all other sums due under this Lease, including after-hours HVAC charges, etc., shall be payable as provided in this Lease, and (b) any increases in Basic Rent set forth in this Lease shall occur on the dates scheduled therefor.
Security Deposit:	None.
Additional Rent:	Tenant's Proportionate Share of Excess Operating Costs.
Rent:	Basic Rent, Additional Rent, and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.
Permitted Use:	General office and customer care center use and uses reasonably ancillary thereto consistent with ancillary uses in Comparable Buildings (defined below), but for no other purpose, in any case in compliance with Section 9 of the Lease.

Tenant's Proportionate Share:	The percentage obtained by dividing (a) the number of rentable square feet in the Premises from time to time by (b) the number of rentable square feet in the Building. However, Tenant's Proportionate Share is subject to adjustment as provided in Section 4.2.6 of this Lease. The number of rentable square feet in the Premises and the Building shall be calculated by Landlord's architect using the most recent Standard Method for Measuring Floor Area in Office Buildings, issued by the Building Owners and Management Association ("**BOMA Measurement Standard**"). Subject to Tenant's right to verify the calculations of Landlord's architect as set forth below, Landlord shall have the right to use the architect's most recent calculations of the number of rentable square feet in the Premises and the Building from time to time so long as such calculations are consistent with the BOMA Measurement Standard. Tenant shall have the right, within thirty (30) days following the determination of such measurements by Landlord's architect, to have Tenant's architect verify Landlord's BOMA measurements of rentable square feet, and, if (i) the calculations by Tenant's architect vary by more than 2% from those of Landlord's architect and (ii) Landlord and Tenant are unable to resolve the discrepancy by mediation within thirty (30) days following Landlord's receipt of Tenant's architect's determination, then, at the election of Landlord or Tenant, the parties shall proceed to resolution by the selection of a BOMA certified arbitrator acceptable to both parties (or, if Landlord and Tenant cannot agree on such BOMA certified arbitrator, each shall name a third party arbitrator and those two arbitrators shall select an independent arbitrator, which three arbitrators shall reach agreement by majority decision) to resolve the dispute. Within ten business days following the determination of such measurements, either by Landlord's and Tenant's mutual agreement or by arbitration as set forth above, the parties shall execute an amendment to this Lease in the form of Exhibit J attached hereto establishing the number of rentable square feet in the Premises and the Building, Tenant's Proportionate Share and the Basic Rent payable during the Term.
Expense Stop:	$8.00 per rentable square foot.
Tenant's Address:	For all Notices: WageWorks, Inc. 1100 Park Place, 4th Floor San Mateo, CA 94403 Attention: General Counsel
Landlord's Address:	For all Notices: Union Mesa 1, LLC c/o Lincoln Property Company Commercial, Inc. 3131 East Camelback Road, Suite 318 Phoenix, AZ 85016 Attention: Property Manager – Union With a copy to: Union Mesa 1, LLC c/o Goldman Sachs Realty Management Division 2001 Ross Ave., Suite 2800 Dallas, TX 75201 Attention: Asset Manager – Union and Union Mesa 1, LLC c/o Goldman Sachs Realty Management Division 2001 Ross Ave., Suite 2800 Dallas, TX 75201 Attention: Legal Department and Union Mesa 1, LLC c/o Lincoln Property Company Commercial, Inc. 3131 E. Camelback Road, Suite 318 Phoenix, AZ 85016 Attention: David Krumwiede

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

TABLE OF CONTENTS

Page No.

LIST OF DEFINED TERMS

Page No.

LEASE

This Lease Agreement (this "**Lease**") is entered into as of the Lease Date between Landlord and Tenant (as each such term is defined in the Basic Lease Information).

1. **Definitions and Basic Provisions**. The definitions and basic provisions set forth in the Basic Lease Information (the "**Basic Lease Information**") are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: "**Affiliate**" means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; "**Building's Structure**" means the Building's roof and roof membrane, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, structural columns and beams, and curtain walls; "**Building's Systems**" means the Building's HVAC, life-safety, plumbing, electrical, mechanical and elevator systems which were not constructed by any Tenant Party; "**Building Hours**" means between 7:00 a.m. and 6:00 p.m. on weekdays and between 8:00 a.m. and 1:00 p.m. on Saturdays (in each case other than Holidays); "**Comparable Buildings**" means comparable age Class A office buildings in the Mesa, Arizona market; "**including**" means including, without limitation; "**Laws**" means all federal, state and local laws, ordinances, building codes and standards, rules and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, and all restrictive covenants and other matters of record affecting the Project from time to time, and "**Law**" means any of the foregoing; "**Tenant's Off-Premises Equipment**" means any of Tenant's equipment or other property that may be located on or about the Project (other than inside the Premises); and "**Tenant Party**" means any of the following persons: Tenant; any assignees claiming by, through or under Tenant; any subtenants claiming by, through or under Tenant; and any of their respective agents, contractors, officers, employees, licensees, guests and invitees. For purposes of this Lease, the term "**Holidays**" means New Year's Day, Martin Luther King Day, Easter Day, Presidents' Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

2. **Lease Grant**. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises. Additionally, subject to the terms of this Lease and Landlord's rules and regulations therefor, Tenant and its employees and invitees shall have the non-exclusive use of all common areas to the extent designated by Landlord from time to time for the common use of all tenants of the Project. Landlord will not voluntarily modify, reconfigure or alter the entrance or exit to the Building in a manner that would materially and adversely affect Tenant's access to the Premises.

3. **Tender of Possession**. Landlord shall use commercially reasonable efforts to achieve the Milestones as more fully described in Exhibit C-2. The penalties for Landlord's failure to meet the Milestones are set forth in Exhibit C-2 attached hereto. Following Landlord's Substantial Completion of Base Building Work, Landlord shall notify Tenant thereof in writing. Within ten days after either party's request therefor, the parties shall execute and deliver to each other a letter substantially in the form of Exhibit D hereto confirming (a) the Commencement Date and the expiration date of the initial Term, (b) that Tenant has accepted the Premises, and (c) that Landlord has performed all of its obligations with respect to the Premises; however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease. By commencing Tenant's Work in the Premises, Tenant shall be deemed to have accepted the Premises in their condition as of the date of such delivery, subject to Landlord's obligation to perform the Base Building Work. Entry into the Premises by any Tenant Party prior to the Commencement Date shall be subject to all of the provisions of this Lease excepting only those requiring the payment of Basic Rent and Additional Rent, and before Tenant may occupy the Premises to conduct business therein, Tenant shall, at its expense, obtain and deliver to Landlord a certificate of occupancy from the appropriate governmental authority for the Premises.

4. **Rent**.

4.1 **Payment**. Tenant shall timely pay to Landlord Rent, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association, or, at either party's election, by electronic or wire transfer, at Landlord's address provided for in this Lease or such other address as may be specified in writing by Landlord, and shall be accompanied by all applicable state and local sales or use taxes and transaction privilege taxes; provided, that following any default by Tenant, Landlord shall be permitted to require alternative methods of payment, in Landlord's sole discretion. The obligations

of Tenant to pay Rent to Landlord and the obligations of Landlord under this Lease are independent obligations. Basic Rent, adjusted as herein provided, shall be payable monthly in advance. The first monthly installment of Basic Rent (with respect to the first full calendar month of the Lease Term for which Basic Rent is due and payable without abatement) is due on January 30, 2020. Following the Commencement Date, Basic Rent shall be payable on the first day of each calendar month, subject to the abatement provisions in the Basic Lease Information. The monthly Basic Rent for any partial month of the Term shall equal the product of 1/365 of the annual Basic Rent in effect during the partial month and the number of days in the partial month, and such Basic Rent payment is due by Tenant on the Commencement Date. Tenant shall pay to Landlord monthly installments of Additional Rent in advance on the first day of each calendar month and otherwise on the same terms and conditions described above with respect to Basic Rent. Unless a shorter time period is specified in this Lease, all payments of miscellaneous Rent charges hereunder (that is, all Rent other than Basic Rent and Additional Rent) shall be due and payable within 30 days following Landlord's delivery to Tenant of an invoice therefor.

4.2 **Additional Rent**.

4.2.1 **Excess Operating Costs**. From and after the first anniversary of the Commencement Date, Tenant shall pay to Landlord Tenant's Proportionate Share of Excess Operating Costs. As used herein, "**Excess Operating Costs**" means any increases in Operating Costs (defined below) for each year and partial year of the Term over the Expense Stop for Operating Costs (per rentable square foot in the Project). Landlord may make a good faith estimate of Excess Operating Costs to be due by Tenant for any calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term after the first anniversary of the Commencement Date, Tenant shall pay to Landlord, in advance on the first day of each calendar month, an amount equal to Tenant's estimated Excess Operating Costs for such calendar year or part thereof divided by the number of months therein. From time to time, Landlord may estimate and re-estimate the Excess Operating Costs to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Excess Operating Costs payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of the Excess Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

4.2.2 **Operating Costs Defined**. The term "**Operating Costs**" means all costs, expenses, disbursements, and amounts of every kind and nature (subject to the limitations set forth below) that Landlord pays or accrues in connection with the ownership, management, operation, maintenance, security, repair, replacement, renovation, restoration or operation of the Building, the Project, or any portion thereof, or performing Landlord's obligations under this Lease, in each case, determined in accordance with sound accounting principles consistently applied, including the following costs: (a) wages and salaries of all on-site employees at or below the grade of senior building manager engaged in the operation, maintenance or security of the Project (together with Landlord's reasonable allocation of expenses of off-site employees at or below the grade of senior building manager who perform a portion of their services in connection with the operation, maintenance or security of the Project including accounting personnel), including taxes, insurance and benefits relating thereto; (b) all supplies, materials and computer software licenses used in the operation, maintenance, repair, replacement, and security of the Project; (c) costs for improvements made to the Project which, although capital in nature, are expected to reduce the normal operating costs (including all utility costs) of the Project, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment, as well as capital improvements made in order to comply with any Law promulgated by any governmental authority, or any amendment to or any interpretation hereafter rendered with respect to any existing Law that have the effect of changing the legal requirements applicable to the Project from those in effect as of the Access Delivery Date, or that relate to the safety or security of the Project, to maintain the Project in good order or condition, or that are required to obtain or maintain any certification under the U.S. Green Building Council's Leadership in Energy and Environmental Design, in each case amortized using a commercially reasonable rate of interest over the lesser of seven years or the useful economic life of such improvements as determined by Landlord in its reasonable discretion; (d) cost of all utilities, other than the cost of any metered or submetered utilities paid separately by tenants; (e) insurance expenses, including the cost of any

commercially reasonable deductibles; (f) repairs, replacements, and general maintenance of the Project; (g) fair market rental and other costs with respect to the management office not to exceed 2,500 rentable square feet (calculated by using same cost per rentable square foot as Tenant's Rent under this Lease), and any amenities such as any common use fitness facility and/or conference center for the Project; (h) service, maintenance and management contracts and fees (payable to Landlord, Landlord's affiliate or a third-party management company; provided that any costs paid to Landlord or Landlord's affiliate for management services shall exclude amounts paid in excess of the competitive rates for management services of comparable quality rendered by persons or entities of similar skill, competence and experience) for the operation, maintenance, management, repair, replacement, or security of the Project (including alarm service, window cleaning, janitorial, security, landscape maintenance and elevator maintenance); and (i) Taxes. Landlord shall have the right to allocate costs among different uses of space in the Project if Landlord reasonably determines the costs for operating, maintaining and repairing such different spaces differ from other spaces within the Project. Operating Costs for the multi-building complex of which the Building is a part (the "**related complex**"), may be prorated among the Project and the other buildings of the related complex, as reasonably determined by Landlord.

Operating Costs shall not include costs for (1) capital improvements made to the Project, other than capital improvements described in Section 4.2.2(c), Green CapEx and except for items which are generally considered maintenance and repair items, such as painting and wall covering of common areas, replacement of carpet or other floor coverings in elevator lobbies and common areas, and the like; (2) repair, replacements and general maintenance paid by proceeds of insurance, condemnation proceeds, warranties or by Tenant or other third parties; (3) interest, amortization or other payments on loans to Landlord or any basic rent under any ground leases; (4) depreciation; (5) leasing commissions; (6) legal expenses for services, other than those that benefit the Project tenants generally (e.g., negotiation of vendor contracts); (7) renovating or otherwise improving space for specific occupants of the Project or vacant leasable space in the Project, other than costs for repairs, maintenance and compliance with Laws provided or made available to the Project tenants generally; (8) federal income taxes imposed on or measured by the income of Landlord from the operation of the Project; (9) contributions to Operating Cost reserves for future fiscal years; (10) advertising, entertaining or promotion costs; (11) expenses for repairs or other work which is caused by fire, windstorm, casualty or any other insurable occurrence, excluding costs subject to Landlord's insurance deductible; (12) expenses incurred for any necessary replacement of any item to the extent that it is covered under warranty, and the cost of correcting defects in the construction of the Base Building Work for the longer of (A) the first 12 months following Substantial Completion of the Base Building Work, and (B) the duration of any warranty for the defective component of the Base Building Work; provided, however, that repairs resulting from ordinary wear and tear shall not be deemed to be defects; (13) accounting fees relating to the entity that is the Landlord under this Lease (but accounting costs for the operation, maintenance and management of the Building may be included); (14) fines and penalties relating to Landlord's violation of fire code or any other applicable law relating to the Building; (15) any costs incurred to test, survey, cleanup, contain, abate or remove any environmental or Hazardous Materials, including asbestos containing materials from the Building or any common areas pursuant to Laws existing and interpreted as of the Lease Date; (16) expenses for non-business related travel or any travel in excess of 30 miles, entertainment, gifts, dues, memberships, tuition, seminars, automobile allowances, charitable or political donations and management fees in any year shall not exceed an amount equal to three percent (3%) of the gross revenue received for that period; (17) any costs or expenses to purchase or acquire sculpture, paintings, or other works of art, including costs incurred with respect to the repair, and/or maintenance of such works of art in excess of $10,000.00 per year; (18) bad debt loss, rent loss, or reserve for bad debt or rent loss; (19) expenditures made more than eighteen (18) months prior to submission of demand other than capital expenditures permitted to be amortized pursuant to this Lease; and (20) management fees in excess of those permitted by Section 4.2.2(h) above.

4.2.3 **Taxes Defined**. "**Taxes**" means taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments and charges [including assessments and charges from any applicable property owner's association] under any restrictive covenant, declaration of covenants, restrictions and easements or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Project (or its operation), excluding, however, penalties and interest thereon and federal

and state taxes on income. However, if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents or revenues received therefrom or a franchise tax, margin tax, assessment, or charge based, in whole or in part, upon such rents or revenues for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term "Taxes" for purposes hereof. Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project, and all rights to receive notices of reappraisement.

4.2.4 **Reconciliation Statement**. By April 30 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Operating Costs for the previous year, in each case adjusted as provided in Section 4.2.5 (the "**Reconciliation Statement**"). The Reconciliation Statement shall specify Controllable Operating Costs and shall be reasonably itemized by category using the customary format used by Landlord's property management company. If Tenant's estimated payments of Excess Operating Costs under this Section 4.2 for the year covered by the Reconciliation Statement exceed Tenant's Proportionate Share of Excess Operating Costs as indicated in the Reconciliation Statement, then Landlord shall credit or reimburse Tenant for such excess within 30 days; likewise, if Tenant's estimated payments of Excess Operating Costs under this Section 4.2 for such year are less than Tenant's Proportionate Share of Excess Operating Costs as indicated in the Reconciliation Statement, then Tenant shall pay Landlord such deficiency within 30 days of invoice from Landlord.

4.2.5 **Gross Up**. With respect to any calendar year or partial calendar year in which the Project is not occupied to the extent of 95% of the rentable area thereof, or Landlord is not supplying comparable services to 95% of the rentable area thereof, the Operating Costs for such period which vary with the occupancy of the Project or level of service shall, for the purposes hereof, be increased to the amount which would have been incurred had the Project been occupied to the extent of 95% of the rentable area thereof and Landlord had been supplying comparable services to 95% of the rentable area thereof.

4.2.6 **Cost Pools**. If Landlord is providing different types or quantity of services to different types of tenants in the Project (e.g., retail tenants versus office tenants), (a) Landlord may establish different cost pools for different tenant types and allocate various components of Additional Rent using Landlord's commercially reasonable discretion, and (b) notwithstanding any contrary provision herein, in calculating Tenant's Proportionate Share of certain items (or components thereof), the rentable area of the Project (as used in the calculation of Tenant's Proportionate Share) shall exclude, with regard to specific Operating Cost items, the rentable square feet of all other tenants in the Building who do not include such items within the calculation of such other tenant's share of Operating Costs because such other tenants are individually responsible for the item in question (e.g., if a retail tenant provides its own janitorial services and the cost of janitorial services is not part of such tenant's Operating Costs obligation, that tenant's rentable square feet shall be excluded from the rentable area of the Project in determining Tenant's Proportionate Share of janitorial costs).

4.2.7 **Operating Costs Cap**. For purposes of calculating Operating Costs under Section 4.2.7 during the initial Term, the maximum increase in the amount of Controllable Operating Costs (defined below) that may be included in calculating such Operating Costs for each calendar year after the first full calendar year following the Commencement Date, as adjusted by Landlord for a fully occupied building and without costs covered by warranties (the "**Cap Base Year**") shall be limited to 4% per calendar year on a cumulative, non-compounded basis; for example, the maximum amount of Controllable Operating Costs that may be included in the calculation of such Operating Costs for each calendar year after the Cap Base Year shall equal the product of the Cap Base Year Controllable Operating Costs and the following percentages for the following calendar years: 104% for the first calendar year following the Cap Base Year; 108% for the second calendar year following the Cap Base Year; 112% for the third calendar year following the Cap Base Year; 116% for the fourth calendar year following the Cap Base Year; etc. However, any increases in Operating Costs not recovered by Landlord due to the foregoing limitation shall be carried forward into succeeding calendar years during the Term (subject to the foregoing limitation) to the extent necessary until fully recouped by Landlord. "**Controllable Operating Costs**" means all Operating Costs which are within the reasonable control of Landlord; thus, excluding Taxes and all other taxes, insurance,

utilities, snow removal costs and other weather-related costs (including landscape maintenance costs, such as those resulting from infestation, storms, drought and other severe weather), costs incurred to comply with governmental requirements enacted after the Access Delivery Date, increased costs due to union or other collective bargaining negotiations, costs resulting from acts of force majeure, amortized costs of capital expenditures, management fees, and other costs beyond the reasonable control of Landlord.

4.2.8 **Tenant's Inspection Right**. Landlord shall maintain books and records of all Operating Costs and Taxes. Provided no Event of Default then exists, and provided that Tenant's Proportionate Share of Additional Rent for the period in question exceeds Expense Stop, after receiving an annual Reconciliation Statement and giving Landlord 30 days' prior written notice thereof, Tenant may inspect or audit Landlord's records relating to Additional Rent for the period of time covered by such Reconciliation Statement in accordance with the following provisions. If Tenant fails to object to the calculation of Additional Rent on an annual Reconciliation Statement within 90 days after the statement has been delivered to Tenant, or if Tenant fails to conclude its audit or inspection within 60 days after the statement has been delivered to Tenant, then Tenant shall have waived its right to object to the calculation of Additional Rent for the year in question and the calculation of Additional Rent set forth on such statement shall be final. Tenant's audit or inspection shall be conducted where Landlord maintains its books and records, shall not unreasonably interfere with the conduct of Landlord's business, and shall be conducted only during business hours reasonably designated by Landlord. Tenant shall pay the cost of such audit or inspection, including, after the first 16 hours of such audit or inspection, $150 per each additional hour of Landlord's or the building manager's employee time devoted to such inspection or audit to reimburse Landlord for its overhead costs allocable to the inspection or audit, unless the total Additional Rent for the period in question is determined to be overstated by more than 5% in the aggregate, and, as a result thereof, Tenant paid to Landlord more than the actual Additional Rent due for such period, in which case Landlord shall pay the audit cost (not to exceed the amount Tenant was overcharged for the period in question). Tenant may not conduct an inspection or have an audit performed more than once during any calendar year. Tenant or the accounting firm conducting such audit shall, at no charge to Landlord, submit its audit report in draft form to Landlord for Landlord's review and comment before the final approved audit report is submitted to Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report. If such inspection or audit reveals that an error was made in the Additional Rent previously charged to Tenant, then Landlord shall refund to Tenant any overpayment of any such costs, or Tenant shall pay to Landlord any underpayment of any such costs, as the case may be, within 30 days after notification thereof. Provided Landlord's accounting for Additional Rent is consistent with the terms of this Lease, Landlord's good faith judgment regarding the proper interpretation of this Lease and the proper accounting for Additional Rent shall be binding on Tenant in connection with any such audit or inspection. Tenant shall maintain the results of each such audit or inspection confidential and shall not be permitted to use any third party to perform such audit or inspection, other than an independent firm of certified public accountants (a) reasonably acceptable to Landlord, (b) which is not compensated on a contingency fee basis or in any other manner which is dependent upon the results of such audit or inspection (and Tenant shall deliver the fee agreement or other similar evidence of such fee arrangement to Landlord upon request), (c) which agrees with Landlord in writing to maintain the results of such audit or inspection confidential, and (d) which does not represent other tenants of the Project. Notwithstanding the foregoing, Tenant shall have no right to conduct an audit if Landlord furnishes to Tenant an audit report for the period of time in question prepared by an independent certified public accounting firm of recognized national standing (whether originally prepared for Landlord or another party). Nothing in this Section 4.2.8 shall be construed to limit, suspend or abate Tenant's obligation to pay Rent when due, including Additional Rent. Tenant hereby acknowledges that Tenant's sole right to audit Landlord's books and records and to contest the amount of Additional Rent payable by Tenant shall be as set forth in this Section 4.2.8, and Tenant hereby waives any and all other rights pursuant to applicable law to audit such books and records and/or to contest the amount of Additional Rent payable by Tenant. This provision shall survive the expiration or earlier termination of the Lease.

5. **Delinquent Payment; Handling Charges**. All past due payments required of Tenant hereunder shall bear interest from the third day following the date due until paid at the lesser of the Prime Rate plus five percent per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the "**Default Rate**"); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a late fee equal to the greater of (a) three percent of the delinquent payment, and (b) $100, to reimburse Landlord for its cost and

inconvenience incurred as a consequence of Tenant's delinquency. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful commercial rate of interest. Notwithstanding the foregoing, the late fee referenced above shall not be charged with respect to the first occurrence (but not any subsequent occurrence) during any 12-calendar month period that Tenant fails to make any payment of Additional Rent when due, until five days after Landlord delivers written notice of such delinquency to Tenant. Landlord and Tenant agree that the three percent late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of Tenant's delinquent payment.

6. **Security Deposit**. [Intentionally Deleted].

7. **Landlord's Obligations**.

7.1 **Services**. Landlord shall use commercially reasonable efforts to furnish to Tenant, in a manner consistent with the specifications below, or if there are no specifications below, then consistent with the operation of Comparable Buildings: (a) water at those points of supply provided for general use of tenants of the Building; (b) the equipment to provide heated and refrigerated air conditioning ("**HVAC**") as appropriate, in accordance with the specifications attached hereto as Exhibit C-1; (c) janitorial service to the Premises five days per week, other than Holidays, for Building-standard installations and such window washing as may from time to time be reasonably required in accordance with Landlord's janitorial specifications, the current version of which are set forth on Schedule 7.1 hereto; (d) elevators for ingress and egress to the floor on which the Premises are located, in common with other tenants, provided that Landlord may reasonably limit the number of operating elevators during non-business hours and Holidays; and (e) electrical current as set forth on Exhibit C-1 attached hereto. If Tenant desires janitorial service at other than after 6:00 p.m., or HVAC service at any time other than during Building Hours, then such services shall be supplied to Tenant upon the written request (or such other means as may be requested by Landlord, including, if applicable, request through an internet portal system) by Tenant delivered to Landlord's designated property manager before 3:00 p.m. on the business day preceding such extra usage, and Tenant shall pay to Landlord its then standard cost of such services without markup by Landlord (which shall not be included in Tenant's Proportionate Share of Operating Costs) within 30 days after Landlord has delivered to Tenant an invoice therefor. However, with respect to HVAC services on Saturdays, in order to conserve energy and reduce Operating Costs, Tenant shall notify Landlord if Tenant will not be utilizing HVAC services in the Premises on Saturdays by 3:00 p.m. on the immediately preceding business day. Tenant acknowledges that the cost components for providing after-hours HVAC service to the Premises are not separately metered; accordingly, Landlord's determination of after-hours HVAC charges is an estimate (without markup by Landlord) of the costs incurred by Landlord in providing such after-hours HVAC service to Tenant. The costs charged to Tenant for such after-hours service shall include Landlord's reasonable allocation of the costs for electricity, water, sewage, water treatment, labor, metering, filtering, equipment depreciation, and wear and tear and maintenance to provide such service.

7.2 **Excess Utility Use**. Landlord shall not be required to furnish electrical power for equipment that requires more than 110 volts or other equipment whose electrical energy consumption exceeds normal office usage. If Tenant's requirements for or consumption of electricity exceed the electricity to be provided by Landlord as described in Section 7.1, Landlord shall, at Tenant's expense, make reasonable efforts to supply such service through the then-existing feeders and risers serving the Building and the Premises, provided the additional use of such feeders and risers caused by Tenant's excess electrical requirements do not adversely affect Landlord's ability to provide reasonable electrical service to the balance of the Building (as determined by Landlord in the exercise of its reasonable discretion); and Tenant shall pay to Landlord the cost of such service within 30 days after Landlord has delivered to Tenant an invoice therefor. Landlord may determine the amount of such utility consumption by any verifiable method, including installation of a separate meter or monitor in the Premises installed, maintained, and read by Landlord, at Tenant's expense. Any equipment using more than average electricity or, except for common office equipment such as laptop and desktop computers, printers, and the like, that will operate beyond normal operating hours for the Building (such as supplemental HVAC systems exclusively serving the Premises) shall be metered by a separate meter installed at Tenant's expense. Tenant shall not install any electrical equipment requiring special wiring or requiring voltage in excess of 110 volts unless approved in advance by Landlord, which approval shall not be unreasonably withheld. Tenant shall not install any electrical equipment requiring voltage in excess of Building capacity unless approved in advance by Landlord, which approval may be withheld in Landlord's sole discretion. The use of electricity in the Premises shall not exceed the capacity of existing feeders and risers to or wiring in the Premises. Any risers or wiring required to meet Tenant's excess electrical requirements shall, upon Tenant's written request, be

installed by Landlord, at Tenant's cost, if, in Landlord's judgment, the same are necessary and shall not cause permanent damage to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses, adversely affect Landlord's ability to provide reasonable service to the balance of the Building, or interfere with or disturb other tenants of the Building. If Tenant (a) uses machines or equipment in the Premises or (b) operates within the Premises or any portion thereof (e.g., training rooms, conference rooms, computer rooms, server rooms, etc.) at a density, either of which (1) affects the temperature otherwise maintained by the air conditioning system or (2) otherwise overloads any utility, with prior written notice to Tenant, Landlord may install supplemental air conditioning units or other supplemental equipment in the Premises (and any necessary electrical submetering equipment and wiring), and the cost thereof, including the cost of design, installation, operation, use, and maintenance, in each case plus an administrative fee of 5% of such cost, shall be paid by Tenant to Landlord within 30 days after Landlord has delivered to Tenant an invoice therefor.

7.3 **Restoration of Services; Abatement**. Landlord shall use reasonable efforts to restore any service required of it under Section 7.1 that becomes unavailable; however, such unavailability shall not render Landlord liable for any damages caused thereby, be a constructive eviction of Tenant, constitute a breach of any implied warranty, or, except as provided in the next sentence, entitle Tenant to any abatement of Tenant's obligations hereunder. If, however, Tenant is prevented from using, and does not use, the Premises because of the unavailability of any such service for a period of three consecutive business days following Landlord's receipt from Tenant of a written notice regarding such unavailability, the restoration of which is within Landlord's reasonable control, and such unavailability was not caused by a Tenant Party, a governmental directive, or the failure of public utilities to furnish necessary services, then Tenant shall, as its exclusive remedy be entitled to a reasonable abatement of Basic Rent and Additional Rent for each consecutive day (after such three business day period) that Tenant is so prevented from using the Premises or a portion thereof, in the proportion that the rentable square feet of the portion of the Premises that Tenant is so prevented from using, and does not use, bears to the total rentable square feet of the Premises.

7.4 **Repair and Maintenance by Landlord**. Landlord shall maintain and repair, in a manner consistent with the operation of Comparable Buildings, the common areas of the Project, Building's Structure, the core portions of the Building's Systems, all corridors and restroom facilities (including those included within full floors of the Premises) the parking areas and other exterior areas of the Project, including driveways, alleys, landscape and grounds of the Project and utility lines in a good condition, consistent with the operation of Comparable Buildings, including maintenance, repair and replacement of the exterior of the Project (including painting), landscaping, sprinkler systems and any items normally associated with the foregoing. All costs in performing the work described in this Section shall be included in Operating Costs except to the extent excluded by Section 4.2. In no event shall Landlord be responsible for alterations to the Building's Structure required by applicable Law because of Tenant's use of the Premises or alterations or improvements to the Premises made by or for a Tenant Party (which alterations shall be made by Landlord at Tenant's sole cost and expense and on the same terms and conditions as Landlord performed repairs as described in Section 8.2 below). Notwithstanding anything to the contrary contained herein, Landlord shall, in its commercially-reasonable discretion, determine whether, and to the extent, repairs or replacements are the appropriate remedial action.

7.5 **Access**. Subject to the Building rules and regulations attached as Exhibit B hereto and the other provisions of this Lease (including Section 9 hereof), Tenant will be provided access to the Premises 24 hours per day, seven days per week.

8. **Improvements; Alterations; Repairs; Maintenance**.

8.1 **Improvements; Alterations**. Improvements to the Premises shall be installed at Tenant's expense only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall be governed by the provisions set forth in this Section 8.1. No alterations or physical additions in or to the Premises (including the installation of systems furniture or other equipment or personal property that affects or otherwise connects to the Building's Systems) may be made without Landlord's prior written consent, which shall not be unreasonably withheld or delayed; however, Landlord may withhold its consent in its sole discretion to any alteration or addition that would (a) adversely affect (which determination shall be made by Landlord in its commercially reasonable discretion) the Building's Structure or the Building's Systems (including the Project's restrooms or mechanical rooms), or (b) affect (which determination shall be made by Landlord in its sole and absolute discretion) the (1) exterior appearance of the Project, (2) appearance of the Project's common areas or

elevator lobby areas, (3) quiet enjoyment of other tenants or occupants of the Project, or (4) provision of services to other occupants of the Project. To the extent that Landlord grants Tenant the right to use areas within the Project, whether pursuant to the terms of this Lease or through plans and specifications subsequently approved by Landlord (and without implying that Landlord shall grant any such approvals), (A) in no event may Tenant use more than its Proportionate Share of the areas within the Building or utility capacity made available by Landlord for general tenant usage for Tenant's installations and operations in the Premises (including chilled water, electricity, telecommunications room space, electrical room space, plenum space and riser space), and (B) Tenant shall comply with the provisions of this Section with respect to all such items, including Tenant's Off-Premises Equipment. Tenant shall not paint or install lighting, window coverings or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord's sole and absolute discretion. Notwithstanding the foregoing, but subject to Section 8.2 below with respect to the Visible Premises, Tenant shall not be required to obtain Landlord's consent for repainting, recarpeting, or other alterations, tenant improvements, or physical additions to the Premises which are cosmetic in nature totaling less than $100,000 in any single instance or series of related alterations performed within a six-month period (provided that Tenant shall not perform any improvements, alterations or additions to the Premises in stages as a means to subvert this provision), in each case provided that (i) Tenant delivers to Landlord written notice thereof, a list of contractors and subcontractors to perform the work (and certificates of insurance for each such party) and any plans and specifications therefor prior to commencing any such alterations, additions, or improvements (for informational purposes only so long as no consent is required by Landlord as required by this Lease), (ii) the installation thereof does not require the issuance of any building permit or other governmental approval, or involve any core drilling or the configuration or location of any exterior or interior walls of the Building, and (iii) such alterations, additions and improvements will not affect (a) the Building's Structure or the Building's Systems, (b) the provision of services to other Building tenants, or (c) the appearance of the Building's common areas or the exterior of the Building. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord's consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord's acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance. Landlord and Tenant hereby acknowledge and agree that all alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises (excluding Tenant's removable trade fixtures, furniture or non-affixed office equipment), from time to time, shall be at the sole cost of Tenant and shall be and become part of the Premises and the property of Landlord (subject to the provisions of Section 21).

8.2 **Repair and Maintenance by Tenant**. Tenant shall maintain the Premises in a clean, safe, and operable condition, in a manner consistent with the operation of Comparable Buildings, and shall not permit or allow to remain any waste or damage to any portion of the Premises. If the Premises include, now or hereafter, one or more floors of the Building in their entirety, all corridors and restroom facilities located on such full floor(s) shall be maintained by Landlord in a manner consistent with the other corridors and restroom facilities in the Building with the actual out of pocket costs associated with the same to be reimbursed by Tenant within 30 days of delivery of an invoice therefor and not part of Operating Costs. Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in accordance with all Laws and the equipment manufacturer's suggested service programs, all portions of the Premises (excluding the core portion of the Building's Systems, which shall be maintained by Landlord pursuant to Section 7.4) and Tenant's Off-Premises Equipment and all areas, improvements and systems exclusively serving the Premises, including the branch lines of the plumbing, electrical and HVAC systems, including all duct work, and Tenant shall utilize all of the foregoing items in accordance with the applicable design specifications and capacities. Notwithstanding any other provision in this Lease to the contrary, with respect to any portion of the Premises visible from any common area inside or outside of the Building (the "**Visible Premises**"), Tenant shall (a) maintain such Visible Premises, including the furniture, fixtures, equipment and improvements located therein in a neat and first-class condition throughout the Term and any extension thereof, (b) not use the Visible Premises for storage, (c) obtain Landlord's prior written consent as to the interior paint color, signage, displays, carpeting, furniture, fixtures and equipment contained in the Visible Premises, (d) complete within the Visible Premises any requested cleaning within two business days after Landlord's written request therefor, and (e) complete within the Visible Premises any requested repairs, alterations or changes within ten business days after Landlord's written request therefor. Tenant shall repair or replace, subject to Landlord's direction and supervision, any damage to the Project caused by a Tenant Party. If any such damage occurs outside of the Premises, or if such damage occurs inside the Premises but affects the Building's Systems and/or Building's Structure or any other area

outside the Premises, then Landlord may elect to repair such damage at Tenant's expense, rather than having Tenant repair such damage. If (1) Tenant fails to commence to make such repairs or replacements within 15 days after the occurrence of such damage and thereafter diligently pursue the completion thereof (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), or (2) notwithstanding such diligence, Tenant fails to complete such repairs or replacements within 30 days after the occurrence of such damage (or, in the case of an emergency, such shorter period of time as is reasonable given the circumstances), then Landlord may make the same at Tenant's cost. The cost of all maintenance, repair or replacement work performed by Landlord under this Section 8, in each case plus an administrative fee of 5% of such cost, shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor.

8.3 **Performance of Work**. All work described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors reasonably approved in writing by Landlord and only in accordance with plans and specifications approved by Landlord in writing in accordance with Section 8.1. If Tenant requests that Landlord supervise any work described in this Section 8, Tenant shall pay to Landlord a construction management fee equal to 5% of the cost of such work. If Tenant has not requested that Landlord supervise any work described in this Section 8, but such work affects the Building's Systems or Building's Structure thus requiring Landlord's participation, Tenant shall pay to Landlord a construction management fee equal to 5% of the cost of that portion of the work affecting the Building's Systems or Building's Structure. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, Landlord's Mortgagee, Landlord's property management company and Landlord's asset management company as additional insureds against such risks, in such amounts, and with companies reasonably approved by Landlord. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building's Structure and the Building's Systems) and shall use materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building, and in such manner as to cause a minimum of disruption to the other occupants of the Project and interference with other construction in progress and with the transaction of business in the Project and the related complex. Landlord may designate reasonable rules, regulations and procedures for the performance of all such work in the Building (including insurance requirements for contractors) and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when such work may be performed. All such work which may affect the Building's Structure or the Building's Systems must be approved by the Project's engineer of record, at Tenant's expense and, at Landlord's election, must be performed by Landlord's usual contractor for such work, provided that the cost of such contractor's work shall not materially exceed the cost of other similar-quality contractors for similar services in other similar-class office buildings located in the submarket in the city in which the Building is located. All work affecting the roof of the Building must be performed by Landlord's roofing contractor at a commercially reasonable cost and no such work will be permitted if it would void or reduce or otherwise adversely affect the warranty on the roof. Upon completion of any work described in this Section 8, for the improvements as constructed Tenant shall furnish Landlord with "as-built" architectural plan and MEP drawing CADD files and a full set of "as-built" drawings inclusive of details in PDF format.

8.4 **Mechanic's Liens**. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic's or construction liens to be filed against the Premises or the Project in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final unconditional lien waivers from all contractors, subcontractors and materialmen who performed such work in a form approved by Landlord. If such a lien is filed, then Tenant shall, within 20 days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (a) pay the amount of the lien and cause the lien to be released of record, or (b) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of "landlord-tenant" (thereby excluding a relationship of "owner-contractor," "owner-agent" or other similar relationships) and that Tenant is not authorized to act as Landlord's common law agent or construction agent in connection with any work performed in the Premises. Accordingly, all materialmen, contractors, artisans,

mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Project or Landlord's interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys' fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.

9. **Use**.

9.1 **Permitted Use; Disabilities Act**. Tenant shall use the Premises only for the Permitted Use and no other use or purpose and shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building's Structure or the Building's Systems or subject the Premises to use that would damage the Premises. Tenant may use the Premises beyond Building Hours; however, Tenant shall not conduct second or third shift operations within the Premises and Tenant's hours of operation shall not affect (a) the normal Building Hours, or (b) Tenant's obligation to pay for, among other things, after-hours HVAC service as provided in Section 7.1 and all costs and expenses incurred by Landlord as a result of Tenant operating in the Premises beyond the normal Building Hours, including any additional cost and expense to provide the services contemplated by this Lease, such as any additional janitorial and day porter service to the common areas, and such costs and services shall be paid by Tenant to Landlord within 30 days following Landlord's delivery to Tenant of an invoice therefor, and such costs shall not be included in Operating Costs. The prohibition of second or third shift operations shall not prohibit Tenant from scheduling a reasonable number of Tenant's employees from (i) starting their workday prior to the start of Business Hours or (ii) ending their workday after the end of Business Hours. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, (1) Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the "**Disabilities Acts**") with respect to the use, occupancy and alteration of the Premises, and (2) Landlord shall bear the risk of complying with the Disabilities Acts in the common areas of the Building, including, without limitation, in connection with the performance of the Base Building Work, other than compliance that is necessitated by the use of the Premises for other than the Permitted Use or as a result of any alterations or additions, including any initial tenant improvement work, made by or on behalf of a Tenant Party (which risk and responsibility shall be borne by Tenant). Notwithstanding the foregoing, following the installation of the Work, Tenant shall have no obligation to perform structural improvements to the Premises if required by the Disabilities Acts unless made necessary due to the use of the Premises for other than general office use by any Tenant Party or due to alteration of the Premises by any Tenant Party. The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Project or its contents. Tenant shall not use any substantial portion of the Premises for (a) a "call center," any other telemarketing use, any credit processing use, (however, the foregoing clause (a) shall not apply to the use of the Premises by WageWorks, Inc. or any Permitted Transferee) or (b) co-working use (i.e., a shared office environment for persons who are self-employed or working for different employers). Tenant acknowledges and agrees that Tenant's use of the Premises shall not include, and neither the Premises nor any portion of the Project shall be used for, the use, growing, producing, processing, storing (short- or long-term), distributing, transporting, or selling of cannabis, cannabis derivatives, or any cannabis containing substances (collectively, "**Cannabis**"), or any office uses related to the same, nor shall Tenant knowingly permit, allow or suffer, any Tenant Party to bring any Cannabis onto the Premises or any portion of the Project. If, because of a Tenant Party's acts or omissions or because Tenant vacates the Premises, the rate of insurance on the Building or its contents increases, then such acts or omissions shall be an Event of Default, Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not waive any of Landlord's other rights. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Project.

9.2 **Density Limitations**. The population density within the Premises as a whole shall at no time exceed one person for each 200 rentable square feet in the Premises; however, such population density may from

time to time exceed such number on a temporary basis for meetings, conferences and other events of a temporary nature. Notwithstanding the preceding sentence, Tenant may re-configure the Premises to a population density as a whole more dense than one person per 200 rentable square feet (but in no event more dense than one person per 150 rentable square feet) provided that Tenant shall be responsible for all costs incurred by Landlord as a result of such increased population density, including costs incurred by Landlord to (a) address any excess utility requirements as set forth in Section 7.2 hereof, (b) ensure that the employees and invitees of all Tenant Parties occupy no more than the number of parking spaces to be provided by Landlord as set forth in Exhibit F hereto, and (c) provide any additional janitorial and day porter service and supplies necessary to maintain the level of service to be provided by Landlord under Section 7.1 hereof. All of the foregoing enhancements requiring work outside the Premises shall be performed by Landlord, and Tenant shall pay to Landlord all costs incurred in connection therewith (including the costs of any third party engineering firm), plus an administrative fee of 5% of such costs, within 30 days after Landlord's written request therefor. To the extent any enhancements are reasonably requested by Landlord (or its third party engineering firm) or required by Law to be made to the interior of the Premises as a result of the increased population density thereof, Landlord shall deliver notice of the same to Tenant and Tenant shall promptly perform and pay for any such work.

10. **Assignment and Subletting**.

10.1 **Transfers**. Except as provided in Section 10.8, Tenant shall not, without the prior written consent of Landlord, (a) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (b) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (c) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current direct or indirect control of Tenant, (d) sublet any portion of the Premises, (e) grant any license, concession, or other right of occupancy of any portion of the Premises, (f) permit the use of the Premises by any parties other than Tenant, or (g) sell or otherwise transfer, in one or more transactions, a majority of Tenant's assets (any of the events listed in Section 10.1(a) through 10.1(g) being a "**Transfer**").

10.2 **Consent Standards**. Landlord shall not unreasonably withhold its consent to any assignment of Tenant's entire interest in this Lease or subletting of the Premises, provided that the proposed transferee (a) is creditworthy, (b) will use the Premises for the Permitted Use (thus, excluding, without limitation, uses for credit processing, telemarketing, and co-working) and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Project or the related complex, (c) will not use the Premises, Building or Project in a manner that would materially increase Operating Costs or the pedestrian or vehicular traffic to the Premises, Building or Project, (d) is not a governmental or quasi-governmental entity, or subdivision or agency thereof, or any other entity entitled to the defense of sovereign immunity, (e) is not another occupant of the Project or the related complex or an Affiliate of such occupant, (f) is not currently and has not in the past been involved in litigation with Landlord or any of its Affiliates, (g) meets Landlord's reasonable standards for tenants of the Project and is otherwise compatible with the character of the occupancy of the Project or the related complex, and (h) is not a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Project or the related complex or any Affiliate of any such person or entity; otherwise, Landlord may withhold its consent in its sole discretion. Additionally, Landlord may withhold its consent in its sole discretion to any proposed Transfer if any Event of Default by Tenant then exists. Any Transfer made while an Event of Default exists hereunder, irrespective whether Landlord's consent is required hereunder with respect to the Transfer, shall be voidable by Landlord in Landlord's sole discretion. In agreeing to act reasonably, Landlord is agreeing to act in a manner consistent with the standards followed by large institutional owners of commercial real estate and Landlord is permitted to consider the financial terms of the Transfer and the impact of the Transfer on Landlord's own leasing efforts and the value of the Project. Landlord may condition its consent to a Transfer on an increase in the Security Deposit or receipt of a guaranty from a suitable party. Landlord shall not be required to act reasonably in considering any request to pledge or encumber this Lease or any interest therein.

10.3 **Request for Consent**. If Tenant requests Landlord's consent to a Transfer, then, at least 15 business days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address of the proposed transferee and any entities

and persons who own, control or direct the proposed transferee; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee's creditworthiness and character. Tenant shall reimburse Landlord immediately upon request for its reasonable attorneys' fees and other expenses incurred in connection with considering any request for consent to a Transfer (whether or not consent is granted) and in documenting (and negotiating the terms of) Landlord's consent (which shall not exceed $3,500 for consents to subleases provided Landlord's commercially reasonable standard consent to sublease form is used without material modification or negotiation). If Landlord does not consent to a Transfer, Tenant's sole remedy against Landlord will be an action for specific performance or declaratory relief, and Tenant may not terminate this Lease or seek monetary damages unless Landlord fails to comply with any court order.

10.4 **Conditions to Consent**. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement on Landlord's consent form whereby it expressly assumes Tenant's obligations hereunder (among other terms and conditions reasonably required by Landlord in connection with providing its consent); however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord's consent to any Transfer shall not waive Landlord's rights as to any subsequent Transfers and no subtenant of any portion of the Premises shall be permitted to further sublease any portion of its subleased space. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

10.5 **Attornment by Subtenants**. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (a) liable for any previous act or omission of Tenant under such sublease, (b) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (c) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment, (d) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (e) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 10.5. The provisions of this Section 10.5 shall be self-operative, and no further instrument shall be required to give effect to this provision.

10.6 **Cancellation**. Subject to the last sentence of this Section 10.6, Landlord may, within 30 days after submission of Tenant's written request for Landlord's consent to an assignment or subletting, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant. Notwithstanding the foregoing, if Landlord provides written notification to Tenant of its election to cancel this Lease as to any portion of the Premises as provided above, Tenant may rescind its proposed assignment or subletting of the Premises by notifying Landlord in writing within three business days following Landlord's written cancellation notice. The provisions of this Section 10.6 shall not apply to (a) a Permitted Transfer or (b) subleases by Tenant of one full floor or less (whether individually or in

the aggregate with such other subleases then in existence) so long as such sublease does not extend (or contain any options to extend) into the last 18 months of the then current Term of this Lease.

10.7 **Additional Compensation**. While no Event of Default exists, Tenant shall pay to Landlord, immediately upon receipt thereof, 50% of the excess of (a) all compensation received by Tenant for a Transfer less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., attorneys' fees, brokerage commissions and tenant finish work) in connection with such Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (b) the Rent allocable to the portion of the Premises covered thereby. While any Event of Default exists, Tenant shall pay to Landlord, immediately upon receipt thereof, 100% of the excess of (1) all compensation received by Tenant for a Transfer over (2) the Rent allocable to the portion of the Premises covered thereby.

10.8 **Permitted Transfers**. Notwithstanding Section 10.1, Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a "**Permitted Transfer**") to the following types of entities (a "**Permitted Transferee**") without the written consent of Landlord:

10.8.1 an Affiliate of Tenant, but only so long as such transferee remains an Affiliate of Tenant;

10.8.2 any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (a) Tenant's obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (b) the proposed transferee satisfies the Tangible Net Worth/Credit Threshold as of the effective date of the Permitted Transfer; or

10.8.3 any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant's assets, so long as (a) Tenant's obligations hereunder are assumed by the entity acquiring such assets; and (b) the proposed transferee satisfies the Tangible Net Worth/Credit Threshold as of the effective date of the Permitted Transfer.

Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises or the Project or the related complex, Landlord or other tenants of the Project or the related complex. No later than fifteen days after the effective date of any Permitted Transfer, Tenant agrees to furnish Landlord with (1) copies of the instrument effecting any of the foregoing Transfers, (2) documentation establishing Tenant's satisfaction of the requirements set forth above applicable to any such Transfer, and (3) evidence of insurance as required under this Lease with respect to the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord's rights as to any subsequent Transfers, and any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 10. As used herein, the term "**Tangible Net Worth/Credit Threshold**" shall mean (1) the proposed Permitted Transferee has a Tangible Net Worth equal to or greater than the Tangible Net Worth of Tenant as of the Lease Date as evidenced by financial statements audited by a certified public accounting firm reasonably acceptable to Landlord, and (2) if the proposed Permitted Transferee has been assigned a Corporate Debt Rating, then such proposed Permitted Transferee's Corporate Debt Rating satisfies the Corporate Debt Rating Requirement. As used herein, "**Tangible Net Worth**" means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied "**GAAP**"), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. "**Corporate Debt Rating**" shall mean either a general corporate debt rating or an unsecured corporate debt rating by either Standard & Poor's Corporation ("**S&P**") or Moody's Investor Service ("**Moody's**"), and "**Corporate Debt Rating Requirement**" shall mean a Corporate Debt Rating of BBB or better (as determined by S&P) and Baa2 or better (as determined by

Moody's). The right to Transfer to an Affiliate pursuant to Section 10.8.1 shall be subject to the condition that such Permitted Transferee remains an Affiliate of Tenant and that on or before such Transfer being effected both Tenant and such Permitted Transferee must enter into an agreement with Landlord, in a form satisfactory to Landlord, Tenant and such Permitted Transferee, each acting reasonably, that if such Permitted Transferee ceases to be an Affiliate of Tenant, it shall so notify Landlord in writing within ten days after such event and, upon the written request of Landlord, transfer, assign, set over and/or re-assign this Lease and its interest in the Premises, as applicable, to Tenant or, subject to complying with this condition, another Affiliate of Tenant.

11. **Insurance; Waivers; Subrogation; Indemnity**.

11.1 **Tenant's Insurance**. Effective as of the earlier of (a) the date Tenant enters or occupies the Premises, or (b) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (1) commercial general liability insurance (including property damage, bodily injury and personal injury coverage) in amounts of $1,000,000 per occurrence and $2,000,000 in the annual aggregate in primary coverage, with an additional $10,000,000 in umbrella coverage or, following the expiration of the initial Term, such other amounts as Landlord may from time to time reasonably require, insuring Tenant (and naming as additional insureds Landlord, Landlord's property management company, Landlord's asset management company and, if requested in writing by Landlord, Landlord's Mortgagee), against liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises, operations, independent contractors, products-completed operations, personal injury, advertising injury, liability under assumed contracts, and without implying any consent by Landlord to the installation thereof, the installation, operation, maintenance, repair or removal of Tenant's Off-Premises Equipment (and if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy [e.g., the sale, service or consumption of alcoholic beverages], Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter [including liquor liability, if applicable] in such amounts as Landlord may reasonably require), (2) cause of loss-special risk form (formerly "all-risk") or its equivalent insurance (including sprinkler leakage, ordinance and law, sewer back-up, pipe burst, wind-driven rain, water leakage, windstorm and collapse coverage) covering the full value of all alterations and improvements and betterments in the Premises, naming Landlord and Landlord's Mortgagee as additional loss payees as their interests may appear, (3) cause of loss-special risk form (formerly "all-risk") or its equivalent insurance covering the full value of all furniture, trade fixtures, equipment and personal property (including property of Tenant or others) in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant's Off-Premises Equipment), (4) builder's risk or property insurance during the course of construction with an installation floater where applicable, (5) commercial auto liability insurance (if applicable) covering automobiles owned, non-owned, hired or used by Tenant in carrying on its business with limits not less than $1,000,000 combined single limit for each accident, insuring Tenant (and naming as additional insureds Landlord, Landlord's property management company, Landlord's asset management company and, if requested in writing by Landlord, Landlord's Mortgagee), (6) worker's compensation insurance of $1,000,000 (or such larger amount as required by applicable state law) and employer's liability insurance with limits not less than $1,000,000 each accident, $1,000,000 disease policy limit, and $1,000,000 disease each employee, and (7) business interruption and extra expense insurance in an amount typically carried by prudent tenants engaged in similar operations, but in no event in an amount less than double the annual Basic Rent then in effect. Tenant's insurance shall be primary and non-contributory when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord's policy will be excess over Tenant's policy. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises (in any event, within ten days of the effective date of coverage), and at least ten days prior to each renewal of said insurance, and Tenant shall endeavor to ensure that each of its policies requires the insurance company to notify Landlord at least 30 days before cancellation or material change of such policy, or if that is not possible, Tenant shall so notify Landlord in writing at least 30 days before such cancellation or material change (and if Tenant is not successful, Tenant shall notify Landlord in writing of such cancellation or material change by the deadlines set forth above). All such insurance policies shall be in form reasonably satisfactory to Landlord and issued by companies with an A.M. Best rating of A+:VIII or better. However, no review or approval of any insurance certificate or policy by Landlord shall derogate from or diminish Landlord's rights or Tenant's obligations hereunder. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy

available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of 5% of such cost.

11.2 **Landlord's Insurance**. Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (a) property insurance for the Building's replacement value (excluding property required to be insured by Tenant), less a commercially-reasonable deductible if Landlord so chooses, and (b) commercial general liability insurance in an amount of not less than $1,000,000 per occurrence, $1,000,000 Personal Injury and Advertising injury, $2,000,000 Products and Completed Operations Aggregate and $2,000,000 General Aggregate; and (c) an umbrella policy with limits of not less than $5,000,000 per occurrence and $5,000,000.00 in the aggregate. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. The cost of all insurance carried by Landlord with respect to the Project shall be included in Operating Costs. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord's sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder. Any insurance required to be maintained by Landlord may be taken out under a blanket insurance policy or policies covering other buildings, property or insureds in addition to the Building and Landlord. In such event, the costs of any such blanket insurance policy or policies shall be reasonably allocated to the Project and the other properties covered by such policy or policies as reasonably determined by Landlord and included as part of Operating Costs. Notwithstanding anything in this Lease to the contrary, Landlord's indemnity obligations under this Lease shall be limited to the extent any such claim is insured against under the terms of any insurance policy maintained by Landlord (or is required to be maintained by Landlord under the terms of this Lease).

11.3 **No Subrogation; Waiver of Property Claims**. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy of the types described in this Section 11 that covers the Project, the Premises, Landlord's or Tenant's fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, **regardless of whether the negligence of the other party caused such Loss (defined below)**. Additionally, Tenant waives any claim it may have against Landlord for any Loss to the extent such Loss is caused by a terrorist act. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier's rights of recovery under subrogation or otherwise against the other party. Notwithstanding any provision in this Lease to the contrary, Landlord, its agents, employees and contractors shall not be liable to Tenant or to any party claiming by, through or under Tenant for (and Tenant hereby releases Landlord and its servants, agents, contractors, employees and invitees from any claim or responsibility for) any damage to or destruction, loss, or loss of use, or theft of any property of any Tenant Party located in or about the Project or the related complex, caused by casualty, theft, fire, third parties or any other matter or cause, **regardless of whether the negligence of any party caused such loss in whole or in part**. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, any property of any Tenant Party located in or about the Project or the related complex.

11.4 **Indemnity**. Subject to Section 11.3, Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys' fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of, any property or inconvenience (a "**Loss**") (a) occurring in or on the Project (other than within the Premises) to the extent caused by the negligence or willful misconduct of any Tenant Party, (b) occurring in the Premises, or (c) arising out of the installation, operation, maintenance, repair or removal of any property of any Tenant Party located in or about the Project, including Tenant's Off-Premises Equipment. **It being agreed that clauses (b) and (c) of this indemnity are intended to indemnify Landlord and its agents against the consequences of their own negligence or fault, even when Landlord or its agents are jointly, comparatively, contributively, or concurrently negligent with Tenant, and even though any such claim, cause of action or suit is based upon or alleged to be based upon the strict liability of Landlord or its agents; however, such indemnity shall not apply to the sole or gross negligence or willful misconduct of Landlord and its agents. However, if Landlord is found to be partially negligent by a court of competent jurisdiction in a final judgment that Landlord does not timely appeal, Landlord shall be responsible for paying its proportion of the applicable damage award, calculated using the percentage of Landlord's negligence as determined by such court.** Subject to Section 11.3, Landlord shall defend, indemnify, and hold harmless Tenant and its agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys' fees) for any Loss arising from any occurrence in or on the Building's common areas

to the extent caused by the negligence or willful misconduct of Landlord or its agents. The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party. Notwithstanding anything to the contrary in this Lease, Landlord shall not be liable to Tenant, and Tenant hereby waives and releases all claims against Landlord and its representatives and agents, for any damages arising from any act, omission or neglect of any other tenant in the Project; provided that if such act, omission or neglect causes a material, adverse impact on Tenant's use and occupancy of the Premises for the Permitted Use, unless Landlord fails to use commercially reasonable efforts to cause such act, omission or neglect of such other tenant to cease within a reasonable time following notice from Tenant, Landlord or its representatives and agents shall not be liable for any injury or interruption to Tenant's business or any loss of income therefrom under any circumstances.

12. **Subordination; Attornment; Notice to Landlord's Mortgagee.**

12.1 **Subordination**. This Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each, a "**Mortgage**"), or any ground lease, master lease, or primary lease (each, a "**Primary Lease**"), that now or, subject to the provisions of Section 12.5 below, hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a "**Landlord's Mortgagee**"). Any Landlord's Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten business days after written request therefor such documentation, in recordable form if required, as a Landlord's Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord's Mortgagee's Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord's Mortgagee so elects, the subordination of such Landlord's Mortgagee's Mortgage or Primary Lease to this Lease.

12.2 **Attornment**. Tenant shall attorn to any party succeeding to Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party's request, and shall execute within ten business days of request such agreements confirming such attornment as such party may reasonably request.

12.3 **Notice to Landlord's Mortgagee**. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord's Mortgagee whose address has been given to Tenant, and affording such Landlord's Mortgagee a reasonable opportunity to perform Landlord's obligations hereunder.

12.4 **Landlord's Mortgagee's Protection Provisions**. If Landlord's Mortgagee shall succeed to the interest of Landlord under this Lease, except as expressly provided in any subordination, non-disturbance and attornment agreement executed by Tenant and Landlord's Mortgagee, Landlord's Mortgagee shall not be: (a) liable for any act or omission of any prior lessor (including Landlord); (b) bound by any rent or additional rent or advance rent which Tenant might have paid for more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (c) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord's Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (d) bound by any termination, amendment or modification of this Lease made without Landlord's Mortgagee's consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord's Mortgagee's consent pursuant to the terms of the loan documents between Landlord and Landlord's Mortgagee; (e) subject to the defenses which Tenant might have against any prior lessor (including Landlord); and (f) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (1) are expressly provided in this Lease, (2) relate to periods of time following the acquisition of the Building by Landlord's Mortgagee, and (3) Tenant has provided written notice to Landlord's Mortgagee and provided Landlord's Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. The foregoing provisions shall not, however, relieve

Landlord's Mortgagee from the obligation to perform any repair or maintenance obligation of Landlord expressly set forth in this Lease (e.g., failure to repair the roof or other structural portions of the Premises as provided herein) that is a continuing default performable from and after the date of acquisition of the Building by Landlord's Mortgagee, and provided Tenant has provided written notice to Landlord's Mortgagee and provided Landlord's Mortgagee a reasonable opportunity to cure such default as provided herein. Landlord's Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own fee simple title to the Project. With regard to clause (d) above, Landlord shall either (i) obtain the consent of Landlord's Mortgagee for any termination, amendment or modification of the Lease where such consent is required, or (ii) represent and warrant to Tenant that the consent of Landlord's Mortgagee is not required. Nothing in this Lease shall be construed to require Landlord's Mortgagee to see to the application of the proceeds of any loan, and Tenant's agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan. As used in this Section 12.4, Landlord's Mortgagee shall include any party succeeding to Landlord's interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise.

12.5 **Subordination, Non-Disturbance and Attornment Agreement**. Simultaneously with the closing of the construction loan to construct the Building, Landlord shall use commercially reasonable efforts, at no additional cost to Tenant, to obtain a subordination, non-disturbance and attornment agreement from such Landlord's Mortgagee, in such Landlord's Mortgagee's standard form therefor with such changes as Tenant and such Landlord's Mortgagee may agree (including that such Landlord's Mortgagee shall not be relieved from the obligation to pay the Construction Allowance as expressly set forth in this Lease); however, Landlord's failure to obtain such agreement shall not constitute a default by Landlord hereunder or in any manner affect Tenant's obligations and liabilities under this Lease or prohibit the mortgaging of the Building. The subordination of Tenant's rights hereunder to any future Landlord's Mortgagee under Section 12.1 shall be conditioned upon such future Landlord's Mortgagee's execution and delivery of a subordination, non-disturbance and attornment agreement in such Landlord's Mortgagee's standard form therefor with such changes thereto as may be agreed upon by Tenant and such Landlord's Mortgagee.

13. **Rules and Regulations**. Tenant shall comply with the rules and regulations of the Project which are attached hereto as Exhibit B. Landlord may, from time to time on reasonable notice to Tenant, change such rules and regulations for the safety, care, or cleanliness of the Project and related facilities, provided that such changes are generally applicable to all tenants of the Project whose leases require such compliance, will not unreasonably interfere with Tenant's use of the Premises and are enforced by Landlord in a non-discriminatory manner among all tenants whose leases require such compliance. Tenant shall be responsible for the compliance or noncompliance with such rules and regulations by each Tenant Party. Notwithstanding anything to the contrary contained herein, in the event of any conflict between the rules and regulations attached hereto as Exhibit B, as amended by any subsequent changes or modifications thereto, and the terms and conditions of this Lease, the terms and conditions of this Lease shall control.

14. **Condemnation**.

14.1 **Total Taking**. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a "**Taking**"), this Lease shall terminate as of the date of the Taking.

14.2 **Partial Taking - Tenant's Rights**. If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting on a permanent basis its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 30 days after the Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Basic Rent and Additional Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

14.3 **Partial Taking - Landlord's Rights**. If any material portion, but less than all, of the Building or Project becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord's Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within 30 days after such Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Basic Rent and Additional Rent shall abate as provided in the last sentence of Section 14.2.

14.4 **Temporary Taking**. If all or any portion of the Premises becomes subject to a Taking for a limited period of time, this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions and covenants of this Lease, including the payment of Basic Rent and all other amounts required hereunder. If any such temporary Taking terminates prior to the expiration of the Term, Tenant shall restore the Premises as nearly as possible to the condition prior to such temporary Taking, at Tenant's sole cost and expense. Landlord shall be entitled to receive the entire award for any such temporary Taking, except that Tenant shall be entitled to receive the portion of such award which (a) compensates Tenant for its loss of use of the Premises within the Term and (b) reimburses Tenant for the reasonable out-of-pocket costs actually incurred by Tenant to restore the Premises as required by this Section.

14.5 **Award**. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Project and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord's award) against the condemnor for the value of Tenant's personal property which Tenant is entitled to remove under this Lease, moving costs and loss of business; provided, that in such event, Tenant shall be entitled to proceeds up to the unamortized portion of the out-of-pocket amounts initially expended by Tenant to third parties to perform the Work in the Premises, and any subsequent work in the Premises paid for exclusively by Tenant, as calculated using a straight-line amortization over the initial Term (or, for any improvements installed during any renewal Term, amortized over such renewal Term.

15. **Fire or Other Casualty**.

15.1 **Repair Estimate**. If the Premises or the Project are damaged by fire or other casualty (a "**Casualty**"), Landlord shall, within 60 days after such Casualty, deliver to Tenant a good faith estimate (the "**Damage Notice**") of the time needed to repair the damage caused by such Casualty.

15.2 **Tenant's Rights**. If the Premises are damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby for which Landlord is responsible to repair under this Lease pursuant to Section 15.4 below cannot be repaired within one year after the commencement of repairs (the "**Repair Period**"), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

15.3 **Landlord's Rights**. If a Casualty occurs and (a) Landlord estimates that the damage cannot be repaired within the Repair Period, (b) the damage exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two years of the Term, (c) regardless of the extent of damage, the damage is not fully covered by Landlord's insurance policies or Landlord makes a good faith determination that restoring the damage would be uneconomical, or (d) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord's Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

15.4 **Repair Obligation**. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any improvements, alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant's sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Project, and Landlord's obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. If Landlord does not complete its required restoration by the later of (a) 120 days after the time period estimated by Landlord to repair the damage caused by such Casualty as specified in the Damage Notice, or (b) 270 days following the commencement of repairs, as the same may be extended by force majeure or delays caused by a Tenant Party, Tenant may terminate this Lease by delivering written notice to Landlord and Landlord's Mortgagee within ten days following the expiration of such 120-day or 270-day period, as applicable (as the same may be extended as set forth above) and prior to the date upon which Landlord substantially completes such restoration. Such termination shall be effective as of the date specified in Tenant's termination notice (but not earlier than 30 days nor later than 90 days after the date of such notice) as if

such date were the date fixed for the expiration of the Term. If Tenant fails to timely give such termination notice, Tenant shall be deemed to have waived its right to terminate this Lease, time being of the essence with respect thereto. Notwithstanding the foregoing, if upon the receipt of Tenant's written election to terminate this Lease as provided in this Section 15.4, Landlord reasonably believes it can complete its required restoration within 30 days following the receipt of such notice, Landlord may, in its sole discretion, elect to proceed with such restoration and, provided Landlord substantially completes such required restoration within such 30-day period, Tenant's election to terminate shall be null and void. If this Lease is terminated under the provisions of this Section 15, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises (and, if Tenant has failed to maintain insurance on such items as required by this Lease, Tenant shall pay Landlord an amount equal to the proceeds Landlord would have received had Tenant maintained insurance on such items as required by this Lease).

15.5 **Abatement of Rent**. If the Premises are damaged by Casualty, Basic Rent and Additional Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the earlier of (a) completion of Landlord's repairs, (b) the date upon which completion of Landlord's repairs would have occurred but for delays caused by Tenant Parties, or (c) the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be, unless a Tenant Party caused such damage, in which case, Tenant shall continue to pay Basic Rent and Additional Rent without abatement.

15.6 **Waiver of Statutory Provisions**. The provisions of this Section 15 shall constitute Tenant's sole and exclusive remedy in the event of damage or destruction to the Premises or the Project, and Tenant waives and releases all statutory rights and remedies in favor of Tenant in the event of damage or destruction, including those available under Arizona Revised Statutes Section 33-343.

16. **Personal Property Taxes**. Tenant shall be liable for, and shall pay prior to delinquency, all taxes levied or assessed against personal property, furniture, fixtures, betterments, improvements, and alterations placed by any Tenant Party in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord's property and Landlord elects to pay the same, or if the assessed value of Landlord's property is increased by inclusion of such personal property, furniture, fixtures, betterments, improvements, and alterations and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within 30 days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Project or interest of Landlord therein or impose any fee or penalty against Landlord.

17. **Events of Default**. Each of the following occurrences shall be an "**Event of Default**":

17.1 **Payment Default**. Tenant's failure to pay Rent within five days after Landlord has delivered written notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the 12 month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on two or more occasions;

17.2 **Estoppel; Subordination; Financial Reports**. Tenant fails to provide any estoppel certificate, documentation regarding the subordination of this Lease or financial reports after Landlord's written request therefor pursuant to Section 25.5, Section 12.1, and Section 25.19 respectively, and such failure shall continue for five business days after Landlord's second written notice thereof to Tenant;

17.3 **Insurance**. Tenant fails to procure and maintain the insurance policies and coverages required under Section 11.1, or Tenant fails to deliver to Landlord (within two business days after Landlord's demand therefor) evidence of such insurance policies and coverages as required under Section 11.1;

17.4 **Mechanic's Liens**. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic's or construction lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of a Tenant Party, within the time and in the manner required by Section 8.4;

17.5 **Unpermitted Transfer**. Tenant shall Transfer this Lease or Tenant's interest therein except as expressly permitted in this Lease and fails to cure the same within ten days of Tenant's receipt of notice of the same from Landlord;

17.6 **Other Defaults**. Tenant's failure to perform, comply with, or observe any agreement or obligation of Tenant under this Lease other than provided in this Section 17 and the continuance of such failure for a period of more than 30 days after Landlord has delivered to Tenant written notice thereof; and

17.7 **Insolvency**. The filing of a petition by or against Tenant (the term "Tenant" shall include, for the purpose of this Section 17.7, any guarantor of Tenant's obligations hereunder) (a) in any bankruptcy or other insolvency proceeding; (b) seeking any relief under any state or federal debtor relief law; (c) for the appointment of a liquidator or receiver for all or substantially all of Tenant's property or for Tenant's interest in this Lease; (d) for the reorganization or modification of Tenant's capital structure; or (e) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within 90 days after the filing thereof.

Any notices to be provided by Landlord under this Section 17 shall be in lieu of, and not in addition to, any notice required under applicable Law.

18. **Remedies**. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

18.1 **Termination of Lease**. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (a) all Rent accrued hereunder through the date of termination, (b) all amounts due under Section 19.1, and (c) an amount equal to (but in no event less than zero) (1) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the Prime Rate on the date this Lease is terminated minus one percent, minus (2) the then present fair rental value of the Premises for such period, similarly discounted; as used herein, "**Prime Rate**" means the "Prime Rate" as published on the date in question by *The Wall Street Journal* in its listing of "Money Rates";

18.2 **Termination of Possession**. Terminate Tenant's right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (a) all Rent and other amounts accrued hereunder to the date of termination of possession, (b) all amounts due from time to time under Section 19.1, and (c) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. If Landlord elects to terminate Tenant's right to possession without terminating this Lease, and to retake possession of the Premises (and Landlord shall have no duty to make such election), Landlord shall use reasonable efforts to relet the Premises as further described in Section 19.4 below. Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant's obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord's waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 18.2. If Landlord elects to proceed under this Section 18.2, it may at any time elect to terminate this Lease under Section 18.1;

18.3 **Perform Acts on Behalf of Tenant**. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant's name and on Tenant's behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease (including collection costs and legal expenses), plus interest thereon at the Default Rate;

18.4 **Suspension of Services**. Suspend any above-Building-standard services required to be provided by Landlord hereunder without being liable for any claim for damages therefor; or

18.5 **Alteration of Locks**. Additionally, with or without notice, and to the extent permitted by Law, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

19. **Payment by Tenant; Non-Waiver; Cumulative Remedies; Mitigation of Damage**.

19.1 **Payment by Tenant**. Upon any Event of Default, Tenant shall pay to Landlord all amounts, costs, losses and/or expenses incurred, abated or foregone by Landlord (including court costs and reasonable attorneys' fees and expenses) in (a) obtaining possession of the Premises, (b) removing, storing and/or disposing of Tenant's or any other occupant's property, (c) repairing, restoring, altering, remodeling, or otherwise putting the Premises into the condition required by market conditions then prevailing so as to be reasonably acceptable to a new tenant, as determined in Landlord's sole discretion, (d) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (e) performing Tenant's obligations under this Lease which Tenant failed to perform, (f) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default, and (g) securing this Lease, including all commissions, allowances, reasonable attorneys' fees, and if this Lease or any amendment hereto contains any abated Rent granted by Landlord as an inducement or concession to secure this Lease or amendment hereto, the full amount of all Rent so abated, multiplied by a fraction, the numerator of which is the number of full calendar months remaining in the Term as of the date of the Event of Default and the denominator of which is the number of months in the Term (and such abated amounts shall be payable immediately by Tenant to Landlord, without any obligation by Landlord to provide written notice thereof to Tenant, and Tenant's right to any abated rent accruing following such Event of Default shall immediately terminate).

19.2 **No Waiver**. Landlord's acceptance of Rent following an Event of Default shall not waive Landlord's rights regarding such Event of Default. No waiver by a party of any violation or breach of any of the terms contained herein shall waive such party's rights regarding any future violation of such term. Landlord's acceptance of any partial payment of Rent shall not waive Landlord's rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord's acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

19.3 **Cumulative Remedies**. Any and all remedies set forth in this Lease: (a) shall be in addition to any and all other remedies Landlord may have at law or in equity, (b) shall be cumulative, and (c) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Additionally, Tenant shall defend, indemnify and hold harmless Landlord, Landlord's Mortgagee and their respective representatives and agents from and against all third-party claims, demands, liabilities, causes of action, suits against Landlord, and any resulting judgments, damages and expenses (including reasonable attorneys' fees) incurred by Landlord arising from Tenant's failure to perform its obligations under this Lease.

19.4 **Mitigation of Damage**. The parties agree any duty imposed by Law on Landlord to mitigate damages after a default by Tenant under this Lease shall be satisfied in full if Landlord uses reasonable efforts to lease the Premises to another tenant (a "**Substitute Tenant**") in accordance with the following criteria: (a) Landlord shall have no obligation to solicit or entertain negotiations with any Substitute Tenant for the Premises until 60 days following the date upon which Landlord obtains full and complete possession of the Premises, including the relinquishment by Tenant of any claim to possession of the Premises by written notice from Tenant to Landlord; (b) Landlord shall not be obligated to lease or show the Premises on a priority basis or offer the Premises to any prospective tenant when other space in the Project or the related complex is or soon will be available; (c) Landlord shall not be obligated to lease the Premises to a Substitute Tenant for less than the current fair market value of the Premises, as determined by Landlord in its sole discretion, nor will Landlord be obligated to enter into a new lease for the Premises under other terms and conditions that are unacceptable to Landlord under Landlord's then-current leasing policies; (d) Landlord shall not be obligated to enter into a lease with a Substitute Tenant: (1) whose use would violate any restriction, covenant or requirement contained in the lease of another tenant in the Project or the related complex; (2) whose use would adversely affect the reputation of the Project or the related complex; (3) whose use would require any addition to or modification of the Premises or Project or the related complex in order to comply with applicable Law, including building codes; (4) who does not satisfy the Tangible Net Worth/Credit Threshold or who does not

have, in Landlord's sole opinion, the creditworthiness to be an acceptable tenant; (5) that is a governmental entity, or quasi-governmental entity, or subdivision or agency thereof, or any other entity entitled to the defense of sovereign immunity; (6) that does not meet Landlord's reasonable standards for tenants of the Project or related complex or is otherwise incompatible with the character of the occupancy of the Project, as reasonably determined by Landlord; (7) whose use does not comply with the Permitted Use; (8) whose use or occupancy would result in an increase in the insurance premiums for the Project; or (9) whose use would result in utilization of more parking spaces on the Project in excess of the number previously utilized by Tenant; and (e) Landlord shall not be required to expend any amount of money to alter, remodel or otherwise make the Premises suitable for use by a Substitute Tenant unless: (1) Tenant pays any such amount to Landlord prior to Landlord's execution of a lease with such Substitute Tenant (which payment shall not relieve Tenant of any amount it owes Landlord as a result of Tenant's default under this Lease); or (2) Landlord, in Landlord's sole discretion, determines any such expenditure is financially prudent in connection with entering into a lease with the Substitute Tenant.

20. **Landlord's Lien**. In addition to any statutory landlord's lien, now or hereafter enacted, Tenant grants to Landlord, to secure performance of Tenant's obligations hereunder, a security interest in all of the property situated in or upon, or used in connection with, the Premises or the Project, and all proceeds thereof (except merchandise sold in the ordinary course of business) (collectively, the "**Collateral**"), and the Collateral shall not be removed from the Premises or the Project without the prior written consent of Landlord until all obligations of Tenant have been fully performed. The Collateral includes specifically all furniture and all trade and other fixtures. For the purposes of this Section 20, there shall be a rebuttable presumption that all property located in the Premises is owned by Tenant. Upon the occurrence of an Event of Default, Landlord may, in addition to all other remedies, without notice or demand except as provided below, exercise the rights afforded to a secured party under the Uniform Commercial Code of the state in which the Premises are located (the "**UCC**"). To the extent the UCC requires Landlord to give to Tenant notice of any act or event and such notice cannot be validly waived before a default occurs, then five-days' prior written notice thereof shall be reasonable notice of the act or event. In order to perfect such security interest, Landlord may file any financing statement or other instrument necessary at Tenant's expense at the state and county Uniform Commercial Code filing offices. Landlord shall subordinate its statutory lien, as well as the security interest granted to it under this Section 20, to all "purchase money security interests" (as such term is defined in the UCC) in the Collateral, and Landlord shall, at Tenant's expense, execute Landlord's standard form of subordination documentation to evidence such subordination.

21. **Surrender of Premises**. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease or Tenant's right to possess the Premises, Tenant shall (a) deliver to Landlord the Premises broom-clean with all alterations, additions, betterments and improvements (collectively, "**Improvements**") located therein in good repair and condition (except for reasonable wear and tear [defined below] condemnation and Casualty damage not caused by Tenant, as to which Sections 14 and 15 shall control), free of any liens or encumbrances and free of Hazardous Materials placed on the Premises during the Term by Tenant Parties; (b) deliver to Landlord all keys to the Premises and all access cards to the Project; (c) remove all unattached trade fixtures, furniture (including demountable walls), and personal property placed in the Premises or elsewhere in the Project by a Tenant Party and unattached equipment located in the Premises (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord unless Landlord requires such removal); (d) remove any and all cabling (including conduit) installed in the Premises or elsewhere in the Project by or on behalf of a Tenant Party, including all connections for such cabling, at Tenant's sole cost or, if Landlord so elects, Landlord may perform such removal at Tenant's sole cost, with the cost thereof to be paid to Landlord as Rent (Landlord will have the right, however, upon notice to Tenant, given prior to the expiration or earlier termination of the Term, to require Tenant to abandon and leave in place, without additional payment to Tenant or credit against Rent, any and all such cabling [including conduit], whether located in the Premises or elsewhere in the Project, and if Landlord so elects, Tenant covenants that such cabling shall be left in a neat and safe condition in accordance with the requirements of all applicable Laws, including the National Electric Code or any successor statute, and shall be terminated at both ends of a connector, properly labeled at each end and in each electrical closet and junction box); and (e) remove such Improvements and Tenant's Off-Premises Equipment as Landlord may require and restore the areas surrounding such Improvements and Tenant's Off-Premises Equipment to their conditions existing immediately prior to the installation of such Improvements and Tenant's Off-Premises Equipment; however, Tenant shall not be required to remove any Improvements to the Premises or the Project if Landlord has specifically agreed in writing that the Improvements in question need not be removed. The term "**reasonable wear and tear**" as used herein shall mean such reasonable,

normal and customary wear and tear associated with reasonable, normal and customary use of the item in question that (1) is solely cosmetic in nature and (2) does not impair the function of the item in question for its intended use. Tenant shall repair all damage caused by the removal of the items described above. In connection with Landlord's review and approval of any of Tenant's proposed alterations, additions or improvements to the Premises (including the Work), Landlord may notify Tenant in writing, contemporaneously with Landlord's notice of approval to Tenant with respect to the improvements in question, that Landlord will require Tenant to remove such alterations prior to the expiration of the Term; however, if Tenant submits plans and specifications to Landlord for proposed alterations, additions or improvements to the Premises and delivers a Removal Notice (defined below) to Landlord contemporaneously with such submission by Tenant, and Landlord fails to notify Tenant that Tenant will be required to remove such alterations, additions or improvements to the Premises at the expiration of the Term, Landlord may not request such removal at the expiration of the Term. A "**Removal Notice**" means a written notice from Tenant to Landlord that conspicuously states in bold, uppercase typeface that Tenant will not be required to remove the alterations, additions or improvements in question at the end of the Term unless, contemporaneously with Landlord's notice of approval to Tenant with respect to the improvements in question, Landlord notifies Tenant in writing that Landlord will require Tenant to remove such alterations prior to the expiration of the Term. Notwithstanding the foregoing, if Tenant does not obtain Landlord's prior written consent for any alterations, additions or improvements to the Premises (whether such approval is required hereunder or otherwise), Tenant shall remove all such alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling, and furniture (including Tenant's Off-Premises Equipment) as Landlord may request in writing. If Tenant fails to remove any property, including any of the property described above, Landlord may, at Landlord's option, (A) deem such items to have been abandoned by Tenant, the title thereof shall immediately pass to Landlord at no cost to Landlord, and such items may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord's rights in respect of the security interest granted hereunder or otherwise, (B) remove such items, perform any work required to be performed by Tenant hereunder, and repair all damage caused by such work, and Tenant shall reimburse Landlord on demand for the actual out of pocket costs which Landlord may incur in effecting compliance with Tenant's obligations hereunder (including collection costs and attorneys' fees), plus interest thereon at the Default Rate, or (C) elect any of the actions described in clauses (A) and (B) above as Landlord may elect in its sole discretion. When Tenant vacates the Premises, Tenant shall coordinate such vacation with Landlord's property manager to (i) arrange a schedule for Tenant's use of the freight elevator and/or loading dock and (ii) ensure that Tenant's selected moving contractor satisfies Landlord's insurance requirements for third-party moving contractors. If Tenant vacates the Premises prior to the expiration of the Term, Tenant shall endeavor to provide Landlord with five business days prior written notice of such vacation. Notwithstanding the foregoing, except as expressly set forth in this Lease to the contrary (e.g., Non-Standard Alterations, Mandatory Removal Items, Tenant's signage removal obligations pursuant to Section 26.1.5), Landlord hereby acknowledges that Landlord will not require the removal of the Work which does not exceed or differ in any material respect from customary, standard type of installations or improvements for general, executive and administrative offices in the Project; however, Tenant may be required by Landlord to remove any non-standard alterations, additions or improvements, including laboratories, server rooms, data centers, cafeterias, kitchens, serveries and other areas where food is prepared or served, computer rooms, specialty ceilings and lights, and any items that would have above-average demolition and/or restoration costs ("**Non-Standard Alterations**"). Further, and notwithstanding anything in this Lease to the contrary, in all cases Tenant (at Landlord's option) shall be required to remove, and to restore the Premises or Project, as applicable, to their previous condition, any wiring and cabling installed in the Premises or elsewhere in the Project by or on behalf of any Tenant Party, any alterations to or relocations of the Building's Structure and/or the Building's Systems, any improvements or signage incorporating Tenant's name or logo, internal stairwells, vaults, raised flooring, any alteration, improvement or equipment not complying with Laws, private offices or other enclosures smaller than 10 feet by 12 feet, and, unless Landlord has expressly stated otherwise in writing, all of Tenant's Off-Premises Equipment, including any supplemental HVAC equipment, rooftop equipment, etc. (all such items in this sentence being "**Mandatory Removal Items**"). The provisions of this Section 21 shall survive the end of the Term.

22. **Holding Over**. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, (a) Tenant shall pay, in addition to the other Rent, Basic Rent equal to 125% of the Rent payable during the last month of the Term, and (b) Tenant shall otherwise continue to be subject to all of Tenant's obligations under this Lease. The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or

expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits or other consequential damages to Landlord resulting therefrom.

23. **Certain Rights Reserved by Landlord**. Landlord shall have the following rights:

23.1 **Building Operations**. To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project, or any part thereof; to enter upon the Premises (after giving Tenant reasonable notice thereof, which may be verbal notice, except in cases of real or apparent emergency, in which case no notice shall be required) to perform Landlord's obligations under this Lease and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

23.2 **Security**. To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after Building Hours and on Sundays and Holidays, subject, however, to Tenant's right to enter when the Building is closed after Building Hours under such reasonable regulations as Landlord may prescribe from time to time, which may include, by way of example but not limitation, that persons entering or leaving the Building, whether or not during Building Hours, identify themselves to a security officer by registration or otherwise and that such persons establish their right to enter or leave the Building;

23.3 **Prospective Purchasers and Lenders**. Upon 24 hours' prior notice (which notice may be verbal) to Tenant, to enter the Premises at all reasonable hours to show the Premises to prospective purchasers or lenders; and

23.4 **Prospective Tenants**. At any time during the last 9 months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to extend the Term) upon 24 hours' prior notice (which notice may be verbal) to Tenant, or at any time following the occurrence of an Event of Default, to enter the Premises at all reasonable hours to show the Premises to prospective tenants.

23.5 **Tenant's Badging Procedures**. Tenant shall, at Tenant's sole cost and expense, administer reasonable badging procedures for entry by Landlord and all parties acting by, through or under Landlord, as well as any invitees or other persons accessing the Premises on behalf of or accompanied by Landlord including any janitorial staff and Building engineering staff (each a "**Landlord Party**"). Upon any Landlord Party receiving badge access to the Premises, such Landlord Party may enter the Premises without being accompanied by a Tenant representative.

In exercising the foregoing rights in this Section 23, Landlord shall (a) provide Tenant with an opportunity to provide a representative of Tenant to accompany any entry by Landlord as long as no Event of Default is then occurring and (b) use commercially reasonable efforts to minimize any interference with Tenant's occupancy of the Premises and Landlord will provide to Tenant 24 hours' advance notice of any entry to the Premises. Tenant shall, at Tenant's sole cost and expense, administer reasonable badging procedures for entry by any janitorial staff and Building engineering staff and such parties may enter the Premises without being accompanied by a Tenant representative. Landlord acknowledges that Tenant's badging procedure includes performance of a background check on the party intended to receive the badge. Nothing will be done under this Section 23 that would permanently alter the aesthetics or the utility of the Premises for Tenant's Permitted Use without Tenant's prior written consent.

24. **Substitution Space**. [Intentionally Deleted].

25. **Miscellaneous**.

25.1 **Landlord Transfer**. Landlord may transfer any portion of the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes in writing Landlord's obligations hereunder arising from and after the transfer date.

25.2 **Limitation of Liability**.

25.2.1 **Landlord's Liability**. The liability of Landlord (and its successors, partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building, Project or the related complex shall be limited to Tenant's actual direct, but not consequential, damages therefor and shall be recoverable only from the amount which is equal to the lesser of (a) the equity interest of Landlord in the Building, or (b) the equity interest Landlord would have in the Building if the Building were encumbered by third party debt in an amount equal to 80% of the value of the Building (as such value is determined by Landlord). Further, Landlord (and its successors, partners, shareholders or members) shall not be personally liable for any deficiency, and in no event shall any liability hereunder extend to any sales or insurance proceeds received by Landlord (or its successors, partners, shareholders or members) in connection with the Project, the Building or the Premises. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

25.2.2 **Tenant's Liability**. Except for any damages which Landlord may suffer because of Tenant's holding over in the Premises following the expiration of the Term (for which Landlord may recover consequential damages from Tenant), the liability of Tenant to Landlord for any monetary damages arising from any default by Tenant under the terms of this Lease shall be limited to Landlord's actual direct, but not consequential, damages therefor. Nothing in this Section 25.2.2 shall affect or limit Landlord's rights to file legal actions to recover possession of the Premises, or for injunctive relief against Tenant, or any other non-monetary relief as provided in Sections 18 or 19 of this Lease, or Landlord's rights to prosecute any suit or action in connection with enforcement of rights hereunder or arising herefrom or collection of amounts that may become owing or payable under or on account of insurance maintained by Tenant.

25.2.3 **Survival**. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

25.3 **Force Majeure**. Other than for Tenant's obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), and Tenant's obligation to vacate and surrender the Premises upon the expiration or earlier termination of the Term, whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist acts or activities, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

25.4 **Brokerage**. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than Cresa Global, Inc. ("**Cresa**") and Cushman & Wakefield, whose commissions shall be paid by Landlord pursuant to separate written agreements. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, liens and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through or under the indemnifying party.

25.5 **Estoppel Certificates**. From time to time, Tenant shall furnish to any party designated by Landlord, within ten days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Unless otherwise required by Landlord's Mortgagee or a prospective purchaser or mortgagee of the Project, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit E. If Tenant does not deliver to Landlord the certificate signed by Tenant within such required time period, Landlord, Landlord's Mortgagee and any prospective purchaser or mortgagee, may conclusively presume and rely upon the following facts: (a) this Lease is in

full force and effect; (b) the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (c) not more than one monthly installment of Basic Rent and other charges have been paid in advance; (d) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent or other charges; and (e) Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of the presumed facts. From time to time, Landlord shall furnish to any party designated by Tenant, within 15 business days after Tenant has made a request therefor, a certificate signed by Landlord certifying whether or not monthly Basic Rent is more than 30 days past due.

25.6 **Notices**. All notices and other communications given pursuant to this Lease shall be in writing and shall be (a) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (b) hand-delivered to the intended addressee, or (c) sent by a nationally recognized overnight courier service. All notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

25.7 **Separability**. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

25.8 **Amendments; Binding Effect; No Electronic Records**. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by a party unless such waiver is in writing signed by the waiving party, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of a party to insist upon the performance by the other party in strict accordance with the terms hereof. Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by this Lease by electronic means, except by electronic signatures as specifically set forth in Section 25.9; nor shall the use of the phrase "in writing" or the word "written" be construed to include electronic communications except by electronic signatures as specifically set forth in Section 25.9. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord's Mortgagee, no third party shall be deemed a third party beneficiary hereof.

25.9 **Counterparts**. This Lease (and amendments to this Lease) may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Lease, the parties may execute and exchange, by electronic mail PDF, counterparts of the signature pages. Signature pages may be detached from the counterparts and attached to a single copy of this Lease to physically form one document.

25.10 **Quiet Enjoyment**. Provided that no Event of Default has occurred, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through or under Landlord, but not otherwise, subject to the terms and conditions of this Lease and all matters of record as of the date of this Lease which are applicable to the Premises.

25.11 **No Merger**. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

25.12 **No Offer**. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

25.13 **Entire Agreement; Arms'-Length Negotiation; No Reliance**. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all verbal statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of

Landlord or Tenant in connection therewith. Except as otherwise provided herein, no subsequent alteration, amendment, change or addition to this Lease shall be binding unless in writing and signed by Landlord and Tenant. Landlord and Tenant agree that they have both had the opportunity to retain legal counsel to review, revise, and negotiate this Lease on their individual behalf. Landlord and Tenant stipulate that this Lease has been reviewed and revised by both Landlord and Tenant and their respective legal counsel and that the Lease is the result of an arms'-length negotiation and compromise. Landlord and Tenant further stipulate that they are both sophisticated individuals or business entities capable of understanding and negotiating the terms of the Lease. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto. Further, Tenant disclaims any reliance upon any and all representations, warranties or agreements not expressly set forth in this Lease.

25.14 **Waiver of Jury Trial**. TO THE MAXIMUM EXTENT PERMITTED BY LAW, TENANT (ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS, ASSIGNS AND SUBTENANTS) AND LANDLORD EACH, AFTER CONSULTATION WITH COUNSEL, KNOWINGLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

25.15 **Governing Law; Jurisdiction**. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located. The proper place of venue to enforce this Lease will be the county or district in which the Premises are located. In any legal proceeding regarding this Lease, including enforcement of any judgments, Tenant irrevocably and unconditionally (a) submits to the jurisdiction of the courts of law in the county or district in which the Premises are located; (b) accepts the venue of such courts and waives and agrees not to plead any objection thereto; and (c) agrees that (1) service of process may be effected at the address specified for Tenant in this Lease, or at such other address of which Landlord has been properly notified in writing, and (2) nothing herein will affect Landlord's right to effect service of process in any other manner permitted by applicable law.

25.16 **Recording**. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord, which power is coupled with an interest and is irrevocable.

25.17 **Water or Mold Notification**. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.

25.18 **Joint and Several Liability**. If Tenant consists of more than one party (or if Tenant permits any other party to occupy the Premises), each such party shall be jointly and severally liable for Tenant's obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

25.19 **Financial Reports**. If Tenant is an entity that is domiciled in the United States of America, and whose securities are funded through a public securities exchange subject to regulation by the United States of America publicly traded over exchanges based in the United States and whose financial statements are readily available at no cost to Landlord, the terms of this Section 25.19 shall not apply. Otherwise, within 15 days after Landlord's request, Tenant will furnish Tenant's most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant's internally prepared financial statements. Tenant will discuss its financial statements with Landlord unless Tenant is prohibited from doing so by Law. Landlord will not disclose any aspect of Tenant's financial statements that Tenant designates to Landlord as confidential except (a) to Landlord's Mortgagee or prospective mortgagees or actual or prospective purchasers or investors of interests in the Building and then on a confidential basis, (b) in litigation between Landlord

and Tenant, (c) to attorneys, accountants, consultants, appraisers, or other advisors, (d) otherwise as reasonably necessary for the operation of the Project or administration of Landlord's business, and/or (e) if required by Law or court order. Tenant shall not be required to deliver the financial statements required under this Section 25.19 more than once in any 12-month period unless some event has occurred that necessitates Landlord's review of such financial reports, including but not limited to, a possible sale or financing of the Project, Tenant's renewal of the Term, an expansion or relocation of the Premises, or if requested by Landlord's Mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs.

25.20 **Landlord's Fees**. Whenever Tenant requests Landlord to take any action not required of Landlord hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord's reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing and taking the proposed action or consent, including reasonable engineers' or architects' fees and reasonable attorneys' fees (including reasonable amounts allocated by Landlord to Landlord's in-house counsel as well as reasonable fees and expenses charged by outside counsel engaged by Landlord), within 30 days after Landlord's delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action. If Landlord reasonably believes the out-of-pocket costs payable to third parties to be incurred by Landlord in reviewing the proposed action or consent will exceed $1,000, Landlord will first notify Tenant of such cost estimate before proceeding with such third-party expenses. Landlord shall not have any obligation to review such proposed action or consent until Tenant has consented to such additional costs and expenses in writing, and if Tenant fails to consent to such additional costs and expenses within five business days after Landlord's written notification to Tenant thereof, Tenant shall be deemed to have rescinded its request for such action or consent.

25.21 **Telecommunications**. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems ("**Telecommunications Services**"), for part or all of Tenant's telecommunications within the Building and from the Building to any other location unless Landlord has previously reviewed and approved all plans, specifications and contracts pertaining to telecommunication service entry points, and any documents to which Landlord is a party or which may encumber the Project, which consent will not be unreasonably withheld, conditioned or delayed. All providers of Telecommunications Services shall be required to comply with the reasonable rules and regulations of the Project, applicable Laws and Landlord's policies and practices for the Project, and shall be required, at Landlord's election, to enter into a license agreement with Landlord to confirm and approve items such as, without limitation, the proposed location (and labeling requirements) of wiring, cabling, fiber lines, points of demarcation, entry into the Project, insurance requirements and the like, all at no cost to Landlord. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services, and Tenant shall be permitted to use a portion of the main point of entry room in the Building subject to the provisions of this Section, Section 8.1 above and Exhibit C.

25.22 **Confidentiality**. Both Landlord and Tenant acknowledges that the terms and conditions of this Lease (other than the existence of this Lease and the location of the Premises) are to remain confidential for both parties' benefit, and may not be disclosed by either party to anyone, by any manner or means, directly or indirectly, without the other party's prior written consent; however, Landlord or Tenant may disclose the terms and conditions of this Lease to its respective attorneys, accountants, employees and existing or prospective financial partners and, as to Landlord, any potential purchasers, brokers or any other party assisting Landlord in the sale or valuation of the Project, or if required by Law or court order, provided all parties to whom Landlord or Tenant is permitted hereunder to disclose such terms and conditions are advised by Landlord or Tenant (as the case may be) of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). The disclosing party shall be liable for any disclosures made in violation of this Section by the disclosing party or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by the disclosing party. The consent by either party to any disclosures shall not be deemed to be a waiver on the part of such party of any prohibition against any future disclosure. Notwithstanding anything to the contrary herein, Landlord and Tenant shall each have the right to make disclosures of the terms of this Lease (a) to

the extent required by legal requirements, (b) to the extent reasonably required to enforce such party's rights hereunder, (c) to the extent reasonably necessary in connection with such party's financing, selling, leasing, or otherwise transferring or capitalizing its assets or its business (or any such transaction consummated by such party's affiliate) (including, without limitation, disclosures that are reasonably necessary to comply with rules of the Securities and Exchange Commission or any stock exchange), (d) to the extent reasonably required in connection with such party's books and records being audited, (e) to the extent reasonably required in constructing, operating, maintaining, repairing or restoring the Premises or the other portions of the Project, and (f) pursuant to a press release which has been approved by both parties.

25.23 **Authority**. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is and will remain during the Term a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so, and that Tenant's organizational identification number assigned by the Delaware Secretary of State is 3167756. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

25.24 **Hazardous Materials**. The term "**Hazardous Materials**" means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Project. No Tenant Party shall use, generate, store or Release (defined below), or permit the use, generation, storage or Release of Hazardous Materials on or about the Premises or the Project except for storage within the Premises of *de minimis* quantities found in typical office buildings in a manner and quantity necessary for the ordinary performance of Tenant's business, and then only in compliance with all Laws and in a reasonable and prudent manner. As used herein, "**Release**" means depositing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing. If any Tenant Party breaches its obligations under this Section 25.24, Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from such Tenant Party's use, generation, storage or disposal of Hazardous Materials. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys' fees and cost of clean up and remediation) arising from any Tenant Party's failure to comply with the provisions of this Section 25.24. This indemnity provision is intended to allocate responsibility between Landlord and Tenant under environmental Laws and shall survive termination or expiration of this Lease. Landlord represents and warrants to Tenant that to Landlord's knowledge, as of the Lease Date, Landlord has not received written notice of any Hazardous Materials on the Land or within the Premises in violation of any applicable environmental Law. Landlord and Tenant each specifically acknowledge and agree that all references in this Lease to the phrase "**to Landlord's knowledge**" (or other similar phrase) (a) shall mean the actual (not constructive) personal knowledge of David Klocke ("**Landlord's Personnel**"); (b) shall in no case mean or refer to the actual or constructive knowledge of any other employee, trustee, partner, agent or partner of a partner, officer, director or other representative of Landlord or any investment advisor, attorney, contractor or representative of Landlord (together with Landlord's Personnel, "**Landlord's Representatives**"); and (c) shall in no event or circumstance impose upon Landlord or any of Landlord's Representatives any duty or obligation to verify, inquire or make any independent inquiry or investigation of any such representation, warranty or statement, or to otherwise investigate the facts or circumstances relating or otherwise pertinent thereto. Tenant further acknowledges and agrees that none of Landlord's Representatives shall be personally liable, or otherwise have any personal liability, under or in connection with this Lease, including without limitation, in connection with any of the representations, warranties or statements made in connection with, or pursuant to, this Lease. Subject to Section 11.3, Landlord shall defend, indemnify and hold harmless Tenant from and against any and all costs of remediation, removal and clean-up (and fines and penalties relating thereto) relating to or arising out of any release of Hazardous Materials on or from the Project (other than the portions thereof which comprise the Premises) arising from the transportation or disposal of Hazardous Materials by Landlord, its employees, agents or contractors in the air, water, soil or in, on, or about the Premises, Building or the Land; provided, however, Landlord's indemnification obligations shall not apply to any such Release to the extent it results from the acts or omissions of Tenant or any Tenant Party. Tenant shall not undertake any invasive investigation of the soil or groundwater at the Premises. If any action or proceeding is brought against Tenant with respect to which

indemnity may be sought by Tenant under this Section 25.24, Landlord, upon written notice from Tenant, will assume the investigation and defense thereof, including the employment of counsel (selected by Landlord in its reasonable discretion) and payment of all related expenses. Tenant will have the right to employ separate counsel in any such action or proceeding and to participate in the defense thereof, but Landlord will not be required to pay the fees and expenses of such separate counsel unless such separate counsel is employed with the written approval and consent of Landlord, which approval or consent shall be in Landlord's reasonable discretion, or if there is a conflict of interest between the parties regarding the proceeding.

25.25 **List of Exhibits and Schedules**. All exhibits, attachments and schedules attached hereto are incorporated herein by this reference.

Exhibit A	-	Description of the Land
Exhibit B	-	Building Rules and Regulations
Exhibit C	-	Tenant Finish-Work: Tenant Performs the Work
Exhibit D	-	Form of Confirmation of Commencement Date Letter
Exhibit E	-	Form of Tenant Estoppel Certificate
Exhibit F	-	Parking
Exhibit G	-	Extension Options
Exhibit H	-	Right of First Offer
Exhibit I	-	Form of Letter of Credit
Exhibit J	-	Form of Rentable Square Feet Calculation Notice
Exhibit K	-	Contractor Insurance Requirements
Schedule 7.1	-	Landlord's Current Janitorial Specifications

25.26 **Determination of Charges**. Landlord and Tenant agree that each provision of this Lease for determining charges and amounts payable by Tenant (including provisions regarding Additional Rent) is commercially reasonable.

25.27 **Prohibited Persons and Transactions**. Landlord and Tenant each covenants, represents and warrants to each other that neither it nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control ("**OFAC**") of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and will not Transfer this Lease to (and any such Transfer shall be void), contract with or otherwise engage in any dealings or transactions or be otherwise associated with such persons or entities.

25.28 **UBTI and REIT Qualification**. Landlord and Tenant agree that all Rent payable by Tenant to Landlord shall qualify as "rents from real property" within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the "**Code**") and the U.S. Department of Treasury Regulations promulgated thereunder (the "**Regulations**"). In the event that Landlord, in its sole and absolute discretion, determines that there is any risk that all or part of any Rent shall not qualify as "rents from real property" for the purposes of Sections 512(b)(3) or 856(d) of the Code and the Regulations promulgated thereunder, Tenant agrees (a) to cooperate with Landlord by entering into such amendment or amendments as Landlord deems necessary to qualify all Rents as "rents from real property," and (b) to permit an assignment of this Lease; provided, however, that any adjustments required pursuant to this Section 25.28 shall be made so as to produce the equivalent Rent (in economic terms) payable prior to such adjustment.

25.29 **Time**. Time is of the essence with respect to (a) Tenant's obligations under this Lease, and (b) Tenant's exercise of any expansion, renewal or extension rights granted to Tenant. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

25.30 **Abated Rent Buy-Out**. If this Lease or any amendment hereto contains any provision for the abatement of Rent granted by Landlord as an inducement or concession to secure this Lease or amendment hereto (other than as a result of Casualty, condemnation, or interruption of services), then in connection with any sale, financing or refinancing of the Building or Project, Landlord shall have the right to buy out all or any portion of the abated Rent at any time prior to the expiration of the abatement period by (1) providing written notice thereof to Tenant and (2) paying to Tenant the amount of abated Rent then remaining due discounted to present value at a per annum rate equal to the Prime Rate. If Landlord elects to buy out all or a portion of the abated Rent, Landlord and Tenant shall, at Landlord's option, enter into an amendment to this Lease. In no event shall Landlord be obligated to pay a commission with respect to the abated Rent and Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed with respect to the abated Rent by any broker or agent claiming the same by, through or under the indemnifying party.

25.31 **Sustainability**.

25.31.1 The Building is or may become in the future certified under the Green Building Initiative's Green Globes™ for Continual Improvement of Existing Buildings (Green Globes™-CIEB) or the U.S. Green Building Council's LEED rating system or operated pursuant to Landlord's sustainable building practices, which practices may address whole-building operations and maintenance issues including chemical use; indoor air quality; energy efficiency; water efficiency; recycling programs; exterior maintenance programs; and systems upgrades to meet green building energy, water, indoor air quality, and lighting performance standards. All construction and maintenance methods and procedures, material purchases, and disposal of waste must be in compliance with any such minimum standards and specifications, in addition to all applicable Laws. Upon request, Tenant agrees to assist Landlord in the collection of data (refrigerant inventories, commuting transportation surveys, etc.) in connection with Landlord's application for any such certification for the Building, including without limitation the LEED for Existing Buildings certification. All carbon tax credits and similar credits, offsets and deductions are the sole and exclusive property of Landlord.

25.31.2 Tenant shall use proven energy and carbon reduction measures, including energy efficient bulbs in task lighting; use of lighting controls; daylighting measures to avoid overlighting interior spaces; closing shades on the south side of the Building to avoid over heating the space; turning off lights and equipment at the end of the work day; and purchasing ENERGY STAR® qualified equipment, including lighting, office equipment, commercial quality kitchen equipment, vending and ice machines and purchasing products certified by the U.S. EPA's Water Sense® program. Tenant shall design and operate its space with a lighting power density (LPD) no greater than 1.2 watts per usable square foot in selected areas within the Premises so long as the average lighting power does not exceed 0.8 watts per usable square foot across the entire Premises. Any water fixtures added must have a flow rate no greater than what is currently installed as base building. Tenant kitchenettes shall utilize sinks with flows no greater than 1.2 gpm.

25.31.3 Tenant covenants and agrees, at its sole cost and expense: (a) to comply with all present and future Laws, orders and regulations of federal, state, county, municipal or other governing authorities, departments, commissions, agencies and boards regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse (collectively, "**trash**"); (b) to comply with Landlord's recycling policy as part of Landlord's sustainability practices where it may be more stringent than applicable Law; (c) to sort and separate its trash and recycling into such categories (aluminum, plastic, glass, corrugated materials, etc.) as are provided by Law or Landlord's sustainability practices; (d) that each separately sorted category of trash and recycling shall be placed in separate receptacles as directed by Landlord; (e) that Landlord reserves the right to refuse to collect or accept from Tenant any waste that is not separated and sorted as required by Law or Landlord's sustainability practices, and to require Tenant to arrange for such collection at Tenant's sole cost and expense, utilizing a contractor satisfactory to Landlord; and (f) that Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant's failure to comply with the provisions of this Section.

25.31.4 Landlord shall have the right, but not the obligation, to install water saving fixtures, appliances and equipment in the Premises and common areas, including waterless urinals and low flow faucets and toilets.

25.31.5 All work and/or alterations performed by a Tenant Party in the Premises shall be performed in accordance with Landlord's sustainability practices, including any third-party rating system concerning the environmental compliance of the Building or the Premises, as the same may change from time to time. Tenant further agrees to engage a qualified third party LEED or Green Globe Accredited Professional or similarly qualified professional during the design phase through implementation of any Tenant's work and/or alterations to review all plans, material procurement, demolition, construction and waste management procedures to ensure they are in full conformance to Landlord's sustainability practices, as aforesaid. Tenant shall obtain LEED for Commercial Interiors certification for Tenant's Work and alterations. Upon request, Tenant shall permit Landlord to review and copy all documentation and information submitted to the appropriate certifying organization in connection with such certification.

25.31.6 In no event shall any Tenant Party install asbestos or asbestos containing material in the Building or any finishes on exterior walls that act as vapor barriers, such as vinyl wall coverings. In the event that any Tenant Party installs any finishes that act as vapor barriers, Tenant shall be responsible for any and all costs of removing and remediating any fungi, mold or mildew caused by the presence of such finishes.

25.31.7 Notwithstanding anything to the contrary, Operating Costs shall include all costs incurred for any of the following: (a) all costs of maintaining, managing, reporting, commissioning, and re-commissioning the Project or any part thereof which is designed, renovated, modified, upgraded and/or built to be sustainable and conform with the U.S. Environmental Protection Agency's Energy Star ® rating system and/or Design to Earn Energy Star 71 ("**Energy Star Rating System**"), the Green Building Initiative's Green Globes™ for Continual Improvement of Existing Buildings ("**Green Globes™-CIEB**") standards, the U.S. Green Building Council's Leadership in Energy and Environmental Design ("**LEED**") rating system, or any similar program or rating system of any successor to any of the foregoing entities or of any federal, state or municipal governmental or quasi-governmental authority; (b) all costs of applying, reporting and commissioning the Project or any part thereof to seek certification under the Energy Star Rating system, Green Globes™-CIEB, LEED rating system, or other similar rating system; and (c) all costs of alterations, installations, improvements, replacements, repairs and equipment whether structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, and whether or not required by this Lease incurred (1) in connection with any of the foregoing or (2) to contribute to the slowing of global warming, the lowering of the Project's carbon footprint or the saving of energy consumed in the Project (whether such saving is of tenant electricity or base Project energy) or (3) to comply with any Laws which are intended to lower the Project's carbon footprint or save energy; provided, that if under generally accepted accounting principles, any of the costs referred to in this clause are required to be capitalized ("**Green CapEx**"), then such Green CapEx, together with interest thereon at the Prime Rate in effect as of December 31 of the year in which such expenditure is made, shall be amortized or depreciated, as the case may be, over a period of time which shall be the shorter of: (A) the useful life of the item in question, as reasonably determined by Landlord; or (B) five years; provided, that with respect to any Green CapEx capital improvement and/or any machinery or equipment which is made or becomes operational, as the case may be, after the Lease Date, and which has the effect of reducing the expenses which otherwise would be included in Operating Costs, the amount included in Operating Costs in any calendar year until such Green CapEx has been fully amortized or depreciated, as the case may be, shall be the amortization or depreciation, as the case may be, of such Green CapEx, which is included in Operating Costs pursuant to the foregoing provisions in this clause, as reasonably estimated by Landlord, resulting from the installation and operation of such capital improvement and/or machinery or equipment.

26. **Other Provisions**.

26.1 **Signage**. Landlord shall install, at Tenant's sole cost and expense, Building-standard signage outside of the Premises and include Tenant's information in any Building directory located in the lobby of the Building. In addition, and subject to all applicable Laws and to Landlord's and all applicable authorities' prior approval of the location, design, size, color, material composition and plans and specifications therefor, Tenant shall have the following signage rights at the Project:

26.1.1 **Monument Signage**. Landlord shall use commercially reasonable efforts to obtain municipal approvals to build a monument sign at the intersection of Rio Salado Parkway and North Riverview Drive and a separate monument sign at the intersection of Dobson Road and Cubs Way. Subject to Landlord obtaining the requisite governmental approvals, Landlord shall, at Tenant's sole but reasonable cost and expense, install Tenant's name and logo on one panel (the "**Monument Sign Panels**") of both monument signs to be constructed at the Project.

26.1.2 **Fascia Sign**. Tenant may, at Tenant's sole cost and expense, construct and install two fascia signs containing Tenant's name and logo (the "**Fascia Signs**") on the North and South sides of the Building.

26.1.3 **Rooftop Sign**. Tenant may, at Tenant's sole cost and expense, construct and install one rooftop sign containing Tenant's name and logo (the "**Rooftop Sign**") on the roof of the Building.

26.1.4 **Sign Installation and Maintenance**. If Tenant receives all required approvals, Landlord shall install the Monument Sign Panels, and Tenant shall install the Fascia Signs and Rooftop Sign, in each case at Tenant's sole cost and expense and in accordance with plans and specifications reasonably approved by Landlord, in a good and workmanlike manner, in accordance with all Laws, regulations, restrictions (governmental or otherwise), and architectural guidelines in effect for the area in which the Building is located, and all requisite approvals thereunder (collectively, the "**Sign Requirements**"), and in a manner so as not to unreasonably interfere with the use of the Building grounds while such construction is taking place. Thereafter, Tenant shall maintain the Monument Sign Panels, Fascia Signs and Rooftop Sign in a good and clean condition in accordance with the Sign Requirements; provided, that Landlord may elect to perform any repair or replacement of the Fascia Signs and Rooftop Sign at Tenant's sole but commercially reasonable cost. If the Monument Sign Panels, the Fascia Signs or the Rooftop Sign uses any electricity, Tenant shall pay for the cost to purchase and install electrical submeter equipment and wiring, and thereafter Tenant shall pay to Landlord the monthly electrical submeter charges throughout the Term (or, with respect to the Monument Sign Panels, an equitable allocation to the users of such monument sign by Landlord). Tenant may not relocate the Rooftop Sign without the prior written consent of Landlord. Tenant agrees that, upon at least 60 days' prior written notice to Tenant from Landlord that Landlord requires Tenant to relocate the Rooftop Sign (which notice may be given at any time and from time to time during the Term), Tenant shall relocate such Rooftop Sign (as requested by Landlord) from the then existing location to any substitute location reasonably designated by Landlord on the Building, subject to Tenant's reasonable approval of the relocation area given within five days of Landlord's initial relocation notice, which if Tenant fails to respond within such five-day period shall be deemed approval by Tenant of such relocation. Any objection notice by Tenant to the relocation area shall be reasonably detailed. Tenant shall complete such relocation prior to the expiration of such 60-day period and upon the expiration of such 60-day period Tenant shall have no further right to use or occupy the prior location unless and until Landlord notifies Tenant to relocate back to the original location and Tenant will perform such relocation as soon as reasonably practicable after such notice. In the event Landlord exercises its right to cause Tenant to relocate the Rooftop Sign pursuant this Section 26.1.4, Landlord shall use its commercially reasonable efforts to minimize any disruption to Tenant's operations as a result thereof and all costs associated with such relocation shall be reimbursed by Landlord within 30 days of Tenant's written request. Tenant shall repair all damage to the Building caused by the installation, maintenance or removal of the Rooftop Sign at any such prior rooftop locations. Any and all costs and expenses associated with the relocation of such Rooftop Sign and related restoration work in order to accommodate the repair, replacement or maintenance of the roof or other area of the Building, or equipment associated with any of the foregoing, shall be paid by Tenant within 30 days following Landlord's request therefor. Otherwise, any such relocation and related restoration shall be at Landlord's cost and expense.

26.1.5 **Sign Removal**. Prior to the end of the Term, or, if earlier, within five days after the earliest to occur of the termination of this Lease, Tenant's right to possess the Premises has been terminated, Tenant's vacating the Premises or the date on which Tenant's rights pursuant to this Section 26.1.5 have been revoked, Tenant shall remove Tenant's Fascia Signs, Rooftop Sign and Monument Sign Panels and repair all damage caused thereby and restore the monument sign structure and Building area where the Fascia Signs and Rooftop Sign were located to their condition before the installation of the applicable

sign, including the removal of any discoloration caused by the presence of the sign; provided, that Landlord shall have the right to elect to perform such removal, repair and restoration work on Tenant's behalf, and in such event, Tenant shall reimburse Landlord promptly upon demand for all costs related to such removal, repair and restoration work. Additionally, if Tenant fails to timely do so, Landlord may, at Tenant's expense and without compensation to Tenant, remove the signs, perform the related restoration and repair work and dispose of the signs in any manner Landlord deems appropriate.

26.1.6 **Personal Rights**. The rights granted to Tenant under this Section 26.1.6 are personal to WageWorks, Inc., may not be assigned to any party other than a Permitted Transferee, and may be revoked by Landlord if Tenant ceases to lease and occupy at least the same number of rentable square feet in the Project demised to Tenant as of the Lease Date. If Tenant fails to install the Monument Sign Panels, the Rooftop Sign or the Fascia Signs within 18 months following the Lease Date or if the Monument Sign Panels, Rooftop Sign or Fascia Signs are not installed on the Building or monument sign, as applicable during any six-month period of the Term (other than during an renovation period following a casualty or condemnation) Tenant's rights under this Section 26.1.6 shall expire, time being of the essence with respect thereto. Any changes or additions to the Monument Sign Panels, Rooftop Sign or Fascia Signs shall be subject to Landlord's prior written approval, which approval may be withheld in Landlord's sole discretion, and shall be made at Tenant's sole cost and expense. For all purposes under this Lease, the Rooftop Sign, Fascia Signs and Monument Sign Panel shall be deemed to be included within the definition of Tenant's Off-Premises Equipment.

26.2 **Tenant's Letter of Credit**.

26.2.1 **General Provisions**. Concurrently with Tenant's execution of this Lease, Tenant shall deliver to Landlord, as collateral for the full performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any default by Tenant under this Lease, a standby, unconditional, irrevocable, transferable letter of credit ("**Tenant's Letter of Credit**") in the form of Exhibit I hereto and containing the terms required herein, in the face amount of $2,843,750.00 ("**Tenant's Letter of Credit Amount**"), naming Landlord as beneficiary, permitting multiple and partial draws thereon, and otherwise in form acceptable to Landlord in its commercially reasonable discretion. Tenant's Letter of Credit shall be issued by a commercial bank reasonably acceptable to Landlord and (a) that is chartered under the laws of the United States, any State thereof or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation; (b) whose long-term, unsecured and unsubordinated debt obligations are rated in the highest category by at least two of Fitch Ratings Ltd. ("**Fitch**"), Moody's and S&P or their respective successors (the "**Rating Agencies**") (which shall mean AAA from Fitch, Aaa, from Moody's and AAA from Standard & Poor's); and (c) which has a short-term deposit rating in the highest category from at least two Rating Agencies (which shall mean F1 from Fitch, P 1 from Moody's and A 1 from S&P) (collectively, "**Tenant's LC Issuer Requirements**"). If at any time, Tenant's LC Issuer Requirements are not met, or if the financial condition of such issuer changes in any other materially adverse way, as determined by Landlord in its sole discretion, Tenant shall, within ten business days of written notice from Landlord, deliver to Landlord a replacement Tenant's Letter of Credit which otherwise meets the requirements of this Lease and that meets Tenant's LC Issuer Requirements (and Tenant's failure to do so shall, notwithstanding anything in this Lease to the contrary, constitute an Event of Default for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten-business-day period). Among other things, Landlord shall have the right under such circumstances to immediately, and without further notice to Tenant, present a draw under Tenant's Letter of Credit for payment and to hold the proceeds thereof. Tenant shall cause Tenant's Letter of Credit to be continuously maintained in effect (whether through replacement, renewal or extension) in Tenant's Letter of Credit Amount through the date ("**Tenant's Final LC Expiration Date**") that is 120 days after the scheduled expiration date of the Term or any renewal Term. If Tenant's Letter of Credit held by Landlord expires earlier than the Tenant's Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), Tenant shall deliver a new Tenant's Letter of Credit or certificate of renewal or extension to Landlord not later than 30 days prior to the expiration date of Tenant's Letter of Credit then held by Landlord. Any renewal or replacement Tenant's Letter of Credit shall comply with all of the provisions of this Section 26.2.1, shall be irrevocable, transferable and shall remain in effect (or be automatically

renewable) through the Tenant's Final LC Expiration Date upon the same terms as the expiring Tenant's Letter of Credit or such other terms as may be acceptable to Landlord in its sole discretion.

26.2.2 **Drawings under Tenant's Letter of Credit**. Landlord shall have the right to draw upon Tenant's Letter of Credit, in whole or in part, at any time and from time to time:

(a) If an Event of Default occurs;

(b) If Tenant's Letter of Credit held by Landlord expires earlier than the Tenant's Final LC Expiration Date (whether by reason of a stated expiration date or a notice of termination or non-renewal given by the issuing bank), and Tenant fails to deliver to Landlord, at least 30 days prior to the expiration date of Tenant's Letter of Credit then held by Landlord, a renewal or substitute Tenant's Letter of Credit that is in effect and that complies with the provisions of this Section 26.2.2(b); or

(c) Tenant fails to vacate the entirety of the Premises as of the expiration or termination of this Lease.

26.2.3 No condition or term of this Lease shall be deemed to render Tenant's Letter of Credit conditional so as to justify the issuer of Tenant's Letter of Credit in failing to honor a drawing upon such Tenant's Letter of Credit in a timely manner. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon Tenant's Letter of Credit upon the occurrence of any Event of Default by Tenant under this Lease or upon the occurrence of any of the other events described above in this Section 26.2.3.

26.2.4 **Use of Proceeds by Landlord**. The proceeds of Tenant's Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages Landlord has suffered or Landlord reasonably estimates it will suffer as a result of any default by Tenant under this Lease. Landlord shall deposit any unused proceeds in a separate account in the name of Landlord or its designee at a financial institution selected by Landlord in its sole discretion ("**Tenant's LC Proceeds Account**"). Landlord may apply funds from Tenant's LC Proceeds Account against any Rent payable by Tenant under this Lease not paid when due and/or to pay for all losses and damages Landlord has suffered or Landlord reasonably estimates it will suffer as a result of any default by Tenant under this Lease. Tenant hereby grants Landlord a security interest in Tenant's LC Proceeds Account and all funds held in such account and agrees that, in addition to all other rights and remedies available to Landlord under applicable Law, Landlord shall have all rights of a secured party under the Uniform Commercial Code in the state in which the Premises are located with respect to Tenant's LC Proceeds Account. Tenant's LC Proceeds Account shall be under the sole control of Landlord. Tenant shall not have any right to direct the disposition of funds from Tenant's LC Proceeds Account or any other right or interest in the Tenant's LC Proceeds Account, and any interest accruing upon the funds in Tenant's LC Proceeds Account shall belong to Landlord. Tenant shall, at any time and from time to time, execute, acknowledge and deliver such documents and take such actions as Landlord or the bank with which the Tenant's LC Proceeds Account is maintained may reasonably request concerning the creation or perfection of the security interest granted to Landlord in (including Landlord's control of) Tenant's LC Proceeds Account or to effect the provisions of this Section 26.2.4. Tenant does hereby make, constitute and appoint Landlord its true and lawful attorney-in-fact, for it and in its name, place and stead, to execute and deliver all such instruments and documents, and to do all such other acts and things, as Landlord may deem to be necessary or desirable to protect and preserve the rights granted to Landlord under this Section 26.2.4. Tenant hereby grants to Landlord the full power and authority to appoint one or more substitutes to perform any of the acts that Landlord is authorized to perform under this Section 26.2.4, with a right to revoke such appointment of substitution at Landlord's pleasure. The power of attorney granted pursuant to this Section 26.2.4 is coupled with an interest and therefore is irrevocable. Any person dealing with Landlord may rely upon the representation of Landlord relating to any authority granted by this power of attorney, including the intended scope of the authority, and may accept the written certificate of Landlord that this power of attorney is in full force and effect. Photographic or other facsimile reproductions of this executed Lease may be made and delivered by Landlord, and may be relied upon by any person to the same extent as though the copy were

an original. Anyone who acts in reliance upon any representation or certificate of Landlord, or upon a reproduction of this Lease, shall not be liable for permitting Landlord to perform any act pursuant to this power of attorney. Provided no Event of Default or monetary default is then occurring, Landlord agrees to pay to Tenant within 30 days after the Tenant's Final LC Expiration Date the amount of any proceeds of the Tenant's Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any default by Tenant under this Lease; provided, that if prior to the Tenant's Final LC Expiration Date a voluntary petition is filed by Tenant or any Guarantor, or an involuntary petition is filed against Tenant or any Guarantor by any of Tenant's or Guarantor's creditors, under the Federal Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Tenant's Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed, in each case pursuant to a final court order not subject to appeal or any stay pending appeal.

26.2.5 **Additional Covenants of Tenant**. If, as result of any application or use by Landlord of all or any part of the Tenant's Letter of Credit, the amount of the Tenant's Letter of Credit shall be less than the Tenant's Letter of Credit Amount, Tenant shall, within ten business days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency (or a replacement letter of credit in the total Tenant's Letter of Credit Amount), and any such additional (or replacement) letter of credit shall comply with all of the provisions of this Section 26.2.5, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in this Lease, the same shall constitute an uncurable Event of Default by Tenant. Tenant further covenants and warrants that it will neither assign nor encumber the Tenant's Letter of Credit or any part thereof or any interest in the Tenant's LC Proceeds Account and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

26.2.6 **Transfer of Tenant's Letter of Credit**. Landlord may, at any time and without notice to Tenant and without first obtaining Tenant's consent thereto, transfer all or any portion of its interest in and to the Tenant's Letter of Credit to another party, person or entity, including Landlord's Mortgagee and/or to have the Tenant's Letter of Credit reissued in the name of Landlord's Mortgagee. If Landlord transfers its interest in the Building and transfers the Tenant's Letter of Credit (or any proceeds thereof then held by Landlord) in whole or in part to the transferee, Landlord shall, without any further agreement between the parties hereto, thereupon be released by Tenant from all liability therefor. The provisions hereof shall apply to every transfer or assignment of all or any part of the Tenant's Letter of Credit to a new landlord. In connection with any such transfer of the Tenant's Letter of Credit by Landlord, Tenant shall, at Tenant's sole cost and expense, execute and submit to the issuer of the Tenant's Letter of Credit such applications, documents and instruments as may be necessary to effectuate such transfer. Tenant shall be responsible for paying the issuer's transfer and processing fees in connection with any transfer of the Tenant's Letter of Credit and, if Landlord advances any such fees (without having any obligation to do so), Tenant shall reimburse Landlord for any such transfer or processing fees within ten days after Landlord's written request therefor.

26.2.7 **Reduction in Tenant's Letter of Credit Amount**. Provided no monetary Event of Default has occurred hereunder for a period of twenty-four months prior to a reduction date and, provided that, prior to each requested letter of credit reduction date, Tenant has delivered to Landlord a written request for Landlord to acknowledge (and Landlord has made such acknowledgement in writing) that no Event of Default has occurred hereunder, Tenant may reduce the Tenant's Letter of Credit Amount to the following amounts for the following periods of time:

Lease Month	Required Tenant's Letter of Credit Amount
1 – 36	$2,843,750.00
37 – 48	$2,275,000.00
49 – 60	$1,706,250.00
61 – 72	$1,137,500.00

Lease Month	Required Tenant's Letter of Credit Amount
73 – 120 days after the end of Term	$568,750.00

If a monetary Event of Default is occurring at the time of a scheduled reduction in the amount of Tenant's Letter of Credit, Tenant shall again be eligible for such reduction twenty-four months following the cure of such monetary Event of Default.

26.2.8 **Nature of Tenant's Letter of Credit**. Landlord and Tenant (a) acknowledge and agree that in no event or circumstance shall the Tenant's Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof (including the Tenant's LC Proceeds Account) be deemed to be or treated as a "security deposit" under any Law applicable to security deposits in the commercial context ("**Security Deposit Laws**"), (b) acknowledge and agree that the Tenant's Letter of Credit (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (c) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

26.2.9 **Increase in Tenant's Letter of Credit**.

(a) If the rentable square feet in the initial Premises exceeds 150,000, the Tenant's Letter of Credit Amount shall be increased such that the Tenant's Letter of Credit Amount equals five months of Basic Rent and the required Tenant's Letter of Credit amounts listed in the table of Section 26.2.7 shall be as follows (the "**Required Tenant's Letter of Credit Amount Formula**"): In Lease Months 1 – 36, the required Tenant's Letter of Credit amount shall be five months of Basic Rent at the Basic Rent rate for the last month of the Term; in Lease Months 37 – 48 the required Tenant's Letter of Credit amount shall be equal to four months of Basic Rent at the Basic Rent rate for the last month of the Term; in Lease Months 49 – 60 the required Tenant's Letter of Credit amount shall be equal to three months of Basic Rent at the Basic Rent rate for the last month of the Term; in Lease Months 61 – 72 the required Tenant's Letter of Credit amount shall be equal to two months of Basic Rent at the Basic Rent rate for the last month of the Term; and in Lease Month 73 until 120 days after the end of the Term, the required Tenant's Letter of Credit amount shall be equal to one month of Basic Rent at the Basic Rent rate for the last month of the Term.

(b) In the event that Tenant elects to expand the Premises, Tenant shall increase the amount of Tenant's Letter of Credit equal to the amount of the product of the number of rentable square feet in the expansion space and the then-applicable Basic Rent rate per rentable square foot divided by twelve, and then multiplied by five. For example, if Tenant expands the size of the Premises by 10,000 rentable square feet in the first 12 months of the Term, then Tenant's Letter of Credit shall increase by $158,333.33, which is the result of multiplying the expansion rentable square footage amount (i.e., 10,000 rentable square feet) by the then applicable annual price per square foot (i.e., during the first 12 months of the Term, $38.00 per rentable square foot), then dividing such product by 12 and then multiplying the result by five. In the event that an increase in Tenant's Letter of Credit is required pursuant to this Section 26.2.9, Landlord and Tenant shall execute an amendment to this Lease that modifies the required Tenant's Letter of Credit Amount listed in the table of Section 26.2.7 in accordance with the Required Tenant's Letter of Credit Amount Formula.

26.3 **Security and Surveillance System**. Tenant may, at its sole cost and expense, install an electronic card key system within the Premises, provided that such electronic card key system is compatible with any current card key system serving the Building. Tenant shall furnish Landlord with a copy of all key codes or access cards and Tenant shall ensure that Landlord shall have access to the Premises at all times. Separately, Tenant may, at is sole cost and expense, install camera surveillance equipment, including cameras directed at certain means of ingress/egress to the Premises for recording purposes only and for no other use or purpose ("**Surveillance Equipment**"), on the exterior of the Building and outside the Premises, subject to Landlord's approval of the location,

equipment, design and aesthetic of the Surveillance Equipment. Notwithstanding anything contained in this Lease to the contrary, Tenant expressly acknowledges and agrees that (1) in no event shall Landlord or any employee, agent or contractor of Landlord be required to man, monitor or respond to any output of any cameras or other devices recording access to or from the Premises or the Surveillance Equipment, and (2) no liability or obligation whatsoever on the part of Landlord or any employee, agent or contractor of Landlord is imposed or implied by any such cameras, Surveillance Equipment or other recording devices that may be installed in the Building. Additionally, Tenant shall ensure that such system shall comply with all Laws, including all fire safety laws, and in no event shall Landlord be liable for, and Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from any claims, demands, liabilities, causes of action, suits, judgments, damages and expenses arising from, such system or the malfunctioning thereof in accordance with Tenant's indemnity contained in Section 11.4 hereof. Sections 8 and 21 of this Lease shall govern the installation, maintenance and Landlord's removal rights with respect to such security system and Surveillance Equipment; provided that Tenant shall not be obligated to remove the Surveillance Equipment if Landlord provides written notice to Tenant at least six months prior to the expiration of the Term that Tenant shall not be required to remove the Surveillance Equipment. For all purposes under this Lease, the Surveillance Equipment and any cameras located outside the Premises shall be deemed to be included within the definition of Tenant's Off-Premises Equipment.

26.4 **Generator.**

26.4.1 **Right to Install Generator**. Provided Tenant complies with the terms of this Section 26.4.1, Tenant may, at its risk and expense, install, operate and maintain one generator for emergency back-up purposes (the "**Generator**", which defined term shall also refer to any associated fuel tank and all related equipment) at a location on the Building grounds approved by Landlord. Any fuel tank associated with the Generator, together with such Generator, shall be a single, self-contained, double-wall, above-ground fuel tank unit and equipped with a critical silence muffler. No underground storage tanks may be installed or used in connection with the Generator.

26.4.2 **Delivery of Plans, Specifications and Permits**. Before installing the Generator, Tenant shall submit to Landlord for its approval (which approval shall be given or withheld by Landlord using the same standards described in Section 8.1) (a) construction ready plans and specifications prepared by a registered professional engineer in the State in which the Premises is located reasonably approved by Landlord which (1) specify in detail the design, location, screening, size, model, weight and method of installation (including separation walls, sound proofing and ventilation system) and (2) are sufficiently detailed to allow for the installation of the Generator in a good and workmanlike manner and in accordance with all Laws and (b) all necessary consents, approvals, permits or registrations, including architectural guidelines in effect for the area in which the Project is located as they may be amended from time to time, required for the installation, maintenance, use or operation of the Generator. Landlord may, as a condition to approving installation of the Generator, require that Tenant screen the Generator with a screening device acceptable to Landlord. Landlord's approval of any such plans and specifications shall not constitute a representation or warranty by Landlord that such plans and specifications comply with architectural guidelines and/or sound engineering practices or will comply with all applicable Laws; such compliance shall be the sole responsibility of Tenant. To the extent that any permits or registrations are required for the installation, maintenance or operation of the Generator, they shall be obtained in Tenant's name and Tenant shall maintain such permits throughout the Term.

26.4.3 **Tenant's Installation of Generator**. If Landlord approves such plans, Tenant shall install (in a good and workmanlike manner) the Generator in accordance with the approved plans and specifications therefor and all Laws (including all applicable permits and consents issued with respect to the Generator) in a manner so as not to damage the Building or interfere with the use of any portion of the Project while such installation is taking place.

26.4.4 **Electricity Use of Generator**. If the Generator uses any electricity (including for any back-up batteries or power sources), Tenant shall pay for the cost to purchase and install electrical submeter equipment and wiring for, or otherwise related to, the Generator, and thereafter Tenant shall pay to Landlord the monthly electrical submeter charges for the Generator throughout the Term.

26.4.5 **Tenant's Operation and Maintenance of Generator**. Tenant shall use, operate and maintain the Generator and the screening therefor in a good, clean, and safe condition, in accordance with all Laws, including architectural guidelines in effect for the area in which the Building is located as they may be amended from time to time, all manufacturer's suggested maintenance programs, the approved plans and specifications therefor and in such a manner so as not to unreasonably interfere with any other equipment or systems (including other generators) in the Project, all at Tenant's sole cost and expense. In addition to Tenant's other obligations hereunder, Tenant, at its own cost and expense, shall enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor reasonably approved by Landlord for servicing the Generator and associated equipment within or serving the Premises. The service contract must include all services suggested by the equipment manufacturer in its operations/maintenance manual and an executed copy of such contract must be provided to Landlord prior to the date Tenant commences operation of the Generator. Additionally, copies of all renewals or extensions of such contract shall be provided to Landlord within ten days following the effective date thereof. If Tenant fails to provide a copy of such contract (or renewal) within ten business days following Landlord's written request therefor, Landlord may elect to enter into such contract at Tenant's cost, plus an administrative fee of 5% of such cost. All work relating to the Generator shall, at Tenant's expense, be coordinated with Landlord. Tenant shall (a) properly fuel and immediately remove from the area surrounding the Generator any spills or other leaks of fluid from the Generator, (b) ensure that the Generator is properly exhausted at all times so no odors emanate therefrom, and (c) ensure that all testing of the Generator is performed after Building Hours and coordinated with Landlord. Tenant shall maintain insurance with respect to the Generator reasonably satisfactory to Landlord, listing Landlord, Landlord's Mortgagee and the Building manager, as additional insureds. Tenant shall repair any damage to the Building caused by or relating to the Generator, including that which is caused by its installation, maintenance, use, operation or removal, and Tenant shall restore the area on which the Generator was located to its condition as of the Lease Date. If Tenant fails to do so within ten days after Landlord's written request, Landlord may perform such work and Tenant shall pay to Landlord all reasonable costs incurred in connection therewith, plus an administrative fee of 5% of such costs, within 30 days after Landlord's written request therefor.

26.4.6 **Generator Removal Obligations; Landlord's Rights**. Prior to the end of the Term, or, if earlier, within ten business days after this Lease or Tenant's right to possess the Premises has been terminated or Tenant's vacating the Premises, Tenant shall, at its risk and expense, remove the Generator. If Tenant fails to do so, Landlord may remove the Generator and store or dispose of it in any manner Landlord deems appropriate without liability to Tenant; Tenant shall reimburse Landlord for all costs incurred by Landlord in connection therewith within ten days after Landlord's request therefor.

26.4.7 **Disclaimer**. For all purposes under this Lease, the Generator shall be deemed to be included within the definition of Tenant's Off-Premises Equipment. **LANDLORD SHALL HAVE NO RESPONSIBILITY OR LIABILITY TO TENANT, ITS AGENTS, EMPLOYEES, CONTRACTORS, VISITORS OR INVITEES FOR, LOSSES, DAMAGES OR INJURY TO PERSONS OR PROPERTY CAUSED BY, RELATED TO, OR ARISING OUT OF OR IN CONNECTION WITH, ANY SUCH CONNECTION TO, USE OF, OR FAILURE, NON-PERFORMANCE OR INADEQUATE PERFORMANCE OF, THE GENERATOR, AND TENANT HEREBY RELEASES LANDLORD FROM ANY AND ALL LIABILITY FOR SUCH LOSSES, DAMAGES OR INJURY, EVEN IF CAUSED BY LANDLORD'S NEGLIGENCE OR THAT OF ITS EMPLOYEES AND/OR AGENTS (BUT NOT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ITS EMPLOYEES AND OR AGENTS).**

26.4.8 **Personal Right**. Tenant may only use the Generator in connection with Tenant's business. Tenant shall not allow any third party to use such equipment, whether by sublease, license, occupancy agreement or otherwise, except in connection with Permitted Transfers and any other Transfers approved in writing by Landlord.

26.5 **Restrictive Covenant/Competing Tenants**. Provided (a) no Event of Default is then occurring hereunder, (b) Tenant is then currently occupying at least 80% of the entire Premises for the Permitted Use and conducting business therein, and (c) Tenant has not assigned or sublet any portion of the Premises, and subject to the current rights of other tenants in the Building, Landlord will not execute any lease for space within the Building

with any of the three following companies: Optum, Inc., Fidelity FMR LLC, and HealthEquity, Inc., ("**Primary Competitors**") for space in the Building for the primary purpose of providing online human resources or employee benefits services (a "**Restricted Use**"). If one of the named Primary Competitors in the preceding sentence changes its name, Tenant shall have the right to replace such named Primary Competitor so long as such replacement Primary Competitor's primary business is substantially the same as the primary business of Tenant at such time. Not more frequently than once in any twenty-four (24) month period, Tenant shall have the right to replace any such Primary Competitors with a company whose primary business is substantially the same as the primary business of Tenant at such time with Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. For avoidance of doubt, the list of Primary Competitors shall at no time be more than three names. Notwithstanding the foregoing, no violation of this provision shall occur with respect to a Primary Competitor or a Restricted Use if Landlord first notifies Tenant in writing of its intention to allow such Primary Competitor or a Restricted Use and Tenant notifies Landlord, in writing, that it does not object to such Primary Competitor or a Restricted Use. If Landlord incurs any liability, claim or damage because of this Section (whether under a claim of antitrust, restraint of trade or other similar claim or otherwise), Tenant shall either waive the terms of this Section or indemnify, defend and hold Landlord harmless for all such liabilities, claims or damages, including reasonable attorneys' fees and expenses. If Tenant assigns this Lease or sublets all or a portion of the Premises to a Primary Competitor, such Primary Competitor shall no longer be a Primary Competitor under this Lease for the balance of the Term and any renewals.

26.6 **Street Name Change**. Landlord shall use commercially reasonable efforts to obtain the required governmental approvals to change the name of the street currently named "Cubs Way" to "Rio Salado Parkway" or another name acceptable to the local governmental authorities.

26.7 **Amenities**. If any amenities (the "**Amenities**") are ever offered by Landlord at the Project or related complex, Tenant's use of such Amenities shall be voluntary and shall be undertaken by Tenant and such Tenant Party at its sole risk. Landlord shall have the right (a) to include all management, maintenance, repair and equipment replacement costs related to the Amenities in Operating Costs, and (b) to include a fair market rental for the Amenities in Operating Costs, and Tenant shall be responsible for the cost of any special services related to Tenant's use of the Amenities. Neither Landlord nor Landlord's members, partners, officers, owners, directors, managers, servants, agents and/or employees (collectively, the "**Released Parties**") shall ever be liable for any claims, demands, injuries, damages, actions or causes of action whatsoever arising out of or connected with Tenant's and any Tenant Party's use of any Amenities that may ever be offered at the Project and their facilities and services. **TENANT DOES HEREBY EXPRESSLY FOREVER WAIVE, RELEASE AND DISCHARGE THE RELEASED PARTIES FROM ANY AND ALL LIABILITY ARISING FROM ALL SUCH CLAIMS, DEMANDS, INJURIES, DAMAGES, ACTIONS AND/OR CAUSES OF ACTION, INCLUDING LIABILITY FROM ALL ACTS OF ACTIVE OR PASSIVE NEGLIGENCE, INCLUDING SOLE OR GROSS NEGLIGENCE, ON THE PART OF THE RELEASED PARTIES.** The waivers contained in this Section 26.7 shall survive the expiration or earlier termination of this Lease.

26.8 **Attorneys' Fees**. If there is any legal or arbitration action or proceeding between Landlord and Tenant to enforce any provision of this Lease or to protect or establish any right or remedy of either Landlord or Tenant hereunder, the unsuccessful party to such action or proceeding will pay to the prevailing party all reasonable, actual out-of-pocket costs and expenses paid or payable to third parties, including reasonable attorneys' fees incurred by such prevailing party in such action or proceeding and in any appeal in connection therewith, and if such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys' fees will be determined by the court or arbitration panel handling the proceeding and will be included in and as a part of such judgment.

26.9 **Landlord's Default**.

26.9.1 **General Provisions**. Landlord shall be in default under this Lease if Landlord fails to perform any of its obligations hereunder following the Commencement Date and such failure continues for 30 days after Tenant delivers to Landlord written notice specifying such failure; however, if such failure cannot reasonably be cured within such 30-day period, but Landlord commences to cure such failure within such 30-day period and thereafter diligently pursues the curing thereof to completion, then Landlord shall not be in default hereunder or liable for damages therefor. Except as provided below in this

Section 26.9, and except where the provisions of this Lease grant Tenant an express, exclusive remedy, or expressly deny Tenant a remedy, Tenant's exclusive remedy for Landlord's failure to perform its obligations under this Lease shall be limited to damages, injunctive relief, or specific performance; in each case, Landlord's liability or obligations with respect to any such remedy shall be limited as provided in Section 26.9.

26.9.2 **Tenant's Right of Self-Help**. If Landlord is in default of this Lease as provided in Section 26.9.1 above after the notice and cure period described therein and Landlord does not dispute in good faith that Landlord is obligated pursuant to the terms of this Lease to perform the obligation in question, Tenant shall have the right to cure such default as more particularly described below after giving an additional written notice (the "**Second Notice**") to Landlord. If such default remains uncured for an additional ten business days after Landlord's receipt of the Second Notice, and such failure by Landlord materially and adversely affects Tenant's use or occupancy of the Premises, then, provided no Event of Default by Tenant then exists, Tenant may perform such obligation in good and workmanlike manner and compliance with all Laws and this Lease. Thereafter Landlord shall pay to Tenant the reasonable out-of-pocket costs actually incurred by Tenant to cure such default within 30 days following receipt by Landlord of the paid invoices therefor and final, unconditional lien waivers in recordable form therefor. Notwithstanding anything herein to the contrary, Tenant shall have no right of self-help with respect to any portion of the Building outside the Premises or any component of the Building's Structure or the Building's Systems,: including the heating, air conditioning and ventilating, mechanical, electrical and plumbing systems, controlled access system, sprinkler system and fire/life safety system. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys' fees) arising from Tenant's exercise of such self-help rights in accordance with Tenant's indemnity contained in Section 11.4 hereof.

26.9.3 **Tenant's Offset Right**. If Landlord fails to pay the amounts owed by Landlord to Tenant as provided in Section 26.9.2 above within such 30-day period, Tenant may offset such costs that are not in good faith disputed by Landlord against Tenant's next accruing installments of Basic Rent until Tenant has been reimbursed for such costs; provided, however, that the amount offset against Basic Rent in any single month shall not exceed ten percent (10%) of the Basic Rent payable for such month.

26.10 **Rooftop Equipment**.

26.10.1 **Right to Install Rooftop Equipment**. Provided Tenant complies with the terms of this Section 26.10.1, Tenant may, at its risk and expense, install, operate and maintain a satellite dish/microwave antenna and related equipment and wiring (collectively, the "**Rooftop Equipment**") on the roof of the Building at a location approved by Landlord. Notwithstanding anything to the contrary in this Lease, to the extent related to the Rooftop Equipment, all costs associated with any such review and any modification to structural steel framing, roof decking, roof openings and screening, reinstatement of fireproofing and relocation of equipment, piping, conduit and the like shall be borne by Tenant.

26.10.2 **Delivery of Plans, Specifications and Permits**. Before installing the Rooftop Equipment, Tenant shall submit to Landlord for its approval (which approval shall be given or withheld by Landlord using the same standards described in Section 8.1) (a) construction ready plans and specifications prepared by a registered professional engineer in the State in which the Premises are located reasonably approved by Landlord which (1) specify in detail the design, location, size, model, weight, method of installation, method of screening and frequency of the Rooftop Equipment and (2) are sufficiently detailed to allow for the installation of the Rooftop Equipment in a good and workmanlike manner and in accordance with all Laws and (b) all necessary consents, approvals, permits or registrations, including architectural guidelines in effect for the area in which the Building is located as they may be amended from time to time, required for the installation, maintenance, use or operation of the Rooftop Equipment. Notwithstanding anything to the contrary contained herein, Landlord may withhold its consent to the installation of the Rooftop Equipment if such installation would require any penetration of the Building's roof or would void or alter Landlord's roof warranty. Landlord may, as a condition to approving installation of the Rooftop Equipment, require that Tenant screen the Rooftop Equipment with a parapet wall or other screening device acceptable to Landlord. If the Rooftop Equipment uses any electricity, Tenant shall pay for the cost to purchase and

install electrical submeter equipment and wiring, and thereafter Tenant shall pay to Landlord the monthly electrical submeter charges throughout the Term. Landlord's approval of any such plans and specifications shall not constitute a representation or warranty by Landlord that such plans and specifications comply with sound architectural guidelines and/or engineering practices or will comply with all applicable Laws; such compliance shall be the sole responsibility of Tenant. Tenant shall maintain all permits necessary for the maintenance and operation of the Rooftop Equipment while it is on the Building, and all such permits shall be in Tenant's name.

26.10.3 **Tenant's Installation of Rooftop Equipment**. If Landlord approves such plans, Tenant shall install (in a good and workmanlike manner) the Rooftop Equipment in accordance with the approved plans and specifications therefor and all Laws (including all applicable permits and consents issued with respect to the Rooftop Equipment) in a manner so as not to damage the Building or interfere with the use of any portion of the Project while such installation is taking place.

26.10.4 **Tenant's Operation and Maintenance of Rooftop Equipment**. Tenant shall operate and maintain the Rooftop Equipment and the screening therefor in good repair and condition, in accordance with all Laws, all manufacturer's suggested maintenance programs, the approved plans and specifications therefor and in such a manner so as not to unreasonably interfere with any other equipment or systems (including other supplemental HVAC system, satellite, antennae, or other transmission facility) in the Project, all at Tenant's sole cost and expense. In addition to Tenant's other obligations hereunder, Tenant, at its own cost and expense, shall enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor approved by Landlord for servicing the Rooftop Equipment and associated equipment within or serving the Premises. The service contract must include all services suggested by the equipment manufacturer in its operations/maintenance manual and an executed copy of such contract must be provided to Landlord prior to the date Tenant takes possession of the Premises. Additionally, copies of all renewals or extensions of such contract shall be provided to Landlord within ten days following the effective date thereof. If Tenant fails to provide a copy of such contract (or renewal) within ten business days following Landlord's written request therefor, Landlord may elect to enter into such contract at Tenant's cost, plus an administrative fee of 5% of such cost. All work relating to the Rooftop Equipment shall, at Tenant's expense, be coordinated with Landlord's roofing contractor so as not to affect any warranty for the Building's roof, it being agreed that any costs related to the invalidity of such roof warranty shall borne by Tenant. Tenant shall maintain insurance in respect thereof reasonably satisfactory to Landlord, listing Landlord, Landlord's Mortgagee and the Building manager, as additional insureds. Tenant's access to the Building's roof shall be coordinated with Landlord's property manager.

26.10.5 **Relocation of Rooftop Equipment**. Tenant may not relocate any of the Rooftop Equipment without the prior written consent of Landlord. Tenant agrees that, upon at least 30 days' prior written notice to Tenant from Landlord that Landlord requires Tenant to relocate any Rooftop Equipment (which notice may be given at any time and from time to time during the Term), Tenant shall relocate such Rooftop Equipment (as requested by Landlord) from the then existing location to any substitute location reasonably designated by Landlord on the Building. Tenant shall complete such relocation prior to the expiration of such 30-day period and upon the expiration of such 30-day period Tenant shall have no further right to use or occupy the prior location unless and until Landlord notifies Tenant to relocate back to the original location and Tenant will perform such relocation as soon as reasonably practicable after such notice. In the event Landlord exercises its right to cause Tenant to relocate all or a portion of the Rooftop Equipment pursuant this Section 26.10.5, Landlord shall use its commercially reasonable efforts to minimize any disruption to Tenant's operations as a result thereof. Tenant shall repair all damage to the Building caused by the installation, maintenance or removal of the Rooftop Equipment at any such prior rooftop locations. Any and all costs and expenses associated with the relocation of any such Rooftop Equipment and related restoration work in order to accommodate the repair, replacement or maintenance of the roof or other area of the Building, or equipment associated with any of the foregoing, shall be paid by Tenant within 30 days following Landlord's request therefor. Otherwise, any such relocation and related restoration shall be at Landlord's cost and expense.

26.10.6 **Rooftop Equipment Removal Obligations; Landlord's Rights**. Prior to the end of the Term, or, if earlier, within five days after this Lease or Tenant's right to possess the Premises has

been terminated or Tenant's vacating the Premises, Tenant shall, at its risk and expense, remove the Rooftop Equipment. If Tenant fails to do so, Landlord may remove the Rooftop Equipment and store or dispose of it in any manner Landlord deems appropriate without liability to Tenant; Tenant shall reimburse Landlord for all costs incurred by Landlord in connection therewith within ten days after Landlord's request therefor. Alternatively, at Landlord's election, Tenant shall deliver to Landlord the Rooftop Equipment in good repair and condition, normal wear and tear excepted (damages from Casualty and condemnation excepted), and deliver to Landlord a bill of sale for the Rooftop Equipment and all operating manuals, keys and similar items with respect to the Rooftop Equipment, and thereafter the Rooftop Equipment shall be Landlord's property. Tenant shall repair any damage to the Building caused by or relating to the Rooftop Equipment, including that which is caused by its installation, maintenance, use, or removal, and Tenant shall restore the area of the roof on which Tenant's Rooftop Equipment was located to its condition as of the Lease Date. If Tenant fails to do so within 30 days after Landlord's written request, Landlord may perform such work and Tenant shall pay to Landlord all reasonable costs incurred in connection therewith, plus an administrative fee of 5% of such costs, within 30 days after Landlord's written request therefor.

26.10.7 **Disclaimer**. For all purposes under this Lease, the Rooftop Equipment shall be deemed to be included within the definition of Tenant's Off-Premises Equipment. **LANDLORD SHALL HAVE NO RESPONSIBILITY OR LIABILITY TO TENANT, ITS AGENTS, EMPLOYEES, CONTRACTORS, VISITORS OR INVITEES FOR, LOSSES, DAMAGES OR INJURY TO PERSONS OR PROPERTY CAUSED BY, RELATED TO, OR ARISING OUT OF OR IN CONNECTION WITH, ANY SUCH CONNECTION TO, USE OF, OR FAILURE, NON-PERFORMANCE OR INADEQUATE PERFORMANCE OF, THE ROOFTOP EQUIPMENT, AND TENANT HEREBY RELEASES LANDLORD FROM ANY AND ALL LIABILITY FOR SUCH LOSSES, DAMAGES OR INJURY, EVEN IF CAUSED BY THE NEGLIGENCE OF LANDLORD OR ITS EMPLOYEES AND/OR AGENTS (BUT NOT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR ITS EMPLOYEES AND/OR AGENTS).**

26.10.8 **Personal Right**. Tenant may only use the Rooftop Equipment in connection with Tenant's business. Tenant shall not allow any third party to use such equipment, whether by sublease, license, occupancy agreement or otherwise, except in connection with Permitted Transfers and any other Transfers approved by Landlord.

26.11 **Landlord's Right of Recapture**. If Tenant abandons the Premises or vacates a substantial portion of the Premises for any period in excess of 90 days (other than as a result of a Casualty, Taking or in connection with remodeling the Premises), Landlord may, by delivering written notice to Tenant, cancel this Lease as to any portions of the Premises which are vacant and unoccupied (a "**Recapture Notice**"), which shall identify such portions of the Premises to be recaptured and the effective date of such recapture, which shall be no less than ninety (90) days following the date of such Recapture Notice. If Tenant reoccupies and begins conducting business in at least 80% of the portion of the Premises that are subject to the Recapture Notice within sixty (60) days following the date of such Recapture Notice, Landlord's election set forth in the Recapture Notice shall be null and void. If Landlord cancels this Lease as to any portion of the Premises pursuant to this Section, then this Lease shall cease for such portion of the Premises (and Basic Rent and Additional Rent shall be proportionately adjusted) and Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises cancelled.

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LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT'S INTENDED COMMERCIAL PURPOSE, AND TENANT'S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED. This Lease is executed as of the Lease Date (as defined in the Basic Lease Information).

TENANT: **WAGEWORKS, INC.**, a Delaware corporation

By: Meredith Lobel Angel

Name: Meredith Lobel-Angel

Title: VP & Associate General Counsel

NE CORNER OF N. RIVERVIEW & CUBS WAY
MESA, ARIZONA 85201

US 6270181v.18 ARC489/75005

LANDLORD:

UNION MESA 1, LLC, a Delaware limited liability company

By: D. [signature]
Name: David R. Krumwiede
Title: Vice President

EXHIBIT A

DESCRIPTION OF THE LAND

The real property containing approximately 8.5 acres located on the northeast corner of North Riverview and Cubs Way in Mesa, Arizona.

EXHIBIT B

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, any parking garage or other parking lot or facility associated therewith, and the appurtenances thereto:

1. Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building. The common area halls, passages, exits, entrances, elevators, stairways, balconies and roof are not for the use of the general public and Landlord shall, in all cases, retain the right to control and prevent access thereto by all persons whose presence in the judgment of Landlord, reasonably exercised, shall be prejudicial to the safety, character, reputation and interests of the Project. No Tenant Party shall go upon the roof of the Project.

2. Landlord reserves the right to exclude from the Project at all times other than Building Hours all persons who do not present a pass to the Project on a form or card approved by Landlord. Tenant shall be responsible for all of its employees, agents, invitees and guests who have been issued a pass at the request of Tenant and shall be liable to Landlord for all acts of such persons.

3. Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

4. Except as expressly provided in Section 26.1, no signs, advertisements or notices (other than those that are not visible outside the Premises) shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord. No nails, hooks or screws (other than those which are necessary to hang paintings, prints, pictures, or other similar items on the Premises' interior walls) shall be driven or inserted in any part of the Building except by Building maintenance personnel. No curtains or other window treatments shall be placed between the glass and the Building standard window treatments.

5. Landlord shall provide all door locks at the entry of each tenant's leased premises, at the cost of such tenant, and no tenant shall place any additional door locks in its leased premises without Landlord's prior written consent. Landlord shall furnish to each tenant a reasonable number of keys and/or access cards to such tenant's leased premises, at such tenant's cost, and no tenant shall make a duplicate thereof. Replacement keys and/or access cards shall be provided on a reasonable basis and at Tenant's cost.

6. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby shall be conducted under Landlord's reasonable supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

7. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant's property while in the Building, shall be repaired at the expense of such tenant.

8. Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals (other than those that are medically necessary) or bicycles shall be brought into or kept in, on or about any tenant's leased premises; provided that Tenant may designate a portion of the Premises to be used as a storage area for bicycles as long as such storage area is accessed from the Building exterior, not the Building lobby. No portion of any tenant's leased premises shall at any time be used or occupied as sleeping or lodging quarters or for any immoral, disreputable or illegal purposes.

9. Tenant shall cooperate with Landlord's employees in keeping its leased premises neat and clean. Tenants shall not employ any person for the purpose of such cleaning other than the Building's cleaning and maintenance personnel.

10. To ensure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc. shall be delivered to any leased area except by persons reasonably approved by Landlord.

11. Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.

12. No machinery or appliances of any kind (other than normal office equipment and normal break room appliances) shall be operated by any tenant on its leased area without Landlord's prior written consent, nor shall any tenant use or keep in the Building any flammable or explosive fluid or substance (other than typical office supplies [e.g., photocopier toner] used in compliance with all Laws).

13. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant's leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

14. Except as expressly permitted in this Lease, no vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord unless such vending machines (a) are not visible from the common area corridors, (b) do not draw electrical usage in excess of a standard vending machine for food or beverages or consume more than building standard electricity, and (c) are for the sole use of Tenant and its employees and are not used for vending to others.

15. Tenant shall not conduct any activity on or about the Premises or Building which will draw pickets, demonstrators, or the like.

16. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant's business operated in the Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a "billboard" vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant's agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a "boot" on the vehicle to immobilize it and may levy a charge of $50.00 to remove the "boot."

17. No tenant may enter into phone rooms, electrical rooms, mechanical rooms, or other service areas of the Building unless accompanied by Landlord or the Building manager.

18. Tenant will not knowingly permit any Tenant Party to bring onto the Project any handgun, firearm or other weapons of any kind, marijuana, cannabis-based products, illegal drugs or, unless expressly permitted by Landlord in writing, alcoholic beverages.

19. Tenant shall not permit any Tenant Party to smoke (including the use of any form of tobacco, marijuana, cannabis-based products, e-cigarette, electronic cigarette, personal vaporizer or electronic nicotine delivery system) in the Premises or anywhere else on the Project, except for tobacco products in any Landlord-designated smoking area outside the Building. Tenant shall cooperate with Landlord in enforcing this prohibition and use its best efforts in supervising each Tenant Party in this regard.

20. Tenant shall not allow any Tenant Party to use any type of portable space heater in the Premises or the Building.

21. Only artificial holiday decorations may be placed in the Premises, no live or cut trees or other real holiday greenery may be maintained in the Premises or the Building.

22. Tenant shall not park or operate any semi-trucks or semi-trailers in the parking areas associated with the Building.

23. Tenant shall cooperate fully with Landlord to assure the most effective operation of the Premises or the Project's heating and air conditioning, and shall refrain from attempting to adjust any controls, other than room thermostats installed for Tenant's use. Tenant shall keep corridor doors closed and shall turn off all lights before leaving the Project at the end of the day.

24. Without the prior written consent of Landlord, Tenant shall not use the name of the Project or any picture of the Project in connection with, or in promoting or advertising the business of, Tenant, except in connection with Tenant's disclosures to employees and potential employees. Tenant may use the address of the Project as the address of its business.

25. Canvassing, soliciting and peddling within the Project is prohibited, and Tenant shall cooperate in preventing such activities.

26. Tenant shall comply with any reasonable recycling programs implemented by Landlord from time to time with respect to the Project.

27. Tenant shall not exhibit, sell or offer for sale, rent or exchange in the Premises or at the Project any article, thing or service to the general public or anyone other than Tenant's employees without the prior written consent of Landlord.

28. Tenant shall ensure that all portions of the leased premises visible from any interior Building common areas are lighted at all times during Building Hours regardless of whether the leased premises are occupied.

EXHIBIT C

TENANT FINISH-WORK: ALLOWANCE
(Tenant Performs the Work)

1. **Acceptance of Premises**. Except as set forth in this Exhibit, Tenant shall accept the Premises, common area and Base Building Work in their **"AS-IS"** condition on the date on which Landlord tenders possession of the Premises to Tenant. Notwithstanding the foregoing, Landlord confirms that the Premises, common area and Base Building Work will be constructed so that they comply as of the Access Delivery Date with (a) all Laws, including, without limitation, O.S.H.A. rules and regulations, the Disabilities Acts and/or any comparable state or local statutes or regulations; and (b) all CC&Rs, if any. Landlord, at Landlord's sole cost and expense, shall complete the Base Building Work in accordance with the specifications attached hereto as Exhibit C-1 hereto.

2. **Space Plans**.

2.1 **Preparation and Delivery**. On or before the 30th day following the date of this Lease (such earlier date is referred to herein as the "**Space Plans Delivery Deadline**"), Tenant shall deliver to Landlord a space plan prepared by Three Dot Design or another design consultant reasonably acceptable to Landlord (the "**Architect**") depicting improvements to be installed in the Premises (the "**Space Plans**").

2.2 **Approval Process**. Landlord shall notify Tenant whether it approves of the submitted Space Plans within five business days after Tenant's submission thereof. If Landlord disapproves of such Space Plans, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within five business days after such notice, revise such Space Plans in accordance with Landlord's objections and submit to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted Space Plans within three business days after its receipt thereof. This process shall be repeated until the Space Plans have been finally approved by Landlord and Tenant. If Landlord fails to notify Tenant that it disapproves of the initial Space Plans within five business days (or, in the case of resubmitted Space Plans, within three business days) after the submission thereof, then Landlord shall be deemed to have approved the Space Plans in question.

3. **Working Drawings**.

3.1 **Preparation and Delivery**. On or before the 90th day following the date on which the Space Plans are approved (or deemed approved) by Landlord and Tenant (the "**Working Drawings Delivery Deadline**"), Tenant shall provide to Landlord for its approval final working drawings, prepared by the Architect, of all improvements that Tenant proposes to install in the Premises; such working drawings shall include the partition layout, ceiling plan, electrical outlets and switches, telephone outlets, drawings for any modifications to the mechanical, electrical, life safety and plumbing and any other systems of the Building other than the Base Building Work, detailed plans and specifications for the construction of the improvements called for under this Exhibit in accordance with all applicable Laws and suitable for permitting and construction, and except as otherwise provided, in accordance with the tenant improvement standards set forth on Exhibit C-3.

3.2 **Approval Process**. Landlord shall notify Tenant whether it approves of the submitted working drawings within ten business days after Tenant's submission thereof. If Landlord disapproves of such working drawings, then Landlord shall notify Tenant thereof specifying in reasonable detail the reasons for such disapproval, in which case Tenant shall, within five business days after such notice, revise such working drawings in accordance with Landlord's objections and submit the revised working drawings to Landlord for its review and approval. Landlord shall notify Tenant in writing whether it approves of the resubmitted working drawings within five business days after its receipt thereof. This process shall be repeated until the working drawings have been finally approved by Tenant and Landlord. If Landlord fails to notify Tenant that it disapproves of the initial working drawings within ten business days (or, in the case of resubmitted working drawings, within five business days) after the submission thereof, then Landlord shall be deemed to have approved the working drawings in question. Tenant may submit working drawings to Landlord and to applicable governmental entity for permits simultaneously, subject to Landlord's right to comment on the same.

3.3 **Landlord's Approval; Performance of Work**. If any of Tenant's proposed construction work will affect the Building's Structure or the Building's Systems, then as a part of the approval process in Section 3.2 above, the working drawings pertaining thereto shall be submitted by Landlord to the Project's engineer of record. Landlord's approval of such working drawings shall not be unreasonably withheld, provided that (a) they comply with all Laws, (b) the improvements depicted thereon do not (1) adversely affect (in the reasonable discretion of Landlord) the Building's Structure or the Building's Systems (including the Project's restrooms or mechanical rooms), or (2) affect (in the sole discretion of Landlord) (A) the exterior appearance of the Project, (B) the appearance of the Project's common areas or elevator lobby areas, or (C) the provision of services to other occupants of the Project, (c) such working drawings are sufficiently detailed to allow construction of the improvements and associated work in a good and workmanlike manner for the entire Premises, and (d) the improvements depicted thereon conform to the rules and regulations promulgated from time to time by Landlord for the construction of tenant improvements (a copy of which has been delivered to Tenant). As used herein, "**Working Drawings**" means the final working drawings approved by Landlord, as amended from time to time by any approved changes thereto, and "**Work**" means all improvements to be constructed in accordance with and as indicated on the Working Drawings, together with any work required by governmental authorities to be made to other areas of the Project as a result of the improvements indicated by the Working Drawings. Landlord's approval of the Working Drawings shall not be a representation or warranty of Landlord that such drawings are adequate for any use or comply with any Law, but shall merely be the consent of Landlord thereto. Landlord shall, at Tenant's request, sign the Working Drawings to evidence its review and approval thereof. After the Working Drawings have been approved, Tenant shall cause the Work to be performed in accordance with the Working Drawings. **LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE SPACE PLANS, THE WORKING DRAWINGS OR THE WORK (OR ANY OTHER SERVICES PROVIDED BY THE ARCHITECT, TENANT'S CONTRACTOR OR ANY OF THEIR SUBCONTRACTORS). ALL IMPLIED WARRANTIES BY LANDLORD WITH RESPECT THERETO, INCLUDING THOSE OF HABITABILITY, MERCHANTABILITY, MARKETABILITY, QUALITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY NEGATED AND WAIVED. WITHOUT LIMITING THE FOREGOING, LANDLORD SHALL NOT BE RESPONSIBLE FOR ANY FAILURE OF THE WORK. LANDLORD WILL NOT BE RESPONSIBLE FOR, OR HAVE CONTROL OR CHARGE OVER, THE ACTS OR OMISSIONS OF THE ARCHITECT OR ITS AGENTS OR EMPLOYEES. LANDLORD IS NOT ACTING AS A CONTRACTOR AND IS NOT GUARANTEEING THE SPACE PLANS, THE WORKING DRAWINGS OR THE WORK, TENANT'S SOLE RECOURSE WITH RESPECT THERETO BEING THE PURSUIT OF TENANT'S REMEDIES UNDER THE WARRANTIES CONTAINED IN TENANT'S CONSTRUCTION CONTRACT OR IN TENANT'S ARCHITECT'S AGREEMENT.**

4. **Contractors; Performance of Work**. The Work shall be performed only by licensed contractors and subcontractors approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall be required to use Landlord's designated contractor with respect to any work involving life safety systems (including fire sprinkler and alarm system) or Building automation systems; provided that Landlord will use commercially reasonable efforts to obtain competitive pricing from such contractors and shall consider other contractors in Landlord's reasonable discretion. All contractors and subcontractors shall be required to procure and maintain insurance against such risks, in the amounts set forth on Exhibit K attached hereto, and with such companies reasonably approved by Landlord. Certificates of such insurance, with paid receipts therefor, must be received by Landlord before the Work is commenced. The Work shall be performed in a good and workmanlike manner free of defects, shall conform strictly with the Working Drawings, and shall be performed in such a manner and at such times as not to interfere with or delay Landlord's other contractors, the operation of the Project, and the occupancy thereof by other tenants. Landlord and Tenant acknowledge that the Work will be performed prior to a final certificate of occupancy for the Building by the appropriate governing body and while Landlord is completing the Base Building Work, and, as such, both Landlord and Tenant agree to work cooperatively with each other to minimize any interruption for the other party. All contractors and subcontractors shall contact Landlord and its base building general contractor and schedule time periods during which they may use Project facilities in connection with the Work (e.g., hoist or elevators, excess electricity, loading dock, etc.).

5. **Construction Contracts**.

5.1 **Tenant's General Contractor**. Tenant shall enter into a construction contract with a general contractor selected by Tenant and reasonably approved by Landlord in a form acceptable to Tenant's

representative for the Work, which shall comply with the provisions of this Section 5 and provide for, among other things, (a) a one-year warranty for all defective Work; (b) a requirement that Tenant's contractor maintain insurance as required by Exhibit K attached hereto; (c) a requirement that the contractor perform the Work in substantial accordance with the Space Plans and the Working Drawings (and such plans and drawings are specifically referenced and/or itemized in Tenant's construction contract) and in a good and workmanlike manner; (d) a requirement that the contractor is responsible for daily cleanup work and final clean up (including removal of debris); and (e) those items described in Section 5.2 below (collectively, the "**Approval Criteria**"). Landlord shall have three business days to notify Tenant whether it approves the proposed construction contract for the general contractor, which shall be limited to confirming that the Approval Criteria has been satisfied. If Landlord disapproves of the proposed construction contract, then it shall specify in reasonable detail the reasons for such disapproval, in which case Tenant shall revise the proposed construction contract to correct the objections and resubmit them to Landlord within two business days after Landlord notifies Tenant of its objections thereto, following which Landlord shall have two business days to notify Tenant whether it approves the revised construction contract. If Landlord fails to notify Tenant that it disapproves of the construction contract within three business days after the initial construction contract or two business days after the revised construction contract (as the case may be) is delivered to Landlord, then Landlord shall be deemed to have approved the construction contract.

5.2 **All Construction Contracts**. Unless otherwise agreed in writing by Landlord and Tenant, each of Tenant's construction contracts shall: (a) provide a schedule and sequence of construction activities and completion reasonably acceptable to Landlord, (b) be in a contract form that satisfies the Approval Criteria, (c) require the contractor and each subcontractor to name Landlord, Landlord's property management company, Landlord's asset management company, and Tenant as additional insured on such contractor's insurance maintained in connection with the construction of the Work, (d) be assignable following an Event of Default by Tenant under the Lease to Landlord and Landlord's Mortgagees, and (e) contain at least a one-year warranty for all workmanship and materials.

6. **Change Orders**. Tenant may initiate changes in the Work. Each such change must receive the prior written approval of Landlord, such approval shall be granted or withheld in accordance with the standards set forth in Section 3.3 above. In addition, if any such requested change might (a) delay the Commencement Date or, (b) leave any portion of the Premises not fully finished and ready for occupancy, Landlord may withhold its consent in its sole and absolute discretion. Tenant shall, upon completion of the Work, furnish Landlord with accurate architectural, mechanical, electrical and plumbing "as built" plans of the Work as constructed in both blueprint and electronic CADD format, which plans shall be incorporated into this Exhibit C by this reference for all purposes. If Tenant requests any changes to the Work described in the Space Plans or the Working Drawings, then such increased costs and any additional design costs incurred in connection therewith as the result of any such change shall be added to the Total Construction Costs. Once the Working Drawings have been approved by Landlord pursuant to Section 3.2 above, Landlord shall have no right to propose changes to the Working Drawings unless such changes are required to comply with Law.

7. **Definitions**. "**Landlord Delay Day**" means any delay in the completion of the Work which is directly attributable to the affirmative acts or willful refusal to reasonably cooperate of Landlord or Landlord's employees, agents or contractors, e.g., Landlord unreasonably fails to respond to any Tenant request for a change to the Space Plans or Working Drawings within the time-frames set forth in this Exhibit, or otherwise unreasonably and intentionally delays completion of the Work, and in each case which affirmative act or refusal to act continues for two (2) business days following written notice from Tenant to Landlord of the event giving rise to the delay. As used herein "**Substantial Completion**," "**Substantially Completed**," and any derivations thereof mean the Work in the Premises is substantially completed (as reasonably determined by Tenant's Architect) in accordance with the Working Drawings and a certificate of occupancy (or temporary certificate of occupancy subject only to Work to be performed by Tenant) is issued by the applicable governing authority. Substantial Completion shall have occurred even though minor details of construction, decoration, landscaping and mechanical adjustments remain to be completed.

8. **Walk-Through; Punchlist**. When Tenant considers the Work in the Premises to be Substantially Completed, Tenant will notify Landlord and within three business days thereafter, Landlord's representative and Tenant's representative shall conduct a walk-through of the Premises and identify any necessary touch-up work, repairs and minor completion items that are necessary for final completion of the Work. Neither Landlord's representative nor Tenant's representative shall unreasonably withhold his or her agreement on punchlist items.

Tenant shall use reasonable efforts to cause the contractor performing the Work to complete all punchlist items within 30 days after agreement thereon.

9. **Excess Costs**. Tenant shall pay the entire amount by which the Total Construction Costs (hereinafter defined) exceed the Construction Allowance (hereinafter defined) (such excess amount being referred to herein as the "**Excess Amount**"). Upon approval of the Working Drawings and selection of a contractor, Tenant shall promptly execute a project budget which identifies such drawings and itemizes the Total Construction Costs and sets forth the Construction Allowance. As used herein, "**Total Construction Costs**" means the entire cost of performing the Work, including design of and space planning for the Work and preparation of the Working Drawings and the final "as-built" plan in PDF format of the Work, costs of construction labor and materials, the cost of all improvements made from concrete slab to concrete deck, additional janitorial services such as construction clean-up and hauling costs, standard building directory and suite tenant signage, related taxes and insurance costs, licenses, permits, certifications, surveys, project management fees and other approvals required by Law, any applicable governmental fees, and the construction supervision fee referenced in Section 11 of this Exhibit.

10. **Construction Allowance**. Landlord shall provide to Tenant a construction allowance not to exceed $53.50 per rentable square foot in the Premises (the "**Construction Allowance**") to be applied toward the Total Construction Costs, as adjusted for any changes to the Work. Each payment of Total Construction Costs shall be made to the general contractor on a pro rata basis, calculated as the ratio of the Construction Allowance to the estimated Excess Costs, e.g., if the Construction Allowance is $90,000 and the estimated Excess Costs are $10,000, Landlord shall contribute 90% and Tenant shall contribute 10% of each payment to the general contractor. Once Landlord has paid the entire Construction Allowance, Tenant shall be solely responsible for paying all additional amounts until all of the Total Construction Costs have been paid. If, upon payment of all Total Construction Costs and a reconciliation by Landlord, actual Excess Costs are less than the amount of Excess Costs paid by Tenant, Landlord shall provide to Tenant a credit equal to the difference between the amount paid by Tenant and the actual Excess Costs, to be used by Tenant towards Tenant's Basic Rent obligations. Landlord shall pay the Construction Allowance in multiple disbursements (but not more than once in any calendar month) following the receipt by Landlord of the following items: (a) a request for payment, (b) final, unconditional or partial lien waivers, as the case may be, from all persons performing work or supplying or fabricating materials for the Work, fully executed, acknowledged and in recordable form, (c) copies of all invoices, and (d) the Architect's certification that the Work for which payment has been requested has been finally completed, including (with respect to the last application for payment only) any punch-list items, on the appropriate AIA form or another form approved by Landlord, and, with respect to the disbursement of the last 10% of the Construction Allowance: (1) the permanent certificate of occupancy issued for the Premises, (2) Tenant's occupancy of the Premises, (3) delivery of the "as-built" plans for the Work as constructed (and as set forth above) to Landlord's construction representative (set forth below), and (4) an estoppel certificate confirming such factual matters as Landlord or Landlord's Mortgagee may reasonably request (collectively, a "**Completed Application for Payment**"). Landlord shall pay the amount requested in the applicable Completed Application for Payment to the general contractor (or to Tenant if the general contractor has been paid in full) within 30 days following Tenant's submission of the Completed Application for Payment. If, however, the Completed Application for Payment is incomplete or incorrect, Landlord's payment of such request shall be deferred until 30 days following Landlord's receipt of the corrected Completed Application for Payment. Notwithstanding anything to the contrary contained in this Exhibit, Landlord shall not be obligated to make any disbursement of the Construction Allowance during the pendency of any of the following: (A) Landlord has received written notice of any unpaid claims relating to any portion of the Work or materials in connection therewith, other than claims which will be paid in full from such disbursement, (B) there is an unbonded lien outstanding against the Project or the Premises or Tenant's interest therein by reason of work done, or claimed to have been done, or materials supplied or specifically fabricated, claimed to have been supplied or specifically fabricated, to or for Tenant or the Premises, (C) the conditions to the advance of the Construction Allowance are not satisfied, or (D) an Event of Default by Tenant exists. After the final completion of the Work and a reconciliation by Landlord of the Construction Allowance and the Total Construction Costs and provided no default under this Lease then exists and no Event of Default has occurred, Tenant may use any excess Construction Allowance (up to a maximum of $3.00 per rentable square foot in the Premises) towards the cost of Tenant's purchase and installation of telephone and data networks for the Premises, audio/video systems for the Premises and the costs related to the move to the Premises (collectively, the "**Ancillary Costs**") by so notifying Landlord in writing of Tenant's election. Landlord will reimburse Tenant for the Ancillary Costs (subject to the cap described above) within 30 days after receiving invoices therefor and supporting documentation reasonably acceptable to Landlord. The Construction Allowance must be used (that is, the Work must be fully complete and the Construction

Allowance disbursed) within 12 months following the Commencement Date or shall be deemed forfeited with no further obligation by Landlord with respect thereto, time being of the essence with respect thereto.

11. **Construction Supervision**. Landlord or its Affiliate or agent may inspect the Work at reasonable times and coordinate the relationship between the Work, the Project and the Building's Systems. In consideration for Landlord's construction supervision services, Tenant shall pay to Landlord a construction supervision fee equal to one percent of the Total Construction Costs (exclusive of the construction supervision fee), which shall be deducted from the Construction Allowance. Any third party fees incurred by Landlord in conjunction with its construction supervision/coordination shall be paid from the Construction Allowance; provided however, if Landlord reasonably believes the out-of-pocket costs payable to third parties to be incurred by Landlord in conjunction with its construction supervision/coordination will exceed $2,500.00, Landlord will first notify Tenant of such cost estimate before proceeding with such third-party expenses. Landlord shall not have any obligation to incur any third-party fees until Tenant has consented to such additional costs and expenses in writing, and if Tenant fails to consent to such additional costs and expenses within five business days after Landlord's written notification to Tenant thereof, Tenant shall be deemed to have approved the third-party fees.

12. **Construction Representatives**. Landlord's and Tenant's representatives for coordination of construction and approval of change orders will be as follows, provided that either party may change its representative upon written notice to the other:

Landlord's Representative:

Lincoln Property Company
3131 East Camelback Road, Suite 318
Phoenix, Arizona 85016
Attn: Doug Klocke
Telephone: 480.363.9482
Email: dklocke@lpc.com

Tenant's Representatives:

Gene Ploessl
c/o Vice President, Operations & Vendor Management
WageWorks, Inc.
1850 West Rio Salado Parkway
Tempe, Arizona 85281
Telephone: 480.291.0510
Email: gene.ploessl@wageworks.com

Jason Wery
Managing Principal
Project Management
Cresa Phoenix
2398 East Camelback Road, Suite 900
Phoenix, Arizona 85016
Telephone: 480.570.6604
Email: jwery@cresa.com

13. **Miscellaneous**. To the extent not inconsistent with this Exhibit, Sections 8.1 and 21 of this Lease shall govern the performance of the Work and Landlord's and Tenant's respective rights and obligations regarding the improvements installed pursuant thereto.

EXHIBIT C-1

BASE BUILDING WORK

Landlord, at Landlord's sole cost, shall complete the following (the "**Base Building Work**") in substantial accordance with this Exhibit C-1.

General Building & Structure

1. Approximately 230,000 RSF building, 4 story (+/- 55,000 SF Footplate), 15 feet floor to floor height. 10'0" finished ceiling.

2. Slab on Grade consists of 5" concrete over 4" ABC, Elevated floor (2, 3 & 4) decks are 3.5" concrete over 2" composite metal decking

3. Steel building structure with Roof and deck structure composed of metal decking over steel joists.

4. Full Glass, two story entrance accented with double glass doors, with tile flooring, architectural drywall ceilings, integrated accent lighting and upgraded wall finishes.

5. Building exterior is blend of glass 1" double pane, Low-E, high performance windows with metal accents and brushed aluminum window mullions.

6. Metal roof structure covered with R38 insulation board and a 20 year manufacturer's warranty TPO single-ply roof membrane.

   a. Roof deck insulation in accordance with code requirements.

7. Assembly square footage on the 4th floor shall not exceed 10% of total square footage of the 4th Floor.

Interior Design

1. Three internal emergency stairs.

2. Three elevators with interior stainless steel, glass, and wood tones. One of the elevators will be an oversized passenger elevator with 2500 lb. rating and upgraded cab finishes.

3. Bathroom Core - 1 set per floor - including wall, ceiling and floor finishes. Floor to ceiling tile walls, tile floors, quartz counter tops, pre-constructed restroom partitions, accent lighting, brushed metal accessories.

   a. Nine (9) water closets with six (6) lavatories and per sex per floor are provided by Landlord in Core shell Restrooms.

   b. Landlord is providing only Core Plumbing fixtures included in Restrooms, Hallway Drinking fountains, Janitor closets, Roof top and exterior Hose bibs.

4. Stained wood interior doors. Landlord is providing stained wood interior doors for Core/ Shell building rooms only including but not limited to electrical, Telco, Janitors, Stairwells, Hallways, restrooms, and Mechanical. Any solid doors from Tenants space accessing common hallways, etc. are by tenant and shall match Shell Building interior stained wood doors.

5. Shell interior partitions will be framed and drywall by Landlord. Any new walls to demise tenant spaces are framed and drywalled by Tenant.

6. Elevator lobbies for any multi-tenant floors of the Building.

Mechanical & Electrical

1. Mechanical system is a water source heat-pump system with rooftop coiling towers and mechanical equipment. Shell building includes water main loops and a centralized HVAC controls / Energy Management System.

    a. Water source heat pumps serving tenant spaces are furnished and installed by Tenant. All work above roof shall be by Landlord unless Tenant is requesting specialized equipment to back-up / serve Tenant occupied spaces.

    b. Landlord will provide the Main HVAC Control system. Tenant shall provide Thermostats / HVAC controls for tenant's HVAC zones that will be connected to Landlords Main Controls.

    c. Landlord will coordinate Shell building HVAC Ducting with Tenants Design.

2. Landlord is providing fire risers, main line, and general distribution piping for shell building up-right heads.

3. Minimum 3,600 amp - 277/480 Volt - 3 Phase, total of 12 watts/RSF

4. Telecommunication conduits will routed from First floor Telecommunications room to parcel property line. Conduit layout will be coordinated and constructed per local service provider layouts.

5. Landlord to furnish and install the fire alarm control panel. The Fire alarm panel shall meet City of Tempe Codes – Currently 2018 IFC (international Fire Code)

Site and Infrastructure

1. Utilities; Sewer, Water, Dry Utilities onsite to building

2. Site and Structured parking approximately 1,250 parking stalls

3. Asphalt paving 2" AC on 6" ABC

4. Acid-etched architectural concrete sidewalks and pavers at building Entries

EXHIBIT C-2

DELIVERY OF PREMISES, MILESTONE DATES AND REMEDIES

1. **Definitions**. As used herein, "**Core and Shell Permit**" means the building permit for the core and shell with footing foundation previously approved for the construction of the Building as issued by the applicable local governmental entity; "**Cure Period**" means the time period after the applicable Estimated Milestone Date that Landlord has the right to cure or complete the applicable Milestone; "**Estimated Milestone Date**" means each applicable date in the column entitled Estimated Milestone Date set forth in the chart below; "**Force Majeure Delay Day**" means each day of delay in the performance of the applicable Milestone (defined below) that occurs for the reasons specified in Section 25.3 of this Lease; "**Substantial Completion of Base Building Work**" means the earlier of (a) the date on which the Base Building Work is substantially completed as reasonably determined by Landlord's architect, and a Certificate of Substantial Completion or its legal equivalent has been issued by the local government entity for the base Building and (b) the date on which the Base Building Work would have been substantially completed as described above but for Tenant Delay Days; and "**Tenant Delay Day**" means each day of delay in the performance of the applicable Milestone that occurs because a Tenant Party delays completion of such Milestone.

2. **Milestones**. Landlord shall achieve the benchmarks set forth below (each a "**Milestone**", and collectively, the "**Milestones**").

See the Section referenced for more information	Milestone	Estimated Milestone Date	Cure Period	Approximate Cure Date
§3	Obtaining Core and Shell Building Permit	09/15/2019	one month	10/15/2019
§3	Closing of Construction Financing Loan	08/15/2019	one month	09/15/2019
§4	Access Delivery Date for Premises (for extension of Commencement Date)	05/01/2020	two months	07/01/2020
§5	Access Delivery Termination Date for Premises (for Tenant's termination right)	04/01/2021	none	04/01/2021

Each Estimated Milestone Date and, without duplication, Cure Period shall be extended one day for (a) each Tenant Delay Day, (b) except as expressly set forth in this Exhibit, each Force Majeure Delay Day, and (c) each day that this Lease is not executed by Tenant and delivered to Landlord following June 7, 2019.

3. **Landlord Termination Right**. If the Milestone for obtaining a Core and Shell Building Permit or for Closing of Construction Financing Loan is not achieved by the applicable Estimated Milestone Date set forth in the chart above, Landlord may terminate this Lease by delivering Tenant written notice thereof within five business days after the expiration of the applicable Cure Period. Time is of the essence for the delivery of Landlord's termination notice under this Section 3; accordingly, if Landlord fails timely to deliver any such notice, Landlord's right to terminate this Lease under this Section 3 shall expire. The Milestone for obtaining a Core and Shell Building Permit and for Closing of Construction Financing Loan is solely for the benefit of Landlord, and Tenant shall have no rights or remedies in the event such Milestone is not satisfied. Landlord's obligations under this Lease are contingent upon closing on the Land, and if for any reason closing on the Land does not occur on or before December 31, 2019, this Lease shall terminate. For any termination under this Section, all amounts previously paid by Tenant to Landlord shall be refunded and Landlord shall reimburse Tenant for Tenant's actual out of pocket costs associated with the negotiation of this Lease and all hard and soft costs of the Work expended by Tenant prior to termination (in no event to exceed $150,000) all within thirty (30) days of request by Tenant.

4. **Access to the Premises**. Landlord and Tenant presently anticipate that access to the Premises for Tenant to begin preliminary tenant improvement work that can be performed prior to the Building being weather tight, e.g., installation of metal conduits and metal framing (the "**Access Delivery Date**") will be tendered to Tenant on or about its Estimated Milestone Date. Tenant acknowledges that (a) no permanent power to the Premises will be provided as of the Access Delivery Date, only temporary power will be available; (b) the Premises will not be

conditioned; and (c) mechanical and electrical equipment will be in progress but not functioning. If Landlord is unable to provide access to the Premises to Tenant by the Access Delivery Date, then (1) the validity of this Lease shall not be affected or impaired thereby, (2) Landlord shall not be in default hereunder or be liable for damages therefor, and (3) Tenant shall be provided with access to the Premises when Landlord provides access thereof to Tenant. If Landlord fails to provide access to the Premises to Tenant on or before the expiration of the Access Delivery Date, which failure is not cured within the Cure Period specified in the chart in Section 2 above, Tenant may, upon providing written notice to Landlord, extend clause (b) of the definition of Commencement Date to a date on or before March 1, 2021 as selected by Tenant.

5. **Tenant Termination Right**. If Landlord fails to tender possession of the Premises in the condition described in Section 4 above by the Access Delivery Termination Date, Tenant may, as Tenant's sole and exclusive remedy, terminate this Lease by delivering written notice to Landlord at any time after the expiration of the Cure Period but prior to the earlier of (a) ten business days following the expiration of the Cure Period or (b) the Access Delivery Date. Time is of the essence for the delivery of Tenant's termination notice under this Section 5; accordingly, if Tenant fails timely to deliver any such notice, Tenant's right to terminate this Lease under this Section 5 shall expire.

EXHIBIT C-3

TENANT IMPROVEMENT STANDARDS

UNION @ Mesa, Riverview
Mesa, Arizona
Building Standard Tenant Improvement Finishes and Materials

Item	*Product Description*
Tenant Partitioning	2-1/2", 25 GA. Metal studs at 24" o.c. with one layer 5/8" gypsum wallboard both sides. Partitions to extend from floor to underside of ceiling grid with level 4 smooth finish and eggshell paint.
Demising Partitioning	3-5/8", 25 GA. Metal studs at 24" O.C. with one layer 5/8" gypsum wall board both sides. Partition extends to underside of deck above with gypsum wall board. Partition will include sound insulation batts. Partition will be finished with a level 4 smooth finish and eggshell paint.
Tenant Entry Doors	Glass Herculite 10 Foot tall by 4 foot wide minimum.
Tenant Entry Door Hardware	84" door pulls, Brushed aluminum postage stamp hold open hinges with postage stamp door bottom mortise cylinder.
Tenant Interior	3'-0" x 9'-0" solid core plain sliced factory stained finish veneer door
Tenant Interior Door Hardware	Latch set with lever handle, brushed aluminum finish, Lever Style: #15D. Include (3) 4-½" butts and wall stop, per door
Acoustical Ceiling	Suspended 2' x 2' white Armstrong Dunn or similar, square lay-in tile in 9/16" grid. Ceiling height shall be 10'-0" minimum in tenant areas.
Tenant Light Fixture	LED fixtures pendent mounted from the ceiling grid or grid mounted lay-in Fluxwerx Transom direct / indirect light fixture.
Light Switches	Single pole switch with white cover plate and paddle.
Electrical Outlets	Duplex wall outlet with white cover plate and plugs, two per office.
Data/Telephone Outlet boxes	Building standard rough-in boxes, pull strings and mud rings. Tenants shall contract with their communications equipment firm directly for system installation and wiring. White cover plates by Tenant's vendor. Coordination of communications vendor & general contractor through Landlord's representative.
Exit Lights	Edge lit with red letters.

Union @ Riverview Mesa Building Standard Tenant Improvement Finishes and Materials

Item	*Product Description*
Heating, Venting Air Conditioning (HVAC)	Separately controlled zones connected to the shell building energy management system and engineered per local area best practices to suit occupancy. 2' x 2' white supply and return diffusers, thermostats and duct work as required.
Carpet Flooring	Carpet tile or broadloom with a minimum TARR rating of 2.5 and minimum 24 ounces per yard with coordinating wall base.
Suite Entry Flooring	Stone tile or hard flooring material with coordinating wall base.
Window Coverings	All exterior windows: Mecho Shade or similar roller shade color to match exterior mullions
Fire Protection Sprinkler System	Sprinkler heads shall be semi-recessed with chrome escutcheons rings.
Elevator Lobbies	Full floor tenants shall provide a design to be approved by owner for elevator lobby build-out.

EXHIBIT D

CONFIRMATION OF COMMENCEMENT DATE

______________________, 20___

WageWorks, Inc.
1100 Park Place, 4th Floor
San Mateo, CA 94403
Attention: Real Estate Director

Re: Lease Agreement (the "**Lease**") dated June 11, 2019, between **UNION MESA 1, LLC**, a Delaware limited liability company ("**Landlord**"), and **WAGEWORKS, INC.**, a Delaware corporation ("**Tenant**"). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Landlord and Tenant agree as follows:

1. **Condition of Premises**. Tenant has accepted possession of the Premises pursuant to the Lease. Any improvements required by the terms of the Lease to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects except for the punchlist items described on Exhibit A hereto (the "**Punchlist Items**"), and except for such Punchlist Items, Landlord has fulfilled all of its duties under the Lease with respect to such initial tenant improvements. Furthermore, Tenant acknowledges that the Premises are suitable for the Permitted Use.

2. **Commencement Date**. The Commencement Date of the Lease is ________________, 20___.

3. **Expiration Date**. The Term is scheduled to expire on ____________, 20___, which is the last day of the 131st full calendar month following the Commencement Date.

4. **Contact Person**. Tenant's contact person in the Premises is:

____________________, Suite ___
__________, __________, _____
Attention: ______________________________
Telephone: ___.___.____
Email: ______________

5. **Ratification**. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

6. **Binding Effect; Governing Law**. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the state in which the Premises are located.

Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,

LINCOLN PROPERTY COMPANY, on behalf of Landlord

By:____
Name:______________________________________
Title:_______________________________________

Agreed and accepted:

WAGEWORKS, INC., a Delaware corporation

By:___________________________________
Name:_________________________________
Title:__________________________________

EXHIBIT A

PUNCHLIST ITEMS

Please insert any punchlist items that remain to be performed by Landlord. If no items are listed below by Tenant, none shall be deemed to exist.

EXHIBIT E

FORM OF TENANT ESTOPPEL CERTIFICATE

The undersigned is the Tenant under the Lease (defined below) between ____________________, a ____________________, as Landlord, and the undersigned as Tenant, for the Premises on the ________ floor(s) of the building located at ____________________, __________ and commonly known as ____________________, and hereby certifies as follows:

1. The Lease consists of the original Lease Agreement dated as of ______________, 20___, between Tenant and Landlord*['s predecessor-in-interest]* and the following amendments or modifications thereto (if none, please state "none"):

____

____

____

The documents listed above are herein collectively referred to as the "**Lease**" and represent the entire agreement between the parties with respect to the Premises. All capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease.

2. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Section 1 above.

3. The Term commenced on ____________________, 20___, and the Term expires, excluding any extension options, on ____________________, 20___, and Tenant has no option to purchase all or any part of the Premises or the Building or, except as expressly set forth in the Lease, any option to terminate or cancel the Lease.

4. Tenant currently occupies the Premises described in the Lease and Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows (if none, please state "none"):

____

____

____

5. All monthly installments of Basic Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ____________. The current monthly installment of Basic Rent is $__________.

6. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder.

7. As of the date hereof, there are no existing defenses or offsets, or, to Tenant's knowledge, claims or any basis for a claim, that Tenant has against Landlord and no event has occurred and no condition exists, which, with the giving of notice or the passage of time, or both, will constitute a default under the Lease.

8. No rental has been paid more than 30 days in advance and no security deposit has been delivered to Landlord except as provided in the Lease.

9. If Tenant is a corporation, partnership or other business entity, Tenant represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

10. There are no actions pending against Tenant under any bankruptcy or similar laws of the United States or any state.

11. Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, Tenant has not used or stored any hazardous substances in the Premises.

12. All tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by Tenant and all reimbursements and allowances due to Tenant under the Lease in connection with any tenant improvement work have been paid in full.

Tenant acknowledges that this Estoppel Certificate may be delivered to Landlord, Landlord's Mortgagee or to a prospective mortgagee or prospective purchaser, and their respective successors and assigns, and acknowledges that Landlord, Landlord's Mortgagee and/or such prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in disbursing loan advances or making a new loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of disbursing loan advances or making such loan or acquiring such property.

TENANT:

_______________________________, a ____________________

By:____
Name:____
Title:____

Executed as of ______________________, 20_.

EXHIBIT F

PARKING

Tenant shall be provided a total of six parking access cards per 1,000 rentable square feet in the Premises ("**Tenant's Parking Allotment**") for unreserved parking spaces in the parking facilities associated with the Building (the "**Parking Area**") subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Area and all applicable Laws. Seventy five percent (75%) of Tenant's Parking Allotment shall be provided in the parking garage associated with the Building (the "**Parking Garage**") and the remaining twenty five percent (25%) of Tenant's Parking Allotment shall be provided in the surface parking lot associated with the Building. Tenant may elect to convert up to 25 of Tenant's unreserved parking spaces in the Parking Garage to reserved parking spaces, subject to complying with all applicable Laws at no additional cost to Tenant.

Subject to availability, Tenant may, by delivering to Landlord no less than 30 days' prior written notice, use up to an additional 25 reserved parking spaces in the Parking Garage by paying to Landlord the monthly parking rent (plus all applicable taxes) for such additional parking spaces equal to the rate then established by Landlord for reserved parking spaces; provided, that Landlord shall provide any requested additional parking spaces as soon as such additional parking spaces become available. Tenant's election to use such additional parking spaces shall remain effective until the end of the Term; however, Landlord may recapture any or all of such additional parking spaces at any time by providing Tenant written notice thereof.

Tenant shall at all times comply with all Laws respecting the use of the Parking Area. Landlord reserves the right to adopt, modify, and enforce reasonable rules and regulations governing the use of the Parking Area from time to time including designation of assigned parking spaces, requiring use of any key-card, sticker, or other identification or entrance systems (initially provided at no additional cost to Tenant) and charging a fee for replacement of any such key-card sticker or other item used in connection with any such system not to exceed a commercially reasonably replacement fee. Subject to the terms and condition of this Lease, the Parking Areas shall be available to Tenant 24 hours per day, seven days per week. Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Area, and any violation of the rules and regulations shall subject the car to removal from the Parking Area. Landlord shall also provide five parking spaces in the Parking Garage with electric car charging stations available on a first-come, first-serve basis, which parking spaces shall not be included in Tenant's parking ratio. Tenant is advised that the Parking Area will be available for public use from time to time for special events and other activities in the vicinity of the Project. Landlord shall use commercially reasonable efforts to minimize the impact of such public parking on Tenant's parking rights during weekdays under this Exhibit; however, Tenant acknowledges that Landlord must comply with all applicable Laws and governmental requirements. During such periods of permitted public access, Tenant shall have the right to use Tenant's unreserved parking spaces in the Parking Areas on a non-exclusive and as-available basis in compliance with all applicable Laws and the terms and conditions of this Lease. Tenant shall continue to have the exclusive right to use any reserved parking spaces in the Parking Areas during any special events.

Tenant may validate visitor parking by such method or methods as Landlord may approve, at the validation rate from time to time generally applicable to visitor parking. Unless specified to the contrary above, the parking spaces provided hereunder shall be provided on an unreserved, "first-come, first served" basis. Tenant acknowledges that Landlord has arranged or may arrange for the Parking Area to be operated by an independent contractor, not affiliated with Landlord, subject to Tenant's rights under this Exhibit F.

All motor vehicles (including all contents thereof) shall be parked in the Parking Area at the sole risk of Tenant and each other Tenant Party, it being expressly agreed and understood Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and Landlord is not responsible for the protection and security of such vehicles. If, for any reason beyond Landlord's reasonable control, Landlord is unable to provide all or any portion of the parking access cards or spaces to which Tenant is entitled hereunder, then Tenant shall receive an abatement of Basic Rent equal to the rate charged for the applicable parking space (i.e., $75 for reserved parking spaces and $55 for unreserved parking spaces) divided by the number of days in the applicable month for each day that Tenant does not have the use thereof; this abatement shall be in full settlement of all claims that Tenant might otherwise have against Landlord because of Landlord's failure or inability to provide Tenant with such parking access cards or spaces. Landlord shall not be responsible for enforcing Tenant's parking rights against any third parties.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, EXCEPT TO THE EXTENT DETERMINED BY A COURT OF COMPETENT JURISDICTION TO HAVE BENE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD, LANDLORD SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY PROPERTY DAMAGE OR LOSS WHICH MIGHT OCCUR ON THE PARKING AREA OR AS A RESULT OF OR IN CONNECTION WITH THE PARKING OF MOTOR VEHICLES IN ANY OF THE PARKING SPACES.

EXHIBIT G

EXTENSION OPTIONS

Tenant may extend the Term for two additional successive periods of five years each, by delivering written notice of the exercise thereof to Landlord not earlier than twelve months or later than nine months before the expiration of the then-current Term (whether the initial Term or an extended Term). The Basic Rent payable for each month during such extended Term shall be the prevailing rental rate (the "**Prevailing Rental Rate**"), at the commencement of the extended Term in question, for renewals of space in the Building, the related complex and comparable class A buildings within a five mile radius of the Building of equivalent quality, size, age, amenities, utility and location, with tenant finish allowances and concessions, the length of the extended Term, the credit standing of Tenant, the fair market rate of Tenant's parking rights, and the amount and frequency of increases in Basic Rent to be taken into account. In no event, however, shall the Basic Rent in the extended Term be less than 95% of the Basic Rent rate per rentable square foot in effect during the last calendar month immediately preceding the extended Term (the "**Rate Floor**"). Within 30 days after receipt of Tenant's notice to extend, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Basic Rent, if any, and the other terms and conditions offered. Tenant shall, within ten days after receipt of Landlord's notice, notify Landlord in writing whether Tenant (a) accepts Landlord's determination of the Prevailing Rental Rate, or (b) rejects Landlord's determination of the Prevailing Rental Rate and elects to have the Prevailing Rental Rate determined by the arbitration procedure outlined below; provided, that in accordance with the third sentence of this paragraph, if Landlord's determination of the Prevailing Rental Rate is equal to the Rate Floor, Tenant shall not be permitted to reject such determination. If Tenant timely notifies Landlord that Tenant accepts Landlord's determination of the Prevailing Rental Rate, then, within 30 days following the determination of the Prevailing Rental Rate, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms and conditions provided in this Lease, except as follows:

(a) Basic Rent shall be adjusted to the Prevailing Rental Rate (or, if greater, the Rate Floor), with periodic increases therein as described above;

(b) Except for any unexercised extension option provided in this Exhibit, Tenant shall have no further option to extend the Term unless expressly granted by Landlord in writing; and

(c) Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements; provided, if Landlord provides any such allowances or other tenant inducements for renewals of space in the Building, and such allowances have been taken into account in determining the Prevailing Rental Rate, then Landlord shall provide such allowances to Tenant.

If Tenant timely delivers written notice to Landlord that Tenant rejects Landlord's determination of the Prevailing Rental Rate, time being of the essence with respect thereto, Tenant shall be deemed to have irrevocably renewed the Term, and the determination of the Prevailing Rental Rate shall be made by brokers as provided below. In such event, within ten days thereafter, each party shall select a licensed commercial real estate broker with at least ten years' experience in leasing office buildings in the city or submarket in which the Premises are located (a "**Qualified Broker**"). The two brokers shall give their opinion of prevailing rental rates (based upon the same criteria as described in the first paragraph above) within ten days after their retention. If such brokers timely reach agreement, such agreed determination shall be the Prevailing Rental Rate for purposes of this Exhibit and shall be final and binding on Landlord and Tenant. In the event the opinions of the two brokers differ and, after good faith efforts for ten days after the expiration of such initial ten day period, they cannot mutually agree, the brokers shall immediately and jointly appoint a third Qualified Broker. If the brokers are unable to agree upon such third Qualified Broker, then such third Qualified Broker shall be appointed by the American Arbitration Association upon the request of either Landlord or Tenant (and such appointee shall satisfy the requirement of a Qualified Broker and shall be bound by the procedures described in this paragraph). This third broker shall immediately (within five days) choose either the determination of Landlord's broker or Tenant's broker and such choice of this third broker shall be the Prevailing Rental Rate for purposes of this Exhibit and shall be final and binding on Landlord and Tenant. Each party shall pay its own costs for its real estate broker. Following the determination of the Prevailing Rental Rate by the brokers, the parties shall equally share the costs of any third broker. The parties shall immediately execute an amendment as set

forth above. If Tenant fails to timely notify Landlord in writing that Tenant accepts or rejects Landlord's determination of the Prevailing Rental Rate, time being of the essence with respect thereto, then, at Landlord's option, (a) Tenant's rights under this Exhibit shall terminate and Tenant shall have no right to extend the Term; or (b) Tenant shall be deemed to have irrevocably renewed the Term and to have accepted Landlord's determination of the Prevailing Rental Rate.

Tenant's rights under this Exhibit shall terminate, at Landlord's option, if (a) an Event of Default exists as of the date of Tenant's exercise of its rights under this Exhibit or as of the commencement date of the applicable extended Term, (b) this Lease or Tenant's right to possession of any of the Premises is terminated, (c) Tenant assigns its interest in this Lease or sublets any portion of the Premises, (d) Tenant fails to lease from Landlord at least the same number of rentable square feet leased to Tenant as of the Lease Date and to occupy at least the same number of rentable square feet of space leased to Tenant as of the Commencement Date, (e) Landlord determines, in its sole but reasonable discretion, that Tenant's financial condition or creditworthiness has materially deteriorated since the date of this Lease, or (f) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant's exercise thereof.

EXHIBIT H

RIGHT OF FIRST OFFER

The provisions of this Exhibit shall apply commencing on the Lease execution date.

Subject to then-existing renewal or expansion options or other preferential rights of other tenants, Landlord shall, prior to offering any of the space in the first and second floors of the Building described as the "Offer Space" on Exhibit A (the "**Offer Space**") to any party (other than the then-current tenant or occupant therein), first offer to lease to Tenant the Offer Space in an "**AS-IS**" condition; such offer shall (a) be in writing, (b) specify the part of the Offer Space being offered to Tenant hereunder (the "**Designated Offer Space**"), and (c) specify the lease terms for the Designated Offer Space, including the rent to be paid for the Designated Offer Space and the date on which the Designated Offer Space shall be included in the Premises (the "**Offer Notice**"). The Offer Notice shall be substantially similar to the Offer Notice attached to this Exhibit. Tenant shall notify Landlord in writing whether Tenant elects to lease the entire Designated Offer Space on the terms set forth in the Offer Notice, within ten days after Landlord delivers to Tenant the Offer Notice. If Tenant timely elects to lease the Designated Offer Space, then Landlord and Tenant shall execute an amendment to this Lease, effective as of the date the Designated Offer Space is to be included in the Premises, on the terms set forth in the Offer Notice and, to the extent not inconsistent with the Offer Notice terms, the terms of this Lease; however, Tenant shall accept the Designated Offer Space in an "**AS-IS**" condition and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements except as specifically provided in the Offer Notice. To the extent that multiple tenants have rights to lease the Offer Space, Landlord may elect to deliver an Offer Notice to Tenant and such third party tenants at the same time, and if both Tenant and another third party tenant accept the Offer Notice, the party with the superior rights shall prevail.

If Tenant timely elects to lease the Designated Offer Space within such ten-day period, Landlord and Tenant shall execute an amendment to this Lease, effective as of the date the Designated Offer Space is to be included in the Premises, which amendment shall be on the same terms as this Lease except as follows:

(a) if Tenant is obligated to commence paying rent with respect to the Designated Offer Space before August 1, 2021, then (a) the Basic Rent shall be the same Basic Rent rate then in effect under the Lease and will thereafter increase when and in the same amount per rentable square foot as Basic Rent increases under the Lease, (b) the term for the Designated Offer Space shall be the remaining Term under this Lease, and (c) Tenant shall lease the Designated Offer Space in an "AS-IS" condition, Landlord shall not be required to perform any work therein, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) other than the construction allowance described in the following sentence. Landlord shall provide to Tenant a construction allowance equal to the product of (1) $53.50 per rentable square foot in the Designated Offer Space, and (2) a fraction whose numerator is the number of full calendar months remaining in the initial Term after Tenant begins paying Basic Rent for the Designated Offer Space and whose denominator is the number of months in the initial Term.

(b) if Tenant is obligated to commence paying rent with respect to the Designated Offer Space on or after August 1, 2021, then (a) the Basic Rent, lease term, expense stop and other material terms with respect to the Designated Offer Space shall be as contained in the Offer Notice, (b) Tenant shall accept the Offer Space in an "AS-IS" condition and Landlord shall not be obligated to provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements except as expressly contained in the Offer Notice, and (c) other terms set forth in the Lease which are inconsistent with the terms of the Offer Notice shall be modified accordingly with respect to the Designated Offer Space.

Notwithstanding anything in this Exhibit to the contrary (a) if prior to Landlord's delivery to Tenant of the Offer Notice, Landlord has received an offer to lease all or part of the Offer Space from a third party (other than the then-current tenant or occupant therein) (a "**Third Party Offer**") and such Third Party Offer includes space in excess of the Offer Space, then Tenant must exercise its rights hereunder, if at all, as to all of the space contained in the Third Party Offer, (b) if Tenant is obligated to commence paying rent with respect to the Designated Offer Space prior to August 1, 2021 (as determined by the proposed rent start date contained in the Third Party Offer), then Landlord shall not be obligated to disclose in the Offer Notice the Basic Rent, lease term, base year or other material terms contained in the Third Party Offer other than the proposed rent start date and the number of rentable square feet subject to the

Third Party Offer, (c) Tenant must lease the Designated Offer Space for a minimum of 120 months of paid Rent, and if the remaining Term of this Lease is less than 120 months, Tenant, at Landlord's sole discretion, shall extend the Term of this Lease such that the Term has at least 120 months remaining, and the Basic Rent per rentable square foot for the Premises during any such extension shall be at the greater of the then escalated rate per rentable square foot with the same annual increase amounts or the Basic Rent rate per rentable square foot for the Designated Offer Space for the same periods of time, (d) if Tenant elects to lease the Designated Offer Space within the time periods required under this Exhibit (time being of the essence with respect thereto), Tenant must begin paying rent with respect to the Designated Offer Space on the earliest of (1) the date on which Tenant occupies any portion of the Designated Offer Space and begins conducting business therein, (2) the date on which any tenant finish work therein is substantially completed, (3) the date on which any tenant finish work therein would have been substantially completed but for any tenant delay days, and (4) the proposed rent start date contained in the Third Party Offer.

If Tenant fails or is unable to timely exercise its right hereunder with respect to the Designated Offer Space, then such right shall lapse, time being of the essence with respect to the exercise thereof (it being understood that Tenant's right hereunder is a one-time right only as to each Designated Offer Space the first time it is offered to Tenant hereunder), and Landlord may lease all or a portion of the Designated Offer Space to third parties on such terms as Landlord may elect. For purposes hereof, if an Offer Notice provides for an expansion, right of first refusal, or other preferential right to lease some of the remaining portion of the Offer Space, then such remaining portion of the Offer Space shall thereafter be excluded from the provisions of this Exhibit. Unless otherwise agreed in writing by Landlord and Tenant's real estate broker, in no event shall Landlord be obligated to pay a commission with respect to any space leased by Tenant under this Exhibit, and Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through or under the indemnifying party.

Tenant's rights under this Exhibit shall terminate, at Landlord's option, if (a) an Event of Default exists as of the date of Tenant's exercise of its rights under this Exhibit or as of the effective date of the addition of the Designated Offer Space to the Premises, (b) this Lease or Tenant's right to possession of any of the Premises is terminated, (c) Tenant assigns its interest in this Lease or sublets any portion of the Premises except in connection with a Permitted Transfer, (d) Tenant fails to lease from Landlord at least the same number of rentable square feet leased to Tenant as of the Lease Date and to occupy at least 80% of the number of rentable square feet of space leased to Tenant as of the Commencement Date, (e) Tenant's Tangible Net Worth as of the date on which Landlord delivers, or would have delivered, an Offer Notice under this Exhibit is less than $200,000,000, (f) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant's exercise thereof, or (g) less than two full calendar years remain in the initial Term of this Lease.

Tenant's rights under this Exhibit shall not apply to leases that allow tenants in the Building to use such space as unfinished storage area and other temporary leases to provide temporary space to tenants that ultimately will occupy other space in the Building on a permanent basis, any management space, tenant relocation space and other building space/amenities (conference center, fitness center, etc.).

FORM OF OFFER NOTICE

[Insert Date of Notice]

BY FEDEX

WageWorks, Inc.
1100 Park Place, 4th Floor
San Mateo, CA 94403
Attention: Real Estate Director

Re: Lease Agreement (the "**Lease**") dated June 11, 2019, between **UNION MESA 1, LLC**, a Delaware limited liability company ("**Landlord**"), and **WAGEWORKS, INC.**, a Delaware corporation ("**Tenant**"). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Pursuant to the Right of First Offer attached to the Lease, this is an Offer Notice on Suite ______. The basic terms and conditions are as follows:

LOCATION:	________________________
SIZE:	__________ rentable square feet
BASIC RENT RATE:	Initially, $______ per rentable square foot in the Designated Offer Space, with _____% annual increases
TERM:	________________________
IMPROVEMENTS:	________________________
COMMENCEMENT:	________________________
PARKING TERMS:	________________________
OTHER MATERIAL TERMS:	________________________

Under the terms of the Right of First Offer, you must exercise your rights, if at all, as to the Designated Offer Space on the depiction attached to this Offer Notice within ten days after Landlord delivers such Offer Notice. Accordingly, you have until 5:00 p.m. local time on ____________________, 20___, to exercise your rights under the Right of First Offer and accept the terms as contained herein, failing which your rights under the Right of First Offer shall terminate and Landlord shall be free to lease the Designated Offer Space to any third party. If possible, any earlier response would be appreciated. Please note that your acceptance of this Offer Notice shall be irrevocable and may not be rescinded.

Upon receipt of your acceptance herein, Landlord and Tenant shall execute an amendment to the Lease memorializing the terms of this Offer Notice including the inclusion of the Designated Offer Space in the Premises; provided, however, that the failure by Landlord and Tenant to execute such amendment shall not affect the inclusion of such Designated Offer Space in the Premises in accordance with this Offer Notice.

THE FAILURE TO ACCEPT THIS OFFER NOTICE BY (a) DESIGNATING THE "ACCEPTED" BOX, AND (b) EXECUTING AND RETURNING THIS OFFER NOTICE TO LANDLORD WITHOUT MODIFICATION WITHIN SUCH TIME PERIOD SHALL BE DEEMED A WAIVER OF TENANT'S RIGHTS UNDER THE RIGHT OF FIRST OFFER, AND TENANT SHALL HAVE NO FURTHER RIGHTS TO THE

DESIGNATED OFFER SPACE. THE FAILURE TO EXECUTE THIS LETTER WITHIN SUCH TIME PERIOD SHALL BE DEEMED A WAIVER OF THIS OFFER NOTICE.

Should you have any questions, do not hesitate to call.

Sincerely,

LINCOLN PROPERTY COMPANY, on behalf of Landlord

By:______________________________
Name:____________________________
Title:____________________________

[please check appropriate box]

ACCEPTED ☐
REJECTED ☐

WAGEWORKS, INC., a Delaware corporation

By:______________________________
Name:____________________________
Title:____________________________
Date:____________________________

Enclosure *[attach depiction of Designated Offer Space]*

EXHIBIT I

FORM OF LETTER OF CREDIT

MUFG UNION BANK, N.A.
TRADE SERVICE OPERATIONS
1980 SATURN STREET, V02-906
MONTEREY PARK, CA 91755
ATTENTION: STANDBY LETTER OF CREDIT SECTION

IRREVOCABLE STANDBY LETTER OF CREDIT NO. _____

DATE: (CURRENT DATE)

BENEFICIARY :
UNION MESA 1, LLC
C/O GOLDMAN SACHS
REALTY MANAGEMENT DIVISION
2001 ROSS AVE., SUITE 2800
DALLAS, TX 75201
ATTENTION: ASSET MANAGER – UNION

APPLICANT:
WAGEWORKS, INC.
1100 PARK PLACE, 4TH FLOOR
SAN MATEO, CA 94403
ATTENTION: GENERAL MANAGER

CURRENCY:	USD
AMOUNT:	2,843,750.00 (TWO MILLION EIGHT HUNDRED FORTY THREE THOUSAND SEVEN HUNDRED FIFTY AND 00/100 DOLLARS)
AVAILABLE BY:	BY PAYMENT AT THIS OFFICE AS HEREIN SET FORTH.
EXPIRY DATE:	(ONE YEAR FROM ISSUE DATE) OR ANY AUTOMATICALLY EXTENDED EXPIRY DATE AS HEREIN SET FORTH AT THE CLOSE OF BUSINESS OF THIS OFFICE.

LADIES AND GENTLEMEN:

MUFG UNION BANK, N.A. ("BANK"), HEREBY ISSUES ITS IRREVOCABLE STANDBY LETTER OF CREDIT IN FAVOR OF UNION MESA 1, LLC, A DELAWARE LIMITED LIABILITY COMPANY, ("LANDLORD") FOR THE ACCOUNT OF WAGEWORKS, INC., A DELAWARE CORPORATION ("TENANT") UP TO THE AGGREGATE AMOUNT OF $2,843,950.00, AVAILABLE AT SIGHT BY THE DRAFTS OF LANDLORD DRAWN ON MUFG UNION BANK., N.A. DRAFTS DRAWN ON THIS STANDBY LETTER OF CREDIT WILL BE HONORED WHEN PRESENTED, ACCOMPANIED ONLY BY A LETTER OR CERTIFICATE SIGNED BY A PURPORTED AUTHORIZED OFFICER OF LANDLORD STATING THAT LANDLORD IS ENTITLED TO DRAW ON THIS STANDBY LETTER OF CREDIT UNDER THE TERMS OF THE LEASE AGREEMENT, DATED AS OF JUNE 11, 2019, BETWEEN LANDLORD AND TENANT.

MULTIPLE AND PARTIAL DRAWS SHALL BE PERMITTED HEREUNDER.

THIS LETTER OF CREDIT IS TRANSFERABLE IN ITS ENTIRETY ONLY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF ANY NOMINATED TRANSFEREE ("TRANSFEREE"), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE WOULD BE IN COMPLIANCE WITH THEN APPLICABLE LAW AND REGULATIONS, INCLUDING BUT NOT LIMITED TO THE REGULATIONS OF THE U.S. DEPARTMENT OF TREASURY AND U. S. DEPARTMENT OF COMMERCE. AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S), IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR TRANSFER FORM (AVAILABLE UPON REQUEST). BANK SHALL LOOK SOLELY

TO TENANT FOR PAYMENT OF ANY FEE FOR SUCH TRANSFER, WHICH IS FOR ACCOUNT OF THE APPLICANT. SUCH PAYMENT IS NOT A CONDITION TO TRANSFER.

ALL DRAFTS DRAWN UNDER THIS STANDBY LETTER OF CREDIT AND IN COMPLIANCE WITH ALL TERMS AND CONDITIONS, WILL MEET WITH DUE HONOR WHEN PRESENTED AT THE OFFICE OF MUFG UNION BANK, N.A. AT TRADE SERVICE OPERATIONS, 1980 SATURN STREET, V02-906, MONTEREY PARK, CA 91755, ATTENTION: STANDBY LETTER OF CREDIT SECTION.

DRAWINGS MAY ALSO BE PRESENTED TO US BY FACSIMILE TRANSMISSION TO FACSIMILE NUMBER (323)720-2773 (EACH SUCH DRAWING, A "FAX DRAWING"); BENEFICIARY'S FAILURE TO SEEK SUCH A TELEPHONE CONFIRMATION DOES NOT AFFECT THE BANK'S OBLIGATION TO HONOR SUCH A PRESENTATION. IF YOU PRESENT A FAX DRAWING UNDER THIS STANDBY LETTER OF CREDIT YOU DO NOT NEED TO PRESENT THE ORIGINAL OF ANY DRAWING DOCUMENTS, AND IF WE RECEIVE ANY SUCH ORIGINAL DRAWING DOCUMENTS THEY WILL NOT BE EXAMINED BY US. IN THE EVENT OF A FULL OR FINAL DRAWING, THE ORIGINAL STANDBY LETTER OF CREDIT MUST BE RETURNED TO US BY OVERNIGHT COURIER.

THIS IRREVOCABLE STANDBY LETTER OF CREDIT SETS FORTH IN FULL THE TERMS OF OUR UNDERTAKING, WHICH IS INDEPENDENT OF AND SHALL NOT IN ANY WAY BE MODIFIED, AMENDED, AMPLIFIED OR INCORPORATED BY REFERENCE TO ANY DOCUMENT, CONTRACT OR AGREEMENT REFERENCED HEREIN OTHER THAN THE STIPULATED ICC RULES AND GOVERNING LAWS. OUR OBLIGATIONS UNDER THIS IRREVOCABLE STANDBY LETTER OF CREDIT ARE NOT SUBJECT TO ANY CLAIM OR DEFENSE REASON OF THE INVALIDITY, ILLEGALITY, INABILITY TO ENFORCE ANY OF THE AGREEMENTS SET FORTH IN THE LEASE OR OBJECTIONS BY THE APPLICANT.

THIS LETTER OF CREDIT SHALL BE GOVERNED BY THE INTERNATIONAL STANDBY PRACTICES, ICC PUBLICATION NO. 590 (ISP98), EXCEPT TO THE EXTENT THE TERMS HEREOF ARE INCONSISTENT WITH THE PROVISIONS OF THE ISP, IN WHICH CASE THE TERMS OF THIS LETTER OF CREDIT SHALL GOVERN.

THIS STANDBY LETTER OF CREDIT SHALL EXPIRE AT THE END OF OUR BUSINESS DAY CALIFORNIA TIME ON EXPIRY DATE __________ OR ANY AUTOMATICALLY EXTENDED EXPIRATION DATE.

THIS STANDBY LETTER OF CREDIT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT(S) FOR SUCCESSIVE PERIOD(S) OF ONE YEAR EACH FROM ITS CURRENT OR ANY FUTURE EXPIRATION DATE(S) BUT IN ANY EVENT NOT BEYOND __________________ {INSERT DATE 120 DAYS FOLLOWING SCHEDULED EXPIRATION OF TERM}] WHICH SHALL BE THE FINAL EXPIRATION DATE OF THIS LETTER OF CREDIT, UNLESS, AT LEAST SIXTY (60) DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE, BANK NOTIFIES LANDLORD IN WRITING BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT THE FOLLOWING ADDRESS (OR AT SUCH OTHER ADDRESS AS LANDLORD MAY SPECIFY BY WRITTEN NOTICE TO BANK), THAT THIS TENANT'S LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE; PROVIDED, THAT BANK'S OBLIGATION TO MAKE ANY PAYMENT HEREUNDER IN RESPECT OF A DRAWING REQUEST MADE PRIOR TO THE EXPIRY HEREOF SHALL CONTINUE UNTIL PAYMENT IS MADE:

Union Mesa 1, LLC
c/o Goldman Sachs
Realty Management Division
2001 Ross Ave., Suite 2800
Dallas, TX 75201
Attention: Asset Manager – Union

With copies to:

Union Mesa 1, LLC
c/o Goldman Sachs
Realty Management Division

2001 Ross Ave., Suite 2800
Dallas, TX 75201
Attention: Legal Department

MUFG UNION BANK, N.A.

____
AUTHORIZED SIGNATURE

EXHIBIT J

FORM OF RENTABLE SQUARE FEET CALCULATION NOTICE

_______________________, 20___

WageWorks, Inc.
1100 Park Place, 4th Floor
San Mateo, CA 94403
Attention: Real Estate Director

Re: Lease Agreement (the "**Lease**") dated June 11, 2019, between **UNION MESA 1, LLC**, a Delaware limited liability company ("**Landlord**"), and **WAGEWORKS, INC.**, a Delaware corporation ("**Tenant**"). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

1. **Square Footage Calculation for the Premises**. From and after the date hereof, the Premises shall be deemed to initially contain _________ rentable square feet in the aggregate, consisting of _____ rentable square feet on the 1st floor of the Building, _________ rentable square feet on the 3rd floor of the Building, and _________ rentable square feet on the 4th floor of the Building.

2. **Adjusted Initial Month Basic Rent Payment**. The first month's Basic Rent payment due pursuant to Section 4.1 of the Lease is $_________.

3. **Proportionate Share**. Tenant's Proportionate Share is _____%, which is the percentage obtained by dividing (a) the number of rentable square feet in the Premises as stated above by (b) the ________ rentable square feet in the Building. Subject to the terms and provisions of the Lease, Landlord and Tenant stipulate that the number of rentable square feet in the Premises and in the Building set forth above is conclusive and shall be binding upon them.

4. **Ratification**. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is and remains in good standing and in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

5. **Binding Effect; Governing Law**. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any US inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the state in which the Premises are located.

Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,

UNION MESA 1, LLC, a Delaware limited liability company

By: ______________________
Name: ______________________
Title: ______________________

Agreed and accepted:

WAGEWORKS, INC.,
a Delaware corporation

By: ______________________
Name: ______________________
Title: ______________________
Date: ______________________

EXHIBIT K

CONTRACTOR INSURANCE REQUIREMENTS

All contractors, sub-contractors, suppliers, service providers, moving companies, and others performing work of any type for Tenant in the Project shall carry at least the minimum insurance listed below, as applicable, with companies licensed to do business in the state in which the Project is located and having a A.M. Best rating of A-:IX or better, and at Landlord's request shall furnish a certificate of insurance to Landlord at the following address evidencing required coverages prior to entry in the Project:

Union Mesa 1, LLC
c/o Lincoln Property Company Commercial, Inc.
3131 East Cambelback Road, Suite 318
Phoenix, AZ 85016
Attention: Property Manager
Email: JCornelius@LPC.com

Additional Insureds. All insurance policies must list the following as additional insureds: Union Mesa 1, LLC (owner name), Lincoln Property Company Commercial, Inc. (property management company name), Goldman Sachs & Co., and, if requested in writing by Landlord, Landlord's lender.

Certificates of insurance must provide for 30 days' prior written notice of cancellation, non-renewal or material reduction in coverage.

1. **Workers Compensation**: With the following minimum limits of liability:

   Statutory coverage in compliance with Workers Compensation Law of the state in which the Project is located.

2. **Employers' Liability**: With the following minimum limits of liability:

   $500,000 Each Accident
   $500,000 Disease-Policy Limit
   $500,000 Disease-Each Employee

3. **Commercial General Liability**:

   $1,000,000 per occurrence; and $2,000,000 in the aggregate

4. **Professional Liability (E&O)**: For architects, engineers and other professional consultants:

   $1,000,000 per claim, including three year reporting period, with an aggregate limit of $1,000,000

5. **Employee Dishonesty/ Fidelity Bond**: For janitorial and security firms:

   $500,000 each occurrence

6. **Contractors Pollution Liability**: For pest control and asbestos abatement contractors:

   $1,000,000 each loss

7. **Automobile Liability**: Insurance for claims arising out of ownership, maintenance, or use of owned, non-owned, and hired motor vehicles at, upon, or away from the Project with following minimum limits:

   $1,000,000 each accident

8. **Umbrella**: At least Following Form liability insurance, in excess of the Commercial General Liability, Employers Liability, and Automobile Insurance above, with the following minimum limits for each category:

Category A	Category B	Category C	Category D
Carpentry Hardware Painting Drywall Suppliers Landscaping Sweeping Snow/Ice Removal	HVAC (maintenance) Masonry/Concrete Waterproofing Plumbing Janitorial Paving /Grading/Site preparation Sprinkler Systems Electrical Pest Control* Demolition (interior up to 2 floors) Window Washing (2 stories)	HVAC (installation) Concrete Work – (framework, structural, pre-cast) Structural Steel Roofing Elevator Systems Asbestos (minor)* Security Fire Protection Window Washing (3 + stories)	General Contractor – < $15 Million Project < 4 Stories Asbestos Abatement (major – encapsulation, abatement & disposal)* Demolition – (major work)
No umbrella Requirement	$1,000,000 Each Occurrence	$5,000,000 Each Occurrence	$10,000,000 Each Occurrence

The aggregate limit for (a) Category B shall be $1,000,000, (b) Category C shall be $5,000,000 and (c) Category D shall be $10,000,000.

* Contractors Pollution liability coverage also required.

9. **General**: All policies other than workers compensation and professional liability policies shall include the additional insureds required above. Additionally, all policies shall contain a waiver of subrogation, and be primary & non-contributory with any insurance carried by Landlord and/or Landlord's property manager. Insurance shall not be cancelled or materially changed without 30 days written notice to certificate holder but only ten days if such cancellation is due to non-payment of premium.

SCHEDULE 7.1

JANITORIAL SPECIFICATIONS

SPECIFICATIONS FOR CLEANING

COMPLETE NIGHTLY JANITORIAL SERVICES: (Monday – Friday night after 6pm AZT)

*Janitorial service provides all cleaning agents and equipment for services.

DAILY SERVICES:		Frequency
1.	Vacuum carpet in traffic areas. Spot clean carpets (quarter sized spots)and report stains that cannot be removed by standard method. Larger spots will require carpet extraction (bid upon request)	5XW
2.	Wastebaskets and recycle bin emptied and replaced with new liners as needed.	5XW
3.	Dust horizontal surfaces of furniture, files, tables fixtures, window sills and all counter surfaces	5XW
4.	General floor area policed for scraps of paper, paper clips, etc.	5XW
5.	Position magazines and periodicals on tables in neat order	5XW
6.	Tile floors swept and/or dust mopped and damp mopped as needed to remove spots, spills etc.	5XW
7.	Finger marks cleaned from both sides of glass entrance doors and interior glass on rooms.	5XW
8.	Doors and light switches spot cleaned to remove smudges and finger marks	5XW
9.	Lunch/Break Room- Sweep/mop floors, empty waste receptacles and reline. Disinfect table tops & counters Note; Dishwashing is not included in the scope of work.	5XW
10.	Lunch/Break Room- Clean outsides of refrigerator and microwave oven	5XW
11.	Clean and polish drinking fountains	5XW
12.	Sweep/damp mop/vacuum stairways as prescribed per floor type	5XW
13.	Turn off all lights and secure all doors upon completion.	5XW
14.	Report anything of an unusual nature such as lights out, plumbing problems, restroom problems, etc.	5XW
15.	Clean elevator flooring (sweep and wet mop), polish stainless steel doors, thresholds and panels to remove all marks.	5XW
16.	Dumpster area to be kept in clean and neat condition.	5XW
17.	Police main entrance for debris	5XW
18.	Janitorial closet to be presented in orderly state at all times.	5XW

SPECIFICATIONS FOR CLEANING		
19.	Window cleaning (exterior glass on rooms, doors, and interior windows)	1XANNUALLY
20.	Check vacant suites and maintain in show condition.	Upon Request

NIGHTLY RESTROOM CLEANING -COMMON AREA AND TENANT RESTROOMS		Frequency
1.	Floors and Tile: Floors swept clean and wet mopped using a germicidal detergent.	5XW
2.	Metal Fixtures: Clean and polish all mirrors, shelves, bright work (including exposed piping below sinks), towel dispensers and receptacles. Use non-abrasive, non-acidic chemicals.	5XW
3.	Ceramic Fixtures: Wash and disinfect all sinks, basins and urinals with approved germicidal cleaning agents. Clean and disinfect wall tile on either side of urinals. Special attention to toilet and urinal interiors, Use germicide to disinfect both sides of toilet seat. Leave seats in upright position.	5XW
4.	Walls & Partitions: Damp wipe toilet partitions as needed and tiled walls using approved germicide. Dust top Edge of partitions, ledges and mirrors.	As Needed
5.	Empty all trash and sanitary napkin receptacles. **Restock all** dispensers in restrooms	5XW

WEEKLY SERVICES:		Frequency
1.	Dust tops of desks, tables and furniture. (Desks should be free of all paperwork if cleaned)	1XW
2.	High dust to 6' tops of cabinets, cubicles, partitions etc.	1XW
3.	Remove smudges and fingerprints from partition glass. Damp wipe all glass furniture tops (check nightly and remove smudges and fingerprints as needed)	1XW
4.	Brush lint from seats and backs of upholstered chairs and sofas as needed	1XW
5.	Dust Cubicle partition tops and tops of credenzas	1XW
6.	Detail vacuum carpeted areas using vacuum edge where needed	1XW
7.	Pour water into floor drains (weekly or more if needed)	1XW

MONTHLY SERVICES:		Frequency
1.	Side stairwells- Sweep stairs of debris, wet mop spills, dust hand railings as needed.	1XM
2.	Fire extinguisher boxes; clean inside and out as needed	1XM

QUARTERLY SERVICE:		Frequency
1.	Dust all air diffusers	1XQ
2.	Dust all mini-blinds	1XQ
3.	Machine scrub and recoat VCT tile in tenant suites to restore glossy floor finish for best appearance	1XQ

SPECIFICATIONS FOR CLEANING		
4.	Machine scrub ceramic tile in all restrooms	1XQ